Exhibit (c)(iii)(D)

Infrastructure Statement

2012-13

Budget Paper No. 4

Circulated by The Hon. Mike Baird MP, Treasurer, New South Wales

Table of Contents

Chart and Table List

About this Budget Paper		i

Chapter 1:	Infrastructure Overview

1.1	Introduction	1 - 1
1.2	2012-13 Infrastructure Investment	1 - 4
1.3	Infrastructure Investment to 2015-16	1 - 6
1.4	2011-12 Infrastructure Investment	1 - 11
1.5	Existing Assets	1 - 13
1.6	Infrastructure Maintenance	1 - 18

Chapter 2:	Infrastructure Policies and Strategies

2.1	Introduction	2 - 1
2.2	Infrastructure Planning and Prioritisation	2 - 1
2.3	Funding Initiatives	2 - 4
2.4	Infrastructure Procurement	2 - 9
2.5	Evaluation and Assurance	2 - 11
2.6	Improving Asset Management	2 - 12

Chapter 3:	Infrastructure and Service Delivery

3.1	Introduction	3 - 1
3.2	Transport and Communications	3 - 2
3.3	Fuel and Energy	3 - 9
3.4	Housing and Community Amenities	3 - 14
3.5	Health	3 - 22
3.6	Education	3 - 24
3.7	Public Order and Safety	3 - 27
3.8	Recreation and Culture	3 - 31
3.9	Social Security and Welfare	3 - 34
3.10	Other	3 - 35

Chapter 4:	General Government Sector Projects

4.1	General Government Sector Projects	4 - 1

Chapter 5:	Public Trading Enterprise Sector Projects

5.1	Public Trading Enterprise Sector Projects	5 - 1

Infrastructure Statement 2012-13

Chart and Table List

Page

Chapter 1 Infrastructure Overview		1

Infrastructure Investment Summary	Table 1.1	1-1

State-Funded General Government Infrastructure Program including Public Transport	Chart 1.1	1-2

Public Trading Enterprises’ Infrastructure Program excluding Public Transport	Chart 1.2	1-2

Australian Government contribution to State Infrastructure Program	Chart 1.3	1-3

Total State Sector Infrastructure Investment by Funding Source	Table 1.2	1-3

Total State Sector Infrastructure Investment, 2012-13: by Policy Area	Chart 1.4	1-4

Distribution of Infrastructure Investment, 2012-13: by Agency	Chart 1.5	1-6

General Government Program – State and Commonwealth	Table 1.3	1-8

Public Trading Enterprise Infrastructure Investment	Table 1.4	1-9

Total State Sector Infrastructure Investment, 2012-13 to 2015-16: by Sector	Chart 1.6	1-10

State Owned Physical Assets: Value by Sector	Table 1.5	1-13

State Owned Physical Assets: Distribution by Category as at 30 June 2011	Chart 1.7	1-13

State Owned Physical Assets: Percentage Distribution by Agency as at 30 June 2011	Chart 1.8	1-14

Value of Agencies’ Physical Assets as at 30 June 2011	Table 1.6	1-15

Maintenance Expenses	Table 1.7	1-18

Chapter 2 Infrastructure Policies and Strategies		2

Housing Acceleration Fund projects – first round	Table 2.1	2-5

Hunter Infrastructure and Investment Fund	Table 2.2	2-7

Chapter 3 Infrastructure and Service Delivery		3

Infrastructure Investment by Policy Area	Table 3.1	3-2

Chapter 4 General Government Sector Projects		4

Infrastructure Investment by General Government Agency	Table 4.1	4-3

Chapter 5 Public Trading Enterprise Projects		5

Infrastructure Investment by Public Trading Enterprise Sector	Table 5.1	5-2

Infrastructure Statement 2012-13

About this Budget Paper

Purpose and Scope

Budget Paper No. 4 Infrastructure Statement provides information on the Government’s infrastructure investment program. The objectives of this Budget paper are to:

•	support transparency and accountability by reporting on planned capital expenditure from the previous Budget

•	explain how resources have been allocated in the current Budget and the forward estimates for both the general government and public trading enterprise sectors

•	explain how infrastructure investment supports the Government’s priorities and service delivery, including the underlying policies and strategies

•	provide details of agency projects within clusters in the general government and public trading enterprise sectors.

This Budget Paper includes the infrastructure investment of agencies within the general government and public trading enterprise sectors. Budget Paper No. 2 Budget Statement, includes an overview of agency classifications by sector and a glossary.

Structure of Budget Paper No. 4

Chapter	Description
1. Infrastructure Overview	Chapter 1 categorises the State’s infrastructure investment in the Budget and the forward estimates, by government sector and explains funding arrangements. It reports the value of the State’s physical assets by agency and maintenance expenditure by government sector. It also explains spending variations for the current financial year.

2. Infrastructure Policies and Strategies	Chapter 2 outlines the Government’s strategy for planning, delivering and managing infrastructure investment and the existing asset base. It highlights new and ongoing initiatives to support infrastructure investment and improve asset management.

3. Infrastructure and Service Delivery	Chapter 3 shows how infrastructure investment supports the Government’s priorities and service delivery. It reports expenditure and financial aggregates by Australian Bureau of Statistics Government Finance Statistics (ABS GFS) sectoral policy area. Major investment by component parts or agencies is explained, including the service benefits to the community.

Infrastructure Statement 2012-13	i

About this Budget Paper

Chapter	Description
4. General Government Sector Projects	Chapter 4 lists capital projects and minor works for each general government agency, grouped by cluster.

5. Public Trading Enterprise Sector Projects	Chapter 5 lists capital projects for each public trading enterprise, grouped by industry sector. Project-level information is treated as commercial-in-confidence for some parts of the sector and is not reported in detail.

Agency Disclosures

Capital program definitions

Program	Definition
Major Works	This refers to projects with an estimated total cost of $250,000 or more, subdivided into new projects (approved to begin in 2012-13) and works in progress (begun before 2012-13 but not yet completed).

Minor Works	This refers to projects with an estimated total cost below $250,000, such as minor plant and equipment or annual provisions for replacements.

Project-level information

Item	Description
Project description	This is a brief outline of the capital project.

Location	This is the town or location where the infrastructure/project/ asset will be built. ‘Various’ is noted for projects occurring across multiple locations.

Start	This is when construction began or will begin. For planning works or similar, it is the date that planning appraisals and related activities began or will begin.

Complete	This is the project’s expected year of completion.

Estimated Total Cost (ETC)	The ETC represents the cost of planning, procuring and delivering the infrastructure/project/asset. Large infrastructure acquisitions may be split into several projects, including planning, land acquisition and stages of construction. Due to commercial sensitivities, the ETC for some major works will not be included.

Estimated Expenditure to 30-06-12	This is the total project expenditure to 30 June 2012.

Allocation 2012-13	This is the amount of project funding approved in the 2012-13 Budget.

ii	Infrastructure Statement 2012-13

About this Budget Paper

Changes to Reporting Entities

A number of changes since the last Budget affect reporting in this Budget Paper.

Entity	Change
Building Insurers’ Guarantee Corporation	This entity was transferred to the Treasury cluster in August 2011 from the Finance and Services cluster, and is being reported in the Budget Papers for the first time.

Environment Protection Authority	This was established on 29 February 2012 as part of the Premier and Cabinet cluster.

Independent Liquor and Gaming Authority	This entity was known as the Casino, Liquor and Gaming Control Authority before 1 March 2012.

Mental Health Commission	This Commission was established under the Mental Health Commission Act 2012, which was assented to on the 21 March 2012. The Commission will be operational from 1 July 2012 as part of the Health cluster.

Ministry of Health	The Ministry of Health was known as the Department of Health before 5 October 2011.

Roads and Maritime Services	This was established on 1 November 2011 from the amalgamation of the Roads and Traffic Authority of New South Wales and the Maritime Authority of NSW.

Sydney Metropolitan Development Authority	After the Redfern–Waterloo Authority concluded its operations, this entity absorbed its functions from 1 January 2012.

Transport for NSW	Transport for NSW was established on 1 November 2011 as the primary agency for planning, policy, regulation and procuring transport services including roads and public transport. The Transport Construction Authority was dissolved on 31 March 2012, with Transport for NSW (TfNSW) absorbing its operations from 1 April 2012. TfNSW will also perform the functions of the Country Rail Infrastructure Authority after it is dissolved on 30 June 2012.

Venues NSW	Venues NSW was established on 2 March 2012 to manage the government-owned Parramatta Stadium Trust, Illawarra Sporting Venues Authority and Hunter Region Sporting Venues Authority.

Infrastructure Statement 2012-13	iii

About this Budget Paper

Notes

The Budget year refers to 2012-13, while the forward estimates period refers to 2013-14, 2014-15 and 2015-16.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentages are based on the underlying unrounded amounts.

Unless otherwise indicated, the data source for tables and charts is NSW Treasury.

One billion equals one thousand million.

n.a. means data is not available. N/A means not applicable.

iv	Infrastructure Statement 2012-13

Chapter 1: Infrastructure Overview

1.1 Introduction

State infrastructure investment in New South Wales will total $61.8 billion over the four years to 2015-16.

If the Commonwealth had maintained the existing 80:20 share of funding for the Pacific Highway, the total infrastructure program would have been $64.1 billion or an increase of 2.8 per cent on the program announced in the 2011-12 Budget. This is discussed further in Budget Paper No. 2 Budget Statement Chapter 1.

Table 1.1 shows the State infrastructure program for the general government and public trading enterprise (PTE) sectors.

Table 1.1:	Infrastructure Investment Summary

	2011-12		2012-13 Budget $m	2013-14	2014-15	2015-16	Four year total $m
	Budget	Revised		Forward estimates
	$m	$m		$m	$m	$m

General Government Sector	6,841	5,961	6,356	7,464	6,224	5,926	25,971
Public Trading Enterprise Sector	8,456	7,461	8,652	9,548	9,575	8,111	35,886

Total (a)	15,287	13,416	15,000	17,004	15,792	14,030	61,824

(a)	Total state infrastructure investment may not be the sum of general government and public trading enterprise sector investment because of inter-sector purchases and minor asset acquisitions in the public financial enterprise sector.

State funding is increasing

The State infrastructure program is nearly entirely funded from the Budget and State PTEs, with Commonwealth grants contributing only around 10 per cent of total funding.

The general government sector provides capital grants to fund major transport projects delivered in the PTE sector, principally by RailCorp. These grants also support any borrowings by the transport sector. In assessing the support provided by the Budget for infrastructure investment, public transport capital expenditure should also be included as it is ultimately funded by taxpayers.

Chart 1.1 shows that the State-funded general government program, including public transport, continues to grow significantly over the forward estimates and is expected to be $2.2 billion per annum or 38 per cent higher than in the previous four years.

Infrastructure Statement 2012-13	1 - 1

Chart 1.1:	State-Funded General Government Infrastructure Program including Public Transport

Over the same period, PTE infrastructure investment, excluding public transport, remains relatively stable at $5.8 billion per annum as shown in Chart 1.2. This compares with average spending of nearly $6.5 billion per annum shown for the PTE sector in the 2011-12 Budget. While capital expenditure in the regulated energy and water industries underpins the quality and reliability of services provided to consumers, the Government is conscious of the pressures this places on consumer prices and is ensuring that an appropriate balance is drawn between asset standards and timing of investment and quality of service.

Chart 1.2:	Public Trading Enterprises’ Infrastructure Program excluding Public Transport

1 - 2	Infrastructure Statement 2012-13

Australian Government funding is falling

The Australian Government will provide funding for around 10 per cent of the State’s infrastructure investment program over the 4 years to 2015-16. Importantly, the Australian Government’s share of funding is falling, placing further pressure on the State Budget. Chart 1.3 shows the extent of the decline in Australian Government funding currently factored into infrastructure expenditure estimates.

Chart 1.3:	Australian Government contribution to State Infrastructure Program

Table 1.2 provides a breakdown of the infrastructure program by its ultimate source of funding.

Table 1.2:	Total State Sector Infrastructure Investment by Funding Source

	2011-12 Revised $m	2012-13 Budget $m	2013-14	2014-15	2015-16
			Forward estimate
			$m	$m	$m

General government including public transport	5,817	7,150	8,873	8,662	7,673
PTE excluding public transport	5,340	6,014	6,028	5,852	5,323
Commonwealth economic stimulus	169	64	0	0	0
Commonwealth other (a)	2,096	1,780	2,111	1,285	1,042

Total (b)	13,416	15,000	17,004	15,792	14,030

(a)	Principally comprises road projects including Pacific Highway, Hume Highway and Hunter Expressway.
(b)	Total State infrastructure investment may not be the sum of general government and public trading enterprise sector investment because of inter-sector purchases and minor asset acquisitions in the public financial enterprise sector.

Infrastructure Statement 2012-13	1 - 3

1.2 2012-13 Infrastructure Investment

In 2012-13, total state infrastructure investment is budgeted at $15 billion or 11.8 per cent above the 2011-12 revised estimate. The $1.6 billion increase in the program comprises $1.2 billion or 16 per cent growth in the PTE sector and $394 million or 6.6 per cent growth in the general government sector. After excluding the Australian Government’s economic stimulus program, investment increases by $1.7 billion in 2012-13. The growth in the capital program in 2012-13 is primarily due to higher expenditure on rail and electricity in the PTE sector and on health and roads infrastructure in the general government sector.

The State’s infrastructure is provided and maintained to meet service delivery needs of the people of New South Wales. The program ranges from the construction of major infrastructure such as roads (e.g. the Hunter Expressway), railways (e.g. the North West Rail Link) and hospitals (e.g. the Royal North Shore Hospital redevelopment) to the acquisition and maintenance of minor plant and equipment.

The infrastructure program represents planned investment at a point in time. Variations between budgeted infrastructure investment and actual outcomes reflect a range of factors including construction schedule adjustments due to weather conditions, prices varying from pre-tender estimates and revisions to the scope of projects.

Chart 1.4 shows 2012-13 infrastructure investment by policy area and demonstrates, in particular, the Government’s focus on improving transport infrastructure.

Chart 1.4:	Total State Sector Infrastructure Investment, 2012-13: by Policy Area

Note:	The policy areas are based on the Australian Bureau of Statistics system of Government Finance Statistics (GFS). GFS policy areas do not align with individual agency infrastructure investment budgets, which can be classified into more than one GFS policy area.

1 - 4	Infrastructure Statement 2012-13

General government investment is led by roads and health

General government sector infrastructure investment in 2012-13 will total around $6.4 billion, a 6.6 per cent increase on spending in 2011-12.

Major investments in 2012-13 include:

•

$2.8 billion on road transport including $845 million for major upgrades on the Pacific Highway, $561 million to continue work on the Hunter Expressway and ancillary works and funding for works on the Great Western Highway, Princes Highway, Hume Highway and Central Coast Highway. The Government has also allocated $30 million from Restart NSW to accelerate planning and project work for a major motorway project, in anticipation of the State Infrastructure Strategy

•	$116 million to fund the 5.6 kilometre extension to the Sydney Light Rail system

•

$1 billion capital works in the health sector for hospital upgrades, redevelopments and expansions including Blacktown/Mt Druitt Hospital Stage 1 Expansion, Hornsby/ Ku-ring-gai Hospital Stage 1 redevelopment and development of the Missenden Mental Health Unit at the Royal Prince Alfred Hospital

•

$535 million for education, including $145 million on 28 major school projects, $76 million on 27 major TAFE projects and $64 million for the completion of works at primary schools under the Building the Education Revolution program

•	new police stations and upgrades at Moree, Riverstone, Parkes, Tweed Heads, Walgett and Coffs Harbour, and an upgrade at the Lake Macquarie Local Area Command ($34 million)

•	development of alternative accommodation for people with a disability who currently live in Riverside, Rydalmere, Westmead, Stockton and other large residential centres ($70 million).

Public trading enterprise investment is predominantly energy and rail

PTE sector infrastructure spending in 2012-13 is budgeted at $8.7 billion, a 16 per cent increase on spending in 2011-12.

Major investments in 2012-13 include:

•	$4.2 billion in the fuel and energy sector including distribution and transmission network upgrades to accommodate growth in demand and renew existing assets

•

$2.5 billion for rail including $397 million for the South West Rail Link, $360 million for the North West Rail Link, $85 million to improve the capacity and reliability of the Northern Sydney Freight Corridor and $131 million for the Transport Access Program (a further $17 million is being spent by Roads and Maritime Services on the program)

Infrastructure Statement 2012-13	1 - 5

•

$1.5 billion on housing and community amenities including $816 million by Sydney Water and Hunter Water for water, sewerage and wastewater projects, $141 million for the commencement of 852 and completion of 773 social housing dwellings and $195 million to upgrade and improve existing public and community housing

•	$264 million for new and upgraded ports infrastructure including the construction of the Intermodal Centre at Enfield, a new passenger terminal at White Bay and the Port Botany expansion.

The level of infrastructure investment across agencies in 2012-13 is shown in Chart 1.5. The top 20 agencies account for $14 billion or 93.4 per cent of the total state investment.

Chart 1.5:	Distribution of Infrastructure Investment, 2012-13: by Agency (a)(b)

(a)	Does not include $160 million capital expensing for the Ministry for Health.
(b)	NetworksNSW designates the single operating structure that will be established on 1 July 2012, integrating Ausgrid, Endeavour Energy and Essential Energy.

1.3 Infrastructure Investment to 2015-16

Capital expenditure in the four years to June 2016 is estimated to be $61.8 billion. This represents a 17 per cent increase on the four years to June 2012 after adjusting for the Australian Government’s economic stimulus.

The infrastructure program will average $15.5 billion per annum over the next four years. Infrastructure investment will peak in 2013-14 with the completion of the Royal North Shore Hospital redevelopment as a public private partnership (PPP) and as progress on road and rail projects ramps up. As part of the 2012-13 Budget, the NSW Government has committed to spend $1.5 billion on the Pacific Highway over the period to 2015-16, as its 20 per cent share of the cost to complete the Highway by 2016.

1 - 6	Infrastructure Statement 2012-13

Economic stimulus funding from the Commonwealth significantly increased spending in New South Wales in 2009-10 and 2010-11 ($3 billion and $1.7 billion, respectively). The program funded social housing, school and road projects and will conclude in 2012-13.

The general government sector program is funded from the State Budget while commercial PTEs fund their infrastructure program from a combination of debt and revenue. Non-commercial PTEs, such as RailCorp NSW and the State Transit Authority, rely on a combination of their own revenues, debt and capital grants from the State Budget.

For the general government sector, the four-year program to June 2015 increases by around $766 million compared with the four years to June 2015 published in the 2011-12 Budget. This is due mainly to an increase in the roads program with additional State funding for the Pacific Highway and road works to support Sydney’s growth regions.

For the PTE sector, the four-year program to June 2015 decreases by around $2 billion in this Budget compared with the four years to June 2015 published in the 2011-12 Budget, reflecting a reassessment of capital investment requirements.

The Government has worked with energy distribution and transmission businesses to optimise capital investment through a range of measures, including: integrating the operations of the three State-owned distributors to deliver capital efficiencies and reduce duplication; reviewing the approach to delivering investment to meet reliability standards; and better managing the timing of asset delivery.

In addition, regulatory decisions in relation to Sydney Water, and a reassessment by Hunter Water of its capital program, have also reduced capital forecasts compared with the last Budget.

Capital expenditure in the regulated energy and water industries underpins the quality and reliability of services provided to customers, but also places upwards pressure on consumer prices. Ensuring the appropriate balance between asset standard, timing of investment and quality of service can reduce cost-of-living pressures on consumers of energy and water. The approach taken by the Government achieves that balance.

Infrastructure Statement 2012-13	1 - 7

General government sector capital program

Table 1.3 highlights the expenditure funded by the State and Australian Governments for the general government sector capital program.

Table 1.3:	General Government Program – State and Commonwealth

	2011-12 Revised $m	2012-13 Budget $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m

State Funded Program
State Funded Program excluding RNSH redevelopment	3,762	4,587	4,945	5,282	4,994
Royal North Shore Hospital redevelopment PPP			650	22
Australian Government Funded Program
Fiscal Stimulus	169	64	0	0	0
Other (a)	2,030	1,704	1,869	920	932

Total	5,961	6,356	7,464	6,224	5,926

(a)	Principally comprises road projects including Pacific Highway, Hume Highway and Hunter Expressway.

The Royal North Shore Hospital (RNSH) is being procured as a public private partnership and is therefore substantially brought to account as a finance lease on completion in 2013-14 rather than progressively over the construction period. After allowing for RNSH, total general government sector spending remains relatively stable over the period to 2015-16 with an increase in state funding offset by reduction in Australian Government funding.

The Australian Government funded road building program declines after 2013-14. This reflects, in part, the completion of projects primarily funded through the Building Australia Fund, including the Kempsey Bypass on the Pacific Highway ($618 million) and the Hunter Expressway ($1.7 billion). Additionally, three bypasses on the Hume Highway at Holbrook, Tarcutta and Woomargama will be completed at a total cost of $802 million, with funding sourced from Nation Building payments provided prior to June 2010.

Negotiations continue with the Australian Government on accelerating investment in the Pacific Highway.

The present funding program for the Pacific Highway is $4.8 billion over a five-year period ending in June 2014. This program is funded 80 per cent by the Australian Government and 20 per cent by New South Wales. An additional $7.7 billion is required to complete the duplication of the Pacific Highway by the end of the 2016.

1 - 8	Infrastructure Statement 2012-13

As part of the Budget the NSW Government has committed $1.5 billion or 20 per cent of the remaining cost of the Pacific Highway. However, the Australian Government has announced that it proposes to reduce its funding proportion for the highway duplication from the present 80 per cent to 50 per cent. This results in a funding gap of $2.3 billion from the Australian Government to complete the Highway.

PTE and total state sector capital program

The total state sector infrastructure program comprises spending by both the general government and PTE sectors.

PTE expenditure, including public transport is expected to increase sharply over the next 2 years and then falls away reflecting the completion of major investment in the South West Rail Link, Cobbora Coal Mine1, ports projects and final delivery of the new Waratah rolling stock. Planned capital efficiency savings in the electricity sector are also included in the forward estimates.

Table 1.4 separates the PTE infrastructure program into public transport and other spending and shows the increasing share of PTE investment in the public transport sector while other spending (mainly electricity and water) remains flat and in fact declines in real terms.

Table 1.4:	Public Trading Enterprise Infrastructure Investment

	Four years to 2012		Four years to 2016		% Growth
	$m	% Share	$m	% Share
PTE Capital Expenditure
Public Transport	7,343	24.1	11,876	33.1	61.7
Other	23,124	75.9	24,010	66.9	3.8

Total	30,467	100.0	35,886	100.0	17.8

While capital expenditure in the regulated energy and water industries underpins the quality and reliability of services provided to consumers, the Government is conscious of the pressures this places on consumer prices. Ensuring the appropriate balance between asset standards and timing of investment and quality of service can reduce cost of living pressures on consumers of energy and water. In this context PTE capital expenditure in areas other than public transport is now forecast to be less than reported in the 2011-12 Budget.

[1]	While the government has announced it will proceed with the sale or lease of Cobbora Coal Mine, the infrastructure investment is captured in the Budget Papers.

Infrastructure Statement 2012-13	1 - 9

At the total state level, infrastructure spending is expected to peak in 2013-14, reflecting progress on rail projects and the capitalisation of the Royal North Shore Hospital PPP. Over the four years to 2015-16, infrastructure spending at the total state level is broadly similar to the original estimates for the years to 2014-15 in last year’s Budget.

Investment to 2015-16 will focus on transport and electricity

Over the four years to 2015-16, the State’s infrastructure investment will total $61.8 billion, comprising $26 billion in the general government sector and $35.9 billion in the PTE sector. Chart 1.6 shows the estimated distribution of the State’s four-year infrastructure investment program.

Chart 1.6:	Total State Sector Infrastructure Investment, 2012-13 to 2015-16: by Sector

The sectors used are based on grouping similar agencies together. This is different from Chart 1.4 for 2012-13, which shows policy areas based on the Australian Bureau of Statistics system of Government Finance Statistics (GFS). Infrastructure investment allocations to sectors beyond 2012-13 are indicative only and may not fully align with the GFS framework.

Major infrastructure investments over the four years include:

•

$26 billion for transport including spending on the North West Rail Link ($3.3 billion), the South West Rail Link ($1.4 billion), the Northern Sydney Freight Corridor ($950 million) and upgrades to the Pacific Highway ($5 billion), Hunter Expressway and ancillary works ($845 million) and the Princes Highway ($596 million)

•	$15.5 billion for electricity infrastructure to ensure a reliable electricity supply that meets growing demand in New South Wales including works on distribution and transmission networks

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•	$4.2 billion for health, which includes:

•	$242 million for Blacktown/Mount Druitt Hospital Stage 1 Expansion with 150 new bed capacity, 12 new outpatient clinics and a new cancer care centre with 18 new clinics and 26 oncology beds

•	development of Hornsby/Ku-ring gai Hospital Stage 1 Redevelopment ($95 million), which includes 84 new surgical and medical beds and 8 operating theatres

•	building a new South East Regional Hospital in Bega ($160 million) providing 136 new beds, 3 operating theatres, an expanded Emergency Department and critical care facilities

•	upgrading hospitals at Parkes and Forbes

•

redevelopment of Tamworth Hospital Stage 1 ($213 million) to provide a total of 275 beds, 6 operating theatres, 29 Emergency Department bays, 17 renal dialysis and 8 dental chairs, and a new cancer care centre

•	development of Missenden Mental Health Unit at Royal Prince Alfred Hospital ($67 million) including 40 public mental health beds and 7 mental health research beds for the Brain and Mind Institute

•

$4 billion for water and wastewater, which includes works to service urban development ($675 million), maintenance of water distribution systems ($621 million), upgrades to wastewater network reliability ($546 million) and upgrades to wastewater treatment plants ($388 million) by Sydney Water Corporation and Hunter Water Corporation. Sydney Water Corporation and Hunter Water Corporation will also upgrade their information technology systems, which will support business efficiency improvements

•

$1.9 billion for education infrastructure including around $440 million each year for works at schools and TAFE colleges, $64 million for the Building the Education Revolution program and $129 million for information technology major works.

1.4 2011-12 Infrastructure Investment

Total State infrastructure investment of $13.4 billion is estimated for 2011-12. This is $1.9 billion or 12.2 per cent below the $15.3 billion forecast in the 2011-12 Budget.

Infrastructure investment by the general government sector in 2011-12 is expected to be $6 billion. This was $880 million or 12.9 per cent below budget:

•

Roads and Maritime Services expenditure is $357 million less than expected because of delays in the Hunter Expressway, Hume Highway, Pacific Highway and Great Western Highway, mainly as a result of heavy rainfall during the year.

Infrastructure Statement 2012-13	1 - 11

•

Ministry of Health expenditure is $214 million below budget due in part to delays in negotiating agreements with the Commonwealth ($96 million). The COAG Improving Public Hospitals National Partnership delayed the Sub-Acute Capital Program and Health and Hospital Fund (HHF) Project Agreements, which slowed commencement of the Wagga Wagga and Port Macquarie hospitals. There were also weather-related delays on many projects including Liverpool and Nepean hospitals and the North Coast cancer centres, which had flow-on delays in equipment procurement. Delays in planning and documentation were experienced in the Hornsby Hospital Mental Health and Graythwaite Rehabilitation Centre projects due to project variation requirements.

•

Department of Education and Communities expenditure is $36 million below budget primarily due to timing changes between years for the Australian Government’s Building the Education Revolution program and the Trade Training Centres program.

•	Other contributing factors include the rescheduling of projects, delays in the delivery of ICT projects and decreased expenditure on StateFleet vehicles.

At $7.5 billion, infrastructure investment by the PTE sector is expected to be under budget in 2011-12 by $995 million or 11.8 per cent:

•	Electricity sector agencies are $388 million below budget as follows:

•

TransGrid is $143 million below budget due to delays with property acquisitions, rescheduling of site works, revisions to the delivery strategy for some projects to improve efficiency, and some projects deferrals

•	Essential Energy is down $125 million and Endeavour Energy is down $44 million largely due to wet weather impacts on capital project delivery

•	Ausgrid is $63 million below budget mainly due to lower than expected spend on replacement works and technology program

•

Generators have a total reduction of $12 million largely as a result of a delay of Macquarie Generation’s Ravensworth Void pump station extension project and cancellation of their steam feed pump and fire system upgrade projects.

•

Sydney Ports projects underspent by $150 million with the Cruise Passenger Terminal delayed by the Barangaroo Review and planning issues with Leichhardt Council. The Intermodal Logistics Centre Development at Enfield was delayed by latent conditions and the need for additional planning and design, while wet weather delayed earthworks and related projects for the Port Botany expansion.

•

In rail, spending was lower than forecast for the Automatic Train Protection and Digital Train Radio project, reflecting rescheduling to match operational needs, later than programmed delivery of Waratah rail cars and deferral of property acquisition for the Wynyard Walk project.

Major investments completed in 2011-12 in the general government and PTE sector are listed in Chapter 3.

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1.5 Existing Assets

The State’s physical assets consist of land and buildings, plant and equipment and infrastructure systems. Examples of these assets include police and court facilities, TAFE facilities, public schools, transport networks, public housing and recreational facilities, as well as infrastructure such as water storage and supply networks, port facilities, transmission and distribution networks, electricity generators and roads. Physical assets exclude inventories, intangibles and assets held for sale.

As shown in Table 1.5, the State’s physical assets across both the general government and PTE sectors had a value of $246 billion as at June 2011 and are estimated to have a value of around $245 billion as at June 2012. Contributing factors to the change include downward revaluations of land under roads, revaluation of electricity generation assets as a result of the Australian Government’s carbon tax and the leasing of the desalination plant.

The value of physical assets net of depreciation is expected to increase during 2012-13 by $5.3 billion in the general government sector and by $3.9 billion in the PTE sector.

Table 1.5:	State Owned Physical Assets: Value by Sector

As at 30 June	2009 Actual $m	2010 Actual $m	2011 Actual $m	2012 Revised $m	2013 Budget $m

General Government Sector	113,807	123,372	127,951	126,294	131,571
Public Trading Enterprise Sector	101,479	112,399	117,982	118,739	122,680

Total State Sector	215,286	235,771	245,934	245,032	254,251

Chart 1.7:	State Owned Physical Assets: Distribution by Category as at 30 June 2011

Infrastructure Statement 2012-13	1 - 13

As shown in Chart 1.7, in June 2011 the largest component of the State’s physical assets were infrastructure systems ($123.6 billion) such as railways, roads, ports, dam and pipelines, with the balance comprising land ($55.8 billion), building ($53.3 billion), and plant and equipment ($13.1 billion). The land component value of physical assets has been separated from buildings, providing a clear distinction between built and non-built infrastructure.

State physical assets are recorded at fair value, in line with accounting policies and standards. Where practicable, the fair value is measured at its highest and best use. An asset with no feasible alternative use may be recorded at fair value for its existing use.

Control of the State’s physical assets is concentrated in a relatively small number of agencies. As shown in Chart 1.8, approximately 79 per cent is controlled by only 10 agencies.

Chart 1.8:	State Owned Physical Assets: Percentage Distribution by Agency as at 30 June 2011

Table 1.6 provides the value and composition of physical assets as at 30 June 2011 for both the general government and PTE sectors.

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Table 1.6:	Value of Agencies’ Physical Assets as at 30 June 2011

Agency	Land $000	Buildings $000	Plant and Equipment $000	Infrastructure Systems $000	Total $000

General Government
Aboriginal Housing Office	580,477	527,724	436	28,065	1,136,702
Art Gallery of New South Wales	17,250	176,876	846,657	—	1,040,783
Audit Office of New South Wales	—	1,121	480	—	1,601
Australian Museum	35,500	183,608	1,211,445	3,138	1,433,691
Barangaroo Delivery Authority	315,592	—	1,152	22,995	339,739
Cancer Institute NSW	—	—	4,272	—	4,272
Catchment Management Authority	3,107	1,305	1,232	—	5,644
Centennial Park and Moore Park Trust	401,044	69,518	952	319,380	790,894
Community Relations Commission of New South Wales	—	362	79	—	441
Crown Finance Entity	—	—	88	—	88
Department of Attorney General and Justice	413,488	2,908,466	202,582	39,514	3,564,050
Department of Education and Communities	6,516,574	13,911,147	336,386	—	20,764,107
Department of Family and Community Services	392,584	289,468	86,909	—	768,961
Department of Finance and Services	41,379	68,160	646,996	—	756,535
Department of Planning and Infrastructure	8,470	—	1,378	—	9,848
Department of Premier and Cabinet	1,916,926	271,523	83,131	1,059,596	3,331,176
Department of Rural Fire Service	—	—	16,932	—	16,932
Department of Trade and Investment, Regional Infrastructure and Service	5,966,839	378,614	48,429	1,058,842	7,452,724
Destination NSW	—	263	296	—	559
Fire and Rescue NSW	133,602	162,991	232,511	—	529,104
Health Care Complaints Commission	—	16	216	—	232
Historic Houses Trust of New South Wales	134,852	147,239	38,148	835	321,074
Home Care Service of New South Wales	70	464	7,431	—	7,965
Hunter Development Corporation	—	—	213	—	213
Independent Commission Against Corruption	—	196	672	—	868
Independent Liquor and Gaming Authority	—	—	73	—	73
Independent Pricing and Regulatory Tribunal	—	—	1,828	—	1,828
Independent Transport Safety Regulator	—	—	188	—	188
Information and Privacy Commission	—	—	256	—	256
Judicial Commission of New South Wales	—	—	313	—	313
Legal Aid Commission of New South Wales	—	6,658	2,929	—	9,587
Long Service Corporation	—	—	711	—	711
Luna Park Reserve Trust	12,000	12,100	—	6,722	30,822
Maritime Authority of NSW	74,115	169,227	20,080	1,377,460	1,640,882
Minister Administering the Environmental Planning and Assessment Act	1,019,282	3,440	12	7	1,022,741
Ministry for Police and Emergency Services	—	—	969	—	969
Ministry of Health	1,589,643	7,600,921	835,574	344,767	10,370,905
Motor Accidents Authority	—	—	1,831	—	1,831
Museum of Applied Arts and Sciences	39,100	105,173	406,270	—	550,543
Natural Resources Commission	—	—	191	—	191
New South Wales Crime Commission	—	—	1,704	—	1,704
New South Wales Electoral Commission	—	—	2,865	—	2,865
New South Wales Film and Television Office	—	—	49	—	49
New South Wales Rural Assistance Authority	—	—	47	—	47
NSW Businesslink Pty Limited	—	297	21,016	—	21,313
NSW Food Authority	1,725	6,590	2,026	—	10,341
NSW Police Force	440,886	746,860	304,845	—	1,492,591

Infrastructure Statement 2012-13	1 - 15

Agency	Land $000	Buildings $000	Plant and Equipment $000	Infrastructure Systems $000	Total $000

General Government (cont)
NSW Self Insurance Corporation	—	—	291	—	291
NSW Trustee and Guardian	9,585	11,665	7,290	—	28,540
Office of the Board of Studies	—	1,678	4,209	—	5,887
Office of the Director of Public Prosecutions	—	—	13,738	—	13,738
Office of Transport Safety Investigations	—	—	31	—	31
Ombudsman’s Office	—	—	1,145	—	1,145
Police Integrity Commission	—	524	2,082	—	2,606
Redfern-Waterloo Authority	—	183,642	1,755	200	185,597
Roads and Traffic Authority of New South Wales	6,860,382	617,518	186,534	55,022,201	62,686,635
Royal Botanic Gardens and Domain Trust	172,315	74,657	44,959	54,149	346,080
State Emergency Service	166	—	16,659	—	16,825
State Library of New South Wales	64,682	150,944	2,155,209	—	2,370,835
State Property Authority	410,851	487,431	6,159	—	904,441
State Records Authority	10,500	42,168	7,027	—	59,695
Superannuation Administration Corporation	3,403	6,872	2,482	—	12,757
Sydney Olympic Park Authority	658,473	348,959	55,628	351,368	1,414,428
The Legislature	48,700	82,333	57,458	—	188,491
The Treasury	—	—	1,113	—	1,113
Transport for NSW	—	55,606	884,370	38,398	978,374
Water Administration Ministerial Corporation	12	—	3,687	739,123	742,822
Western Sydney Parklands Trust	468,209	24,472	661	23,205	516,547
WorkCover Authority	12,810	4,816	10,855	—	28,481
Workers’ Compensation (Dust Diseases) Board	—	5,845	915	—	6,760

TOTAL GENERAL GOVERNMENT	28,774,593	29,849,457	8,837,057	60,489,965	127,951,072

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Agency	Land $000	Buildings $000	Plant and Equipment $000	Infrastructure Systems $000	Total $000

Public Trading Enterprises
Ausgrid	265,160	302,156	295,344	9,087,070	9,949,730
City West Housing Pty Limited	107,248	147,583	24	—	254,855
Cobbora Holding Company Pty Ltd	86,900	4,910	16	881	92,707
Country Rail Infrastructure Authority	232,631	17,237	520	1,877,787	2,128,175
Delta Electricity	45,300	249	10,069	777,481	833,099
Endeavour Energy	60,496	320,274	99,919	4,231,251	4,711,940
Eraring Energy	25,095	15,194	11,563	123,343	175,195
Essential Energy	53,129	105,746	295,285	5,828,324	6,282,484
Forests NSW	1,000,841	21,099	23,125	63,808	1,108,873
Hunter Region Sporting Venues Authority	12,460	129,369	1,645	—	143,474
Hunter Water Corporation	154,416	26,774	9,798	3,283,478	3,474,466
Illawarra Venues Authority	17,500	60,000	894	—	78,394
Landcom	1,325	1,427	918	—	3,670
Macquarie Generation	26,886	3,128	13,443	3,170,865	3,214,322
New South Wales Land and Housing Corporation	17,764,937	13,160,762	14,477	508,847	31,449,023
New castle Port Corporation	332,237	11,015	20,720	86,049	450,021
Parramatta Stadium Trust (a)	15,145	25,148	11,644	132	52,069
Port Kembla Port Corporation	29,097	139,213	3,287	197,132	368,729
Public Transport Ticketing Corporation	—	—	153	—	153
Residual Business Management Corporation	—	—	8	—	8
Rail Corporation New South Wales	3,856,953	5,384,386	2,720,932	12,535,182	24,497,453
State Transit Authority	124,691	105,922	154,786	46,766	432,165
State Water Corporation	109,737	2,023	12,610	502,477	626,847
Sydney Catchment Authority	60,422	20,816	10,227	1,239,262	1,330,727
Sydney Cricket and Sports Ground Trust (a)	35,423	525,586	4,180	—	565,189
Sydney Ferries	5,737	6,573	58,339	30,993	101,642
Sydney Harbour Foreshore Authority	258,147	726,795	55,138	14,517	1,054,597
Sydney Opera House	111,000	1,846,748	167,906	—	2,125,654
Sydney Ports Corporation	726,619	59,758	48,060	806,502	1,640,939
Sydney Water Corporation	1,022,730	10,151	148,840	13,306,304	14,488,025
Teacher Housing Authority	30,289	119,784	34	—	150,107
TransGrid	351,932	63,688	58,884	4,915,087	5,389,591
Transport Construction Authority	60,749	—	—	555,714	616,463
Waste Assets Management Corporation	15,142	5,931	29,264	—	50,337
Zoological Parks Board	61,400	271,348	2,335	51,580	386,663
Accounting adjustments (b)	6,580	(161,301)	—	(90,614)	(245,335)

TOTAL PUBLIC TRADING ENTERPRISES	27,068,354	23,479,492	4,284,387	63,150,218	117,982,451

TOTAL GOVERNMENT(c)	55,842,947	53,328,949	13,121,444	123,640,183	245,933,523

Note:	Table 1.6 includes only the value of agency land and buildings, plant and equipment, and infrastructure systems. It includes collection assets but does not include the minor value of other physical assets such as inventories and software. Due to public sector reporting policy, the above dissection may differ slightly to the classification in some agency audited financial reports. The totals will remain consistent with agencies’ audited figures.
(a)	The figures for the Parramatta Stadium Trust are as at 31 December 2010 and those for the Sydney Cricket and Sports Ground Trust are as at 28 February 2011, in accordance with the financial reporting periods used by these agencies.
(b)	Reflects reclassification, the revaluation of electricity power stations to pre-carbon tax values and the value of interest capitalised by the above agencies subsequently expensed in the consolidated sector reports.
(c)	Excludes the public financial enterprise sector.

Infrastructure Statement 2012-13	1 - 17

1.6 Infrastructure Maintenance

Agencies must ensure that their infrastructure continues to support the planned delivery of services and that it is adequately maintained. NSW Treasury guidelines require that direct employee costs on infrastructure maintenance activities are reported as part of an agency’s maintenance expenditure. This is to ensure that reporting of maintenance expenditure is not understated and any shortfalls in maintenance spending are quickly identified. The result is a more comprehensive and consistent reporting of infrastructure maintenance costs.

The maintenance expenditure estimates for the general government and PTE sectors are shown in Table 1.7.

Table 1.7:	Maintenance Expenses

	2011-12		2012-13	2013-14	2014-15	2015-16
	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m
General Government Sector	1,997	1,971	2,170	2,101	2,157	2,335
Public Trading Enterprise Sector	2,636	2,508	2,455	2,542	2,533	2,556

Total	4,633	4,479	4,625	4,644	4,690	4,891

Expenditure on asset maintenance in 2011-12 is equivalent to 2.3 per cent of the Government’s estimated total built asset holdings as at 30 June 2012. This percentage is also estimated to be 2.3 per cent for 2012-13. The Government’s asset management policies are described in Chapter 2.

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Chapter 2:	Infrastructure Policies and Strategies

2.1 Introduction

The Government is committed to investing in critical infrastructure and maintaining the effectiveness of the State’s asset base with the aim of growing and strengthening the State economy, and supporting essential services for the people of New South Wales.

The State’s infrastructure program covers social infrastructure such as schools, hospitals and correctional facilities as well as economic infrastructure such as transport and utilities.

Over the past year the Government established independent bodies to provide expert advice on the State’s infrastructure challenges and priorities. Infrastructure NSW (INSW), the NSW Commission of Audit and the Property Asset Utilisation Taskforce have each identified opportunities across the capital lifecycle to improve the planning, selection, funding and provision of infrastructure and its ongoing management and maintenance.

Funding initiatives to address infrastructure deficits, such as local government infrastructure backlogs, have also been established. Further, a dedicated Infrastructure Financing Unit will be created within NSW Treasury to develop and implement financing arrangements for major infrastructure across New South Wales, as described in Budget Paper No.2 Budget Statement.

In 2012-13, the Government will release strategies and plans to meet the State’s infrastructure and planning challenges over the next 20 years. As part of this, INSW will release the 20-year NSW State Infrastructure Strategy (SIS). Reforms and initiatives proposed will address blockages and impediments to infrastructure delivery and improve policies and processes to continuously drive value for money throughout the capital lifecycle.

2.2 Infrastructure Planning and Prioritisation

The Government is developing three significant long-term plans to inform future Budget priorities:

•	the Metropolitan Strategy for Sydney

•	the NSW Long Term Transport Master Plan

•	the 20-year NSW State Infrastructure Strategy (SIS).

Infrastructure Statement 2012-13	2 - 1

These plans will set out the State’s planning approaches and infrastructure needs and challenges for the next 20 years. The development of these plans is being overseen by both the Infrastructure and Expenditure Review Committees of Cabinet. This is to ensure the plans are coordinated and aligned, including for consistency underlying assumptions such as land use and population trends.

Metropolitan Strategy for Sydney

The Government is developing long-term regional plans for Sydney and specific regions with a greater emphasis on integration with the SIS and the NSW Long Term Transport Master Plan.

The Metropolitan Strategy for Sydney will guide future planning and investment decisions covering housing and economic development. A Discussion Paper seeking comments from the community was released in May, which will be followed by a draft strategy for consultation and a final strategy by the end of 2012.

The new strategy will:

•	use agreed population growth assumptions based on sound evidence to indicate where people want to live and what housing is required

•	identify cost-effective industrial land, and office and retail space in areas of demand to keep business costs low and to boost competitiveness

•	deliver integrated strategic planning in relation to land, transport and infrastructure investment, backed up by rigorous financial analysis.

NSW Long Term Transport Master Plan

Transport for NSW’s (TfNSW) Transport Master Plan will provide an integrated approach to address transport challenges over the next 20 years.

The Long Term Transport Master Plan will aim to:

•	put customers first and ensure the transport system is designed to meet the needs and expectations of customers

•	integrate transport planning, policy and regulation

•	grow patronage and improve public transport services to make it a more attractive choice

•	coordinate efficient freight movements and support the economic development of the state and

•	ensure the transport system is strategic and multi-modal in meeting all customer journey needs.

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Along with the 20-year State Infrastructure Strategy, the Long Term Transport Master Plan will recognise NSW’s growing population and economy and the challenges they bring to the transport system. The challenges will be assessed on their implications for public transport users, population growth, the State economy and energy use.

To address these challenges, priorities will be recommended for the road network, public transport services, freight rail movements, cycling and pedestrian flows for Sydney and regional New South Wales.

The Long Term Transport Master Plan will also be linked to the Council of Australian Governments’ National Urban Policy, National Road Reforms and Infrastructure Australia’s National Ports and Freight Strategies.

As transport is the State’s largest infrastructure investment, the Long Term Transport Master Plan will consider alternative sources of funding to alleviate the burden on State finances and to deliver further transport priorities. These include:

•	the potential for greater Public Private Partnerships to achieve more disciplined transport infrastructure delivery, efficient risk sharing and alternative forms of financing

•	the role of road pricing in alleviating congestion, recognising that other global cities have introduced road pricing systems

•	increasing the extent to which customers pay for public transport, with consideration to the degree of taxpayer subsidisation and the performance of the transport system.

Public consultations have taken place and the feedback gained will be used to inform development of a draft Long Term Transport Master Plan to be released later in 2012.

20-year State Infrastructure Strategy

INSW’s 20-year State Infrastructure Strategy (SIS) will identify long-term infrastructure priorities across the State. The SIS will be aligned with the NSW 2021 Plan, the Long Term Transport Master Plan, the new Metropolitan Strategy and national priorities. The SIS is currently being finalised by INSW in consultation across Government and will be released in September 2012.

The overarching objective of the SIS is to improve the economic performance of New South Wales through increasing productivity and promoting greater social and economic participation.

Infrastructure Statement 2012-13	2 - 3

INSW has undertaken high-level modelling for future economic growth and demand pressures, including:

•	a baseline economic forecast to identify future economic conditions and challenges

•	infrastructure capability assessments to identify existing capacity and future demand

•	analysis across geographical regions to better understand the economic drivers and constraints on growth and productivity in regional areas.

A sectoral analysis will be applied to transport, health, utilities, arts, education and justice infrastructure. This will help determine in detail what the long-term issues are and potential initiatives to address them.

To help deliver the infrastructure priorities, the SIS will also consider reforming the means by which infrastructure is funded, including user charges, operating efficiency, capital reprioritisation and asset sales.

This SIS will also consider policies that will improve markets and regulations to promote better asset utilisation and facilitate greater private sector delivery of major infrastructure projects.

2.3 Funding Initiatives

Building the State Package – 2012-13 Budget Measure

As set out in Budget Paper No. 2, one of the critical economic challenges for New South Wales is the historically low rates of new dwelling construction. In particular, during the last five years of the former Government, New South Wales had the lowest growth in new dwellings per capita in the nation.

The Government has responded by developing a package of measures which better targets incentives and funds infrastructure specifically to unlock construction of new houses.

The 2012-13 Building the State Package:

•	more than doubling the First Home Owner’s Grants to $15,000 from 1 October 2012 ($10,000 from 1 January 2014) for purchases of new properties up to $650,000

•	extends the current first home buyer transfer duty exemption to properties up to $650,000, with a phase out from $550,000

•	a New Home Grant of $5,000 to all non-first home buyers of new properties up to $650,000, and vacant land up to $450,000 from 1 July 2012

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•	outlines funding of up to $561 million including:

•	$181 million for the first round of high-priority targeted infrastructure projects under the Housing Acceleration Fund to specifically boost housing supply

•

a possible further $300 million for future rounds of infrastructure projects under the Housing Acceleration Fund, to be funded from the net proceeds of the sale of property assets identified by the Property Asset Utilisation Taskforce

•	an additional $30 million over five years for the Local Infrastructure Renewal Scheme

•	$50 million towards a pilot support scheme for funding local councils that participate in Urban Activation Precincts.

The Local Infrastructure Renewal Scheme was introduced by the Government in 2011-12 and offers interest rate subsidies to councils to assist them to borrow funds to deliver essential local infrastructure. The additional $30 million over five years in this Budget will lift total funding for the scheme to $100 million, supporting over $1 billion of local infrastructure.

The Housing Acceleration Fund is designed to fund infrastructure that will unlock the maximum amount of new dwellings. The $181 million first round of the Fund includes the following ten specific infrastructure projects identified by the Government to facilitate the supply of new houses:

Table 2.1:	Housing Acceleration Fund projects – first round

Location	Project Type
North Kellyville (a)	wastewater
First Ponds Creek (a)	wastewater
Schofields Road - Railway Terrace to Veron Road	road
Richmond Road - Townson Road to Grange Avenue	road
Camden Valley Way - various projects	road
Epping Town Centre	road/intersection upgrade
Green Square Town Centre (a)	land acquisition
West Dapto (a)	wastewater
Warnervale - Sparks Road	road
Thrumster (a)	water reservoir

Note:	The Government intends to provide all or part of the funding for these projects. The specific funding allocated to each individual project is not being released for commercial reasons.
(a)	These projects are funded by recurrent grants to support growth infrastructure. Thrumster and Green Square Town Centre are not listed in Chapters 4 and 5 of this Budget Paper.

Infrastructure Statement 2012-13	2 - 5

In addition to the Housing Acceleration Fund, $743.5 million has been committed in 2012-13 to other growth road infrastructure projects supporting housing and employment as part of the Government’s program of capital works.

Restart NSW

Restart NSW has been established to fund infrastructure projects that will enhance the State economy and assist mining-affected communities.

Restart NSW is administered by Treasury as part of the State Budget. INSW will recommend projects to be funded after assessing their alignment with Government priorities, and their objectives of improving economic growth and productivity and achieving value for money outcomes.

Approximately $331 million will be available from June 2012, funded from the net proceeds of the Sydney Desalination Plant transaction and the first instalment of Waratah Bonds.

The Government is committing 30 per cent of the Restart NSW funding to regional and rural infrastructure projects. Additionally, under the Resources for Regions Policy, up to $160 million or 3 per cent of the original estimate of funding available in Restart NSW has started to be allocated to mining-affected communities.

As part of the initial 2012-13 funding for Resources to Regions, INSW and the Department of Trade and Investment, Regional Infrastructure and Services have been working with Muswellbrook and Singleton local councils to assess local infrastructure priorities. Funding of around $10 million has been approved in this Budget. This includes $5.9 million for road infrastructure projects in Singleton in 2012-13 and $4 million for the Emergency Department at Muswellbrook District Hospital in 2013-14.

The next round of funding will commence around October 2012.

As part of developing the 20-year SIS, INSW will provide a list of state infrastructure priorities. In anticipation of this, the Government has allocated $30 million from Restart NSW to accelerate planning and project work for a major motorway project.

2 - 6	Infrastructure Statement 2012-13

Hunter Infrastructure and Investment Fund

The Government has committed $350 million over four years from 2011-12 to establish the Hunter Infrastructure and Investment Fund (HIIF).

The fund will provide additional resources, on top of existing commitments, to upgrade infrastructure in the Hunter Region. A total of $229 million has been allocated to date (including $9.3 million in 2011-12). This comprises:

•

$19 million in 2012-13 ($63 million in total) for grants to local governments in the Hunter region for road improvements, including upgrades to Lemon Tree Passage Road, Pennant Street Bridge at Glendale, the MR 301 from Dungog to Raymond Terrace, Cardiff Main Street and Hunter wine region roads

•	$19 million ($106 million in total) for upgrades to Nelson Bay Road between Anna Bay and Bobs Farm, and the New England Highway through Maitland

•

$13 million in 2012-13 ($33 million in total) for health infrastructure projects, including equipment upgrades at Wansey Dialysis Centre, hospital bed upgrades at Kurri Kurri and Cessnock hospitals, an expansion of Maitland Hospital Mental Health Unit services, planning and land acquisition for the new Hunter Valley Hospital, a refurbishment of the Cessnock Hospital emergency department, and funding for land adjacent to the Calvary Mater Hospital for a cancer research and treatment facility

•	$25 million in 2013-14 for the relocation of Newcastle University.

The HIIF board will review fund allocations and advise the Government accordingly. Total funding across the four years is:

Table 2.2:	Hunter Infrastructure and Investment Fund

	2011-12	2012-13	2013-14	2014-15	Four-year
	Revised	Budget	Forward estimates		total
	$m	$m	$m	$m	$m
Hunter Infrastructure and Investment Fund	9.4	74.0	159.8	106.9	350.0

Infrastructure Statement 2012-13	2 - 7

Local Government Infrastructure Backlog Policy

Total funding of $15.3 million has been allocated for the Local Government Infrastructure Backlog Policy in 2012-13.

In the 2011-12 Budget the Government allocated $70 million over five years to implement the Local Government Infrastructure Backlog Policy. This covers:

•	auditing each council’s local infrastructure backlog

•	implementing a Local Infrastructure Renewal Scheme (LIRS), which provides a 4 per cent interest subsidy to help councils with legitimate infrastructure backlogs finance projects

•	financial assessment and benchmarking of council finances, by the NSW Treasury Corporation (TCorp).

The policy has been timed with the staged implementation of the Integrated Planning and Reporting Framework for councils.

The Division of Local Government (DLG) commenced the infrastructure backlog audit in 2011 and expects to complete this for all councils in 2013. The DLG issued a call for applications for the first round of the LIRS in January 2012 and received 95 applications from 69 councils, which are being assessed by an independent panel.

TCorp’s financial assessment and benchmarking analysis of each council will inform the assessment panel’s evaluation of each application. Depending on how much clarification is needed for the applications, and subject to completion of TCorp assessments, the successful first round of LIRS applicants should be announced in the third quarter of 2012. As part of the Housing Package introduced in this Budget, the Government has allocated additional LIRS funding of $30 million over five years, commencing in 2012-13 on the following basis:

•	a reduction in the subsidy rate from 4 per cent to 3 per cent for successful applications beyond the first round of the LIRS

•	an additional eligibility criterion, that infrastructure directed to enabling new housing be given priority.

2 - 8	Infrastructure Statement 2012-13

2.4 Infrastructure Procurement

Procurement Policy

The NSW Government Procurement Policy outlines agency procurement obligations, to ensure all procurements achieve value for money and are consistent with the Government’s broader economic, environmental and social policies.

The policy emphasises:

•	agency accountability for outcomes

•	upfront planning and integration with the Budget process

•	application of the Gateway Review process.

The policy is an overarching framework for Government procurement that applies to Government departments, statutory authorities, trusts and other Government entities, except for State Owned Corporations (which are encouraged to follow the aspects of the policy that are consistent with their Statements of Corporate Intent).

The Agency Accreditation Scheme for Construction aims to reduce the costs and manage the risks to agencies when procuring construction works. Agencies that meet the scheme’s criteria are accredited to undertake their own procurement of construction works. Non-accredited agencies must use the Department of Finance and Services procurement system for construction works valued at $1 million and above.

In 2012-13, the policy will be updated to reflect changes to the government procurement framework emerging from the Minister for Finance and Services’ Review of NSW Government Procurement. The review is assessing the Government’s current arrangements for strategic sourcing of goods and services and recommending the most effective Government procurement model that will deliver Government services. The NSW Government Code of Practice for Procurement is also being updated.

NSW procurement requirements are being harmonised with other jurisdictions where appropriate.

Alliance contracting policy and guidance

Alliance contracting is a form of infrastructure procurement where the Government works collaboratively with private sector parties to procure major capital assets, and agrees to share opportunities and work through risks together as a project progresses.

Infrastructure Statement 2012-13	2 - 9

The National Alliance Contracting Policy and Guidelines, developed by the Council of Australian Governments’ Infrastructure Working Group, provides a consistent national standard and is underpinned by three main principles:

•	Governments should ensure public accountability and transparency and protect the public interest.

•	Each project should achieve value for money in line with business case commitments.

•	An efficient and effective market engagement should be undertaken for each project.

The guidelines have been prepared to:

•	provide the minimum conditions for compliance with the policy principles

•	guide the planning and delivery of alliance projects to ensure better value for money

•	improve the quality, consistency and commercial outcomes of alliance projects.

The NSW Commission of Audit’s Interim Report into Public Sector Management recommended that the Government consider implementing the National Alliance Contracting Policy and Guidelines. A set of draft NSW jurisdictional requirements is being developed and adoption of the National Policy and Guidelines is being considered.

Public Private Partnerships

Public Private Partnerships (PPPs) are one of the mechanisms the Government uses to procure infrastructure. PPPs can improve services and value for money, primarily through appropriate risk transfer, encouraging innovation, better asset use and integrated whole-of-life asset management.

PPP projects cover both social and economic infrastructure. For social infrastructure PPPs, the private sector capital raised to finance the project is fully recognised as a liability within the Budget after construction is completed, and is ultimately funded through availability payments from agency budgets. Economic infrastructure PPPs have no impact on the Budget as the private sector sources its revenue through user charges (such as tolls).

Any NSW Government agency, including State Owned Corporations, procuring infrastructure and associated services through PPPs must comply with the 2008 National Public Private Partnerships Policy and Guidelines (National Guidelines) and the NSW-specific requirements in the 2006 Working with Government Guidelines for Privately Financed Projects. NSW Treasury continues to work with Infrastructure Australia and other jurisdictions in relation to PPPs through the COAG Infrastructure Working Group.

2 - 10	Infrastructure Statement 2012-13

The Government has begun the tender process for the following PPP projects:

•	the Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP) (request for detailed proposals issued 12 April 2012)

•	the Airds Bradbury PPP, involving the comprehensive renewal of the Airds Bradbury housing estate (expressions of interest received 3 May 2012).

The Government also made an important breakthrough that has strengthened the financing structure of Reliance Rail, the Waratah train PPP. In February 2012 the Government reached an agreement with Reliance Rail, its lead financiers and its contractors to restructure the complex financing arrangements of the PPP. The agreement involves a commercial investment by the Government of $175 million in 2018 in return for 100 per cent of the equity in Reliance Rail.

The investment is conditional on the successful delivery of the 78 Waratah trains and Reliance Rail’s ability to refinance its existing debt at that time. Nine of the 78 eight-carriage Waratah trains have so far been accepted by RailCorp, with over 20 new Waratah trains expected to be available for passenger services by the end of 2012. The agreement provides support for the Waratah trains being delivered without further delay.

2.5 Evaluation and Assurance

Gateway Reviews

The Gateway Review system has been the cornerstone of the procurement assurance program since 2004. It includes a series of structured reviews that examine projects at critical points – or gates – in the procurement process.

A small team of experienced independent public and private sector procurement practitioners conduct the reviews, assessing projects against seven criteria:

•	service delivery

•	affordability and value for money

•	sustainability

•	governance

•	risk management

•	stakeholder management

•	change management.

Infrastructure Statement 2012-13	2 - 11

The reviews produce independent advice about the robustness of each project and, where appropriate, identify weaknesses that should be addressed before the project proceeds to the next stage. The system gives a level of assurance on a project or program by assessing whether the investment is warranted, the strategic options available and the agency’s capability and capacity to manage the project.

Gateway reviews also test the soundness of the business case for major projects, ensuring that agencies apply an appropriate level of procurement discipline to their projects.

Since 2004, 389 reviews have been conducted on 646 projects valued at nearly $43 billion. Construction and information and communications technology (ICT) projects have been the subject of 85 per cent of the reviews and account for 61 per cent of the total project value.

Major projects

In consultation with Treasury, INSW is further developing a Major Projects Gateway Review process for its review of major infrastructure projects valued over $100 million. This will be used to advise the Government on the quality of major projects, for inclusion in five-year infrastructure plans. The process will leverage existing policies, frameworks and procedures.

2.6 Improving Asset Management

NSW Commission of Audit

In January 2012 the NSW Commission of Audit delivered its Interim Report into Public Sector Management. While the Commission’s review found the Government’s broader framework surrounding asset management and capital investment to be sound, it identified opportunities for significant improvement, including:

•	developing an overarching policy statement outlining asset management priorities and objectives within a consistent Government asset management framework

•	increasing the role of clusters in planning and prioritising infrastructure and capital investment

•	strengthening agency focus on asset maintenance planning and investment to ensure their asset base supports efficient and effective service delivery to the community

•	promoting better asset use and, where appropriate, rationalising agency assets to ensure effective use and best value for money for the Government.

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Property Asset Utilisation Taskforce

The Government established the Property Asset Utilisation Taskforce on 6 February 2012. It is reviewing the framework, policies and governance structures for government property assets and identifying gaps and opportunities for change and improvement.

The taskforce is focused on ways to more effectively manage and use assets across the Government’s property portfolio.

The taskforce is preparing an interim report that will include:

•

strategies and plans to reform property asset management across the government portfolio, including the redesign of both governance and decision making-frameworks and of the information management to support these, so that agencies can manage their assets more systematically and consistently throughout the lifecycle

•	details of government property pilot studies in the North Shore and Northern Corridor that become examples of applying the proposed new framework

•	a schedule of property assets across various agencies that could potentially be divested.

A final report is planned for August 2012 and will include recommendations to Government. This will include a short-term asset disposal strategy to generate net proceeds of $300 million for reinvestment in a second round of the Housing Acceleration Fund, as outlined in section 2.3.

The taskforce is made up of an independent Chair, Mr Geoff Levy, AO; an independent representative, Ms Louise Byrne; and key staff from a number of government agencies.

Total Asset Management

The Total Asset Management (TAM) policy is designed to ensure agencies actively manage their assets throughout their lifecycle, from planning and procurement through to operations and disposal, to ensure their asset base supports effective service delivery to the community and provides value for money to the Government.

TAM strategies and 10-year capital plans will support the development of the 20-year SIS and 5-year infrastructure plans.

Over 2012-13 the Government will strengthen TAM policy so as to ensure agencies actively manage their assets throughout the entire asset lifecycle and improve the efficacy of TAM plans.

Infrastructure Statement 2012-13	2 - 13

Asset maintenance

The NSW Commission of Audit’s Interim Report into Public Sector Management (the Audit) suggests that in recent years asset maintenance seemed to be a lesser priority within the general government and non-commercial PTE sectors than investment in new assets.

This may undermine efficient service delivery because, without timely and proper maintenance, assets will not remain productive over their useful life, nor continue to represent value for money, that is, poor maintenance will bring forward capital replacement rather than ‘save’ money.

The TAM policy requires agencies to strike the right balance between investing in new assets and maintaining current assets. To ensure this balance is achieved, the application of the TAM policy by agencies, including for asset maintenance planning and delivery, will be strengthened. As recommended by the Audit, Treasury will work with agencies to:

•

develop appropriate maintenance performance indicators to measure the effectiveness and efficiency of assets and drive more effective maintenance planning and delivery within their 10-year capital plans

•	strengthen their asset maintenance strategic plans.

This increased focus on asset maintenance planning and delivery will support improved reporting on asset maintenance activity in future Budget Papers.

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Chapter 3:	Infrastructure and Service Delivery

3.1 Introduction

This chapter explains how the Government’s $15 billion total state sector infrastructure investment in 2012-13 translates into new and improved services for the people of New South Wales by sectoral policy areas.

The commentary for each policy area describes that area’s service delivery objectives and its contribution to achieving NSW 2021 goals and other Government priorities. The commentary also identifies the major components or agencies contributing to each policy area, along with its overall demand drivers. Also included, where relevant, are unique or unusual factors that have influenced the 2012-13 infrastructure investment in a particular policy area.

Each policy area’s commentary includes details of major infrastructure investment projects to be undertaken in 2012-13, as well as those completed in 2011-12. It also indicates the service delivery benefits of individual projects.

These policy areas are based on the Australian Bureau of Statistics system of Government Finance Statistics (GFS). This system enables statistical information on public sector entities to be presented in a uniform and systematic way.

The GFS-based policy framework allows comparisons between Australian states and territories, together with time series comparisons, as the framework is not significantly affected by agency restructures.

For 2012-13, some policy areas have been presented to better align with the Uniform Presentation Framework (UPF) financial aggregates in chapter 9 of Budget Paper No. 2 Budget Statement. This change accounts for some minor differences between last year’s and this year’s published 2011-12 infrastructure investment.

Table 3.1 shows the growth in investment for policy areas from the 2011-12 Revised Budget to the 2012-13 Budget. Capital expenditure in the four largest policy areas – transport and communications, fuel and energy, housing and community amenities, and health – will total around $12.8 billion, or approximately 85 per cent of the State’s budgeted infrastructure spending in 2012-13.

Infrastructure Statement 2012-13	3 - 1

Table 3.1:	Infrastructure Investment by Policy Area

	2011-12 Budget $m	2011-12 Revised $m	2012-13 Budget $m	Variation (a) %

Transport and communications	6,320	5,572	6,144	10.3

Fuel and energy (b)	4,064	3,642	4,191	15.1

Housing and community amenities (c)	1,619	1,493	1,471	(1.5)

Health	925	709	1,008	42.2

Education	740	704	535	(24.0)

Social security and welfare	127	95	194	105.1

Public order and safety	440	421	450	6.7

Recreation and culture (d)	285	279	369	32.5

Other (e)	767	502	638	27.3

Total	15,287	13,416	15,000	11.8

(a)	This is the percentage variation from the 2011-12 Revised Budget to the 2012-13 Budget.
(b)	Fuel and energy includes electricity generation, transmission and distribution.
(c)	Housing and community amenities includes water and wastewater.
(d)	Recreation and culture includes national parks capital expenditure.
(e)	‘Other’ covers general public services; agriculture, forestry, fishing and hunting; mining, manufacturing and construction; other economic affairs (including labour and employment affairs); and other purposes (including public debt transactions and natural disaster relief).

3.2 Transport and Communications

Infrastructure investment in the transport and communications policy area in 2012-13 is estimated at $6.1 billion, which is $572 million or 10.3 per cent above the 2011-12 Revised Budget. This reflects additional spending on the South West Rail Link, progress on the new North West Rail Link, continuing work on Sydney Ports projects (Intermodal Logistics Centre at Enfield and Passenger Cruise Terminal at White Bay) and on roads projects.

The transport policy area has the largest impact on the State’s infrastructure requirements, accounting for 41 per cent of the total state infrastructure investment for 2012-13. It includes providing and managing road infrastructure, providing public transport services and operating three major State-owned ports: Port Botany, Port Kembla and the Port of Newcastle.

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A new integrated transport authority, Transport for NSW (TfNSW), was established on 1 November 2011 to coordinate service delivery across all modes of transport and to improve the focus on customer service. Under the new structure:

•	TfNSW absorbed the functions of the Transport Construction Authority on 31 March 2012 and will absorb the functions of the Country Rail Infrastructure Authority after it is dissolved on 30 June 2012

•	Roads and Maritime Services combines the functions of the former Roads and Traffic Authority of New South Wales (RTA) and Maritime Authority of NSW.

TfNSW aims to:

•	encourage greater use of public transport

•	provide better, customer-oriented services

•	consolidate planning for roads, rail, buses, ferries, taxis and waterways

•	develop policies and regulations for transport across the state

•	integrate freight strategies and programs to meet the economic needs of New South Wales, particularly in regional areas.

TfNSW is the lead for the following NSW 2021 goals.

•	Reduce travel times.

•	Grow patronage on public transport by making it a more attractive choice.

•	Improve customer experience with public transport services.

•	Improve road safety.

New South Wales has a large and complex transport system. One of the key challenges is to integrate the different modes of transport to better connect them and provide safe, reliable and efficient transport services that meet customer needs and expectations.

Also, transport and land use planning are integrated to:

•	improve access to housing, jobs and services by public transport, cycling and walking to reduce dependence on motor vehicles where possible

•	support the efficient and viable operation of public transport services

•	provide for the efficient movement of freight.

Roads

In 2012-13, Roads and Maritime Services will invest $2.8 billion in roads infrastructure.

The roads infrastructure program is strongly focused on meeting the demands of a growing metropolitan area, reinforcing the capacity of the core established network, and meeting the need for increased capacity on major highways.

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Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Pacific Highway	$845-million

Various upgrades will be made to increase the dual carriageway length, as part of the current jointly funded program with the Commonwealth Government to improve travel times, road safety, freight efficiency and traffic conditions on the Pacific Highway.

Hunter Region	$629 million

Various upgrades will be made in the Hunter Region, including to the Hunter Expressway (F3 to Branxton), in conjunction with the Commonwealth Government to cut travel times between Newcastle and the Hunter, relieve congestion and improve safety.

Sydney Region	$248 million

M2, M5 and F5 motorway upgrades will increase capacity and improve travel times and safety for local and long-distance traffic, along with structural improvements to the Anzac Bridge, creating bus priority lanes on strategic corridors, widening Camden Valley Way and Richmond Road and building the Erskine Park Link Road.

Princes Highway	$163 million

Initiatives include the Gerringong upgrade, the South Nowra duplication, the Victoria Creek realignment and the Bega bypass development to improve road safety, reduce travel times and vehicle operating costs, and improve noise and air quality.

Great Western Highway	$104 million	Various upgrades will be made to increase the dual carriageway length, improving travel times and road safety for all motorists, pedestrians and cyclists.

Hume Highway	$100 million

Continued work on the Holbrook bypass will improve safety and convenience for motorists and local residents by removing cars and heavy vehicles from local streets, and will also make freight movements along the Hume Highway more efficient.

Central Coast Region	$73 million

Widening the Central Coast Highway between Erina and Wamberal will continue to significantly improve traffic capacity, road safety and facilities for bus passengers, cyclists and pedestrians. Finalising plans for the Sparks Road intersection to support the Warnervale Town Centre will help unlock crucial housing and employment land.

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Major projects completed in 2011-12 (with estimated total cost) include:

•	Pacific Highway: Ballina Bypass dual carriageway ($640 million, jointly funded)

•	Pacific Highway: Banora Point upgrade, including Sexton Hill ($359 million, jointly funded)

•	Hume Highway: Tarcutta Bypass dual carriageways ($290 million, Commonwealth funded)

•	Hume Highway: Woomargama Bypass dual carriageways ($265 million, Commonwealth funded)

•	Oxley Highway: upgrade from Wrights Road to Pacific Highway ($115 million).

Rail services

Rail infrastructure investment, including projects by Rail Corporation New South Wales (RailCorp) and projects now delivered by TfNSW, is expected to total $2.5 billion in 2012-13. This investment aims to:

•	address long-term projections for demand growth that is linked to growth in the size of Sydney and its level of economic activity (Sydney’s population is anticipated to grow to 5 million by 2020)

•	increase the proportion of total journeys to work by public transport in accordance with NSW 2021 targets

•	replace and upgrade life-expired assets.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
South West Rail Link	$397 million

The 11.4 km twin track extension works from Glenfield to Leppington will include two new stations at Edmondson Park and Leppington, an upgrade of Glenfield station, new car parking and a train stabling facility to provide new and reliable services for south-west Sydney.

North West Rail Link	$360 million

The 23 km rail link from Epping to beyond Rouse Hill will include eight new stations and additional commuter car parking stations, with $40 million provided for land acquisitions by the Sydney Region Development Fund.

Rail Clearways program	$114 million	The Kingsgrove to Revesby quadruplication will continue, with a new platform at Macarthur station and the Liverpool turnback built to improve the capacity and reliability of the CityRail network.

Waratah rail carriages - enabling works	$95 million	Various works will support the introduction of new Waratah rail carriages, including interface works.

Infrastructure Statement 2012-13	3 - 5

Major Investment	2012-13 Allocation	Description
Northern Sydney Freight Corridor	$85 million	Funded by the Commonwealth and NSW governments, this project will improve capacity and reliability for freight trains on the Main North Line between North Strathfield and Broadmeadow.

Power supply	$83 million	The capacity of the CityRail network’s electrical system will be increased and its reliability improved.

Country Regional Rail Network	$62 million	Steel re-sleepering, re-railing and bridge renewals will improve the safety, reliability and efficiency of the Country Regional Network.

Wynyard Walk	$61 million	The new Wynyard Walk to the Barangaroo area from Wynyard station will provide pedestrian access to the CBD’s western corridor and waterfront.

Automatic train protection	$50 million	A new on-board safety system in trains will reduce the number of defined safety incidents.

Digital train radio	$50 million	Train radio systems will be updated to digital technology to improve network communications.

Major projects completed in 2011-12 (with estimated total cost) include:

•	the Quakers Hill to Schofields duplication ($235 million), including a new Schofields station, completed in October 2011

•	Dunmore Passing Loop extension ($22 million), completed in December 2011

•	Quakers Hill station ($19 million), completed in November 2011

•	easy access upgrades at Picton station ($6.6 million), Central Station south-east entry ($14 million) and Windsor station ($4 million).

Other major initiatives

The Inner West Light Rail extension is the first step in plans to extend light rail in Sydney. The extension will connect the existing service from Central to Lilyfield and run through the Inner West to Dulwich Hill. Services are planned to start early in 2014. The Sydney Light Rail Strategic Plan, due to be completed later this year, is examining the feasibility of extending light rail through the CBD to the University of NSW and the University of Sydney.

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Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Transport Access Program	$148 million

This program makes improvements across all transport modes, including station access upgrades for people with a disability, the elderly and parents with prams; interchanges to support seamless transfers between all modes for all customers; commuter car park safety improvements, including extra lighting, help points and car park security; and signage improvements to provide better access to the public transport system.

Electronic ticketing	$124 million	The Opal electronic ticketing system will reduce queues at ticketing and station access points, improve bus travel times and provide a more convenient system for commuters.

Sydney Light Rail extension	$116 million	A 5.6 km extension to the Sydney Light Rail system will be constructed from Lilyfield to Dulwich Hill, including nine new stops and new rolling stock.

Bus services

All regular passenger bus services in New South Wales are now exclusively provided through contracts with TfNSW. This has enabled the Government, particularly in the metropolitan and outer metropolitan areas, to introduce comprehensive new service plans and manage the systematic replacement and growth of the bus fleet.

New buses are purchased to replace life-expired buses and increase capacity on key commuter corridors that have experienced strong growth.

Since the new contract framework was introduced in 2004-05, around 2,260 new buses have been delivered to metropolitan and outer metropolitan operators. This includes around 810 buses to meet increased passenger numbers. The total metropolitan and outer metropolitan fleet is now around 4,760 buses.

The acquisition costs associated with the bus fleet are funded through bus contracts with TfNSW and form part of the TfNSW capital program.

A preliminary feasibility study has been undertaken to investigate various options for the Northern Beaches Bus Rapid Transit. The next stage of the study will entail community consultation to determine the preferred option and further planning on the timing, cost and route.

Infrastructure Statement 2012-13	3 - 7

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Replacement buses	$68 million	A total of 140 new buses will replace ageing buses and maintain service levels to State Transit Authority customers.

	$27 million	A total of 60 new buses will replace ageing buses and maintain service levels to customers of private bus operators.

Bus depots	$42 million	New bus depots will accommodate the increased fleet size and improve the efficiency of bus operations.

New services	$32 million	New private operator services and additional State Transit Authority services will be provided to customers, using 69 new buses.

Major projects completed in 2011-12 (with estimated total cost) include providing 261 buses for the State Transit Authority and private operators ($119 million).

Ferry services

On 3 May 2012 the Government announced that a new contract to operate and maintain Sydney Ferries had been awarded to Harbour City Ferries, to start at the end of July 2012. A network review will be undertaken to guide service planning, better coordinate services and prioritise investment in supporting infrastructure for any changes to services from 2013. Service plans will ensure that ferry timetables are coordinated with Sydney’s bus network.

In 2012-13, $22 million is budgeted for capital improvements on the Sydney Ferries fleet and infrastructure. This includes $4.6 million to upgrade passenger hydraulic ramps at Circular Quay and Manly and $2.3 million to complete the ferry operations and customer information system (FOCIS).

Ports

The ports sector comprises Sydney Ports Corporation and the Port Kembla Port Corporation and Newcastle Port Corporation. Infrastructure investment in the ports sector will be $264 million in 2012-13.

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Sydney Ports Corporation manages Port Botany and various port facilities in Sydney Harbour, which in total handle more than $60 billion in international and domestic trade each year. Port Botany is the second largest container port in Australia by volume, while Sydney Harbour handles passenger cruise vessels and various bulk trades such as cement and sugar. It also administers the regional ports of Yamba and Eden.

Newcastle Port Corporation manages the Port of Newcastle. It is one of the largest coal export ports in the world and also handles trade in grain, fertilisers, ore concentrates, aluminium and steel.

Port Kembla Port Corporation manages the Port Kembla port, which serves the needs of regional industries, including trade in coal, steel, iron ore and grain. It also handles the importation of motor vehicles into New South Wales.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Intermodal Logistics Centre	$74 million	An Intermodal Logistics Centre will be constructed at Enfield to increase the share of container traffic transported by rail into and out of Port Botany.

Passenger cruise terminal at White Bay 5	$41 million	A new passenger cruise terminal will be constructed at White Bay on Sydney Harbour to replace the existing East Darling Harbour terminal, which will be removed to develop the Barangaroo precinct.

Port Botany expansion	$35 million	The expansion of Port Botany will include constructing a third terminal and associated road and rail works to meet forecast growth in container trade.

Second bulk liquids berth	$33 million	A second bulk liquids berth will be constructed at Port Botany to meet forecast growth in trade.

3.3 Fuel and Energy

Infrastructure investment in the fuel and energy policy area in 2012-13 is estimated at $4.2 billion, which is $127 million or 3.1 per cent above the 2011-12 Budget. The increase is primarily driven by greater regulator approved investment in electricity distribution networks to renew existing assets and accommodate demand for electricity, particularly peak demand, which continues to grow, albeit at a slower rate.

The fuel and energy sector represents 27.9 per cent of the total state infrastructure investment for 2012-13.

Infrastructure Statement 2012-13	3 - 9

Forecasts for 2012-13 and the forward years are lower than the corresponding years’ forecasts in the 2011-12 Budget. This is due to the network businesses scrutinising their capital plans and developing capital efficiency savings, including those from the integrated network structure and updated peak demand forecasts. Further information is provided in Budget Paper No.2 Budget Statement.

Power generation is the first stage of delivering a reliable electricity supply to NSW households, industry and businesses. Investment in generation is driven by the need to maintain or refurbish power station plant as well as measures to reduce the environmental footprint of generation.

The State owns generation assets through Eraring Energy, Delta Electricity and Macquarie Generation. The energy output of Eraring and Delta (West) has been contracted to retailers under what is commonly referred to as the generation trading (gentrader) model. Cobbora Holding Company Pty Limited, a State-owned incorporated company, manages the Cobbora coal mine development project to deliver coal under contracts to NSW coal-fired power stations.

On 24 November 2011, the Government announced its intention to implement the recommendations of the 2011 Special Commission of Inquiry into the electricity industry. Accordingly, the Government has passed legislation to enable the sale of the State’s generators, including those subject to the gentrader contracts, and is progressing with the sale of remaining electricity development sites and the Cobbora coal mine.

Power transmission includes providing the high-voltage network to convey electricity from power stations to the lower-voltage distribution networks throughout New South Wales. The Government owns the transmission assets managed by TransGrid.

Power distribution to end-use customers through the ‘poles and wires’ is the final stage of the electricity supply chain. The distribution system progressively reduces the voltage of electricity from the high-voltage transmission network to voltages suitable for use in households and businesses. The Government owns the distribution assets managed by Ausgrid, Essential Energy and Endeavour Energy. The Government announced in March 2012 that it will restructure the three distribution businesses under a single entity while retaining their individual brands. This will deliver significant cost and efficiency savings to consumers and will fund energy rebates.

The main drivers for investment in electricity transmission and distribution are:

•	growth in customer numbers, although growth is slowing

•	increasing peak demand

•	augmentation of existing assets to increase their capacity to accommodate growth

•	replacement or refurbishment of ageing assets at the end of their economic life.

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Power generation and fuel

Eraring Energy, Delta Electricity and Macquarie Generation will invest $61 million in 2012-13 to maintain the operating capacity of existing non-gentrader assets. This will ensure the assets continue to be reliable and can meet increasing demand for electricity across New South Wales.

The three generation businesses generate most of the electricity consumed in New South Wales. The balance is provided by Snowy Hydro or privately owned generators, or is imported from interstate through transmission interconnectors.

In December 2010, Eraring Energy entered a gentrader agreement for the existing generating capacity of its Eraring and Shoalhaven power stations with Origin Energy. Delta Electricity entered a gentrader agreement for its Mount Piper and Wallerawang power stations with TRUenergy. Under these agreements, Origin and TRUenergy are responsible for most capital expenditure at the gentrader power stations.

Cobbora Holding Company Pty Limited will invest $94 million in the coal mine development project. Cobbora Holding Company Pty Limited has a number of contracts to supply coal to the three government-owned NSW coal-fired generators.

Further information is provided in Budget Paper No.2 Budget Statement.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Cobbora Holding Company Pty Limited	$94 million	Feasibility studies and design and development work will be conducted for the Cobbora coal mine.

Macquarie Generation infrastructure investment	$30 million

The Ravensworth Void 5 pipe extension and Ash Dam upgrade will ensure future electricity generation meets ash storage demands. Other projects include upgrading the Continuous Ashing System and Fabric Filter Programmable Logic Controller System at Liddell power station.

Delta Electricity infrastructure investment at power stations not subject to gentrader agreements	$23 million

Investments include a program of works at Vales Point power station to make existing operations more efficient and reliable. The most significant project in this program is an upgrade of the pulverised fuel mills.

Eraring Energy infrastructure investment at power stations not subject to gentrader agreements	$8 million	Major investments include transformer replacement and generator fault protection works at Hume power station to maintain the reliability of existing operations.

Infrastructure Statement 2012-13	3 - 11

Major projects completed in 2011-12 (with estimated total cost) include:

•	solar expansion and air heater replacement at Liddell power station ($20 million)

•	low–pressure turbine blades upgrade at Vales Point power station ($15 million)

•	Conveyor 9 upgrade at Bayswater power station ($3 million).

Power transmission

TransGrid will invest an estimated $650 million in infrastructure in 2012-13.

As the owner, operator and manager of one of the largest high-voltage transmission networks in Australia, TransGrid connects generators, distributors and major end users around New South Wales. Its network comprises almost 12,500 kilometres of high-voltage transmission line and underground cables, as well as 91 substations and switching stations. TransGrid’s network also links to the transmission networks across the National Electricity Market, covering Queensland, Victoria, South Australia and Tasmania.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Western Sydney supply project	$227 million

New substations, underground 330 kV cables and 330 kV transmission lines will increase the transmission network’s capacity in the metropolitan area to accommodate the growing electricity needs of Western Sydney.

Technology improvements	$84 million	Projects include replacing the Sydney West control room, improving information technology, upgrading communications and optical fibres and replacing secondary systems.

Transmission lines and cables	$64 million	A 132 kV double circuit line will be installed between Tomago and Stroud and a 330 kV cable installed between Beaconsfield and Haymarket.

Substations	$51 million	A new substation at Wallerawang and a switching station at Orange North will be constructed, and the Beaconsfield West substation and Upper Tumut switchyard will be refurbished.

Transformer additions/replacements	$43 million	Transformers will be installed at Belrose, Griffith, Guthega, Narrabri, Newcastle and Yanco.

3 - 12	Infrastructure Statement 2012-13

Major projects completed in 2011-12 (with estimated total cost) include:

•	transmission lines from Kempsey to Port Macquarie and Glen Innes to Inverell ($73 million)

•	transformer installation and replacements at Vineyard and Wallerawang substations ($42 million).

Power distribution

Ausgrid, Endeavour Energy and Essential Energy are to be integrated from 1 July 2012 into a single operating model designated as NetworksNSW, while retaining their existing corporate identities and brands. These reforms will deliver capital efficiency savings that will flow through to lower consumer prices. Further information is provided in Budget Paper No. 2 Budget Statement.

The integrated New South Wales electricity distribution network will be by far the largest electricity network in Australia, and will invest $3.4 billion in distribution infrastructure in 2012-13.

Major NetworksNSW investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Transmission and zone substations	$738 million

Major works will be conducted for new substations at Belmore Park, Croydon, North Sydney, Olympic Park, Engadine, Medowie, Parramatta CBD, Tomerong, Abbotsbury, Chipping Norton, Riverstone, Huntingwood, Casula, Doonside, Jordan Springs, Glenorie and Figtree.

There will also be major upgrades to existing substations at Port Hacking, Canterbury, St Peters, Marrickville, City South, Kempsey, Coolamon, Coffs Harbour South, Uranquinty, Port Macquarie, Moree, Bathurst, Northmead, Bulli, Guildford, Port Kembla, Corrimal, Rydalmere, Castle Hill and South Granville to provide capacity, meet licence conditions, replace aged assets and meet forecast load growth in the medium to long term.

Distribution replacement	$344 million

Distribution centres will undergo essential renewals. Transmission, high-voltage distribution and service mains across the network that have reached the end of their useful life will be replaced and major transmission line upgrades will also be made.

Infrastructure Statement 2012-13	3 - 13

Major Investment	2012-13 Allocation	Description
Cables and associated cable tunnels	$338 million

Works will address the asset condition and performance of the 132 kV network. This includes replacing aged feeder cables from Peakhurst to Bunnerong, Peakhurst to Beaconsfield West, Lindfield to Willoughby and Mason Park to Rozelle, as well as providing a cable tunnel between Surry Hills, City East, Dalley Street and City North.

Network capacity	$268 million	The distribution network will be refurbished to maintain reliability for customers as network demand grows.

Major projects completed in 2011-12 (with estimated total cost) include:

•

various substations (plus overhead/underground feeder where required) at Potts Hill, Tomago, Balgowlah, Wamberal, Raymond Terrace, East Liverpool, West Wetherill, North Eastern Creek, Mt Ousley/Wollongong University, Ballina, Mulwala, Buronga and South Tamworth ($348 million)

•	new 132 kV cables across Botany Bay ($155 million)

•	new transmission and sub-transmission lines from Mulwala to Finley, Forster to Tuncurry and Dubbo to Yarrandale, as well as an upgrade of the Gunnedah sub-transmission line ($36 million).

3.4 Housing and Community Amenities

This policy area includes social housing and water and wastewater services.

Infrastructure investment in the housing and community amenities policy area in 2012-13 is estimated at $1.5 billion, which is $22 million or 1.5 per cent below the 2011-12 Revised Budget. The housing and community amenities policy area represents 9.8 per cent of the total state infrastructure investment for 2012-13.

The Government’s investment in social and affordable housing supports the achievement of the following NSW 2021 goals.

•	Better protect the most vulnerable members of our community.

•	Break the cycle of disadvantage.

•	Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential.

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Investment in housing is undertaken by agencies including:

•	NSW Land and Housing Corporation

•	Aboriginal Housing Office

•	City West Housing Pty Limited

•	Teacher Housing Authority of NSW

•	Landcom.

The State’s water investment activities are driven by the NSW 2021 goal to secure potable water supplies.

State infrastructure investment in the water and wastewater sector is undertaken by four NSW Government businesses:

•	Sydney Water Corporation

•	Sydney Catchment Authority

•	Hunter Water Corporation

•	State Water Corporation.

Social housing

Social housing investment is influenced by:

•	an increasing number of clients with disabilities or complex health needs

•	changing demographics, including an increased proportion of smaller households

•	an ageing population and a shift in population to the metropolitan and coastal areas of the state.

In 2012-13, the NSW Land and Housing Corporation will invest an estimated $331 million in infrastructure. This reflects the re-phasing of projects, a reduction in the asset sale program and the transfer of administrative assets to the Department of Family and Community Services, following the restructure in July 2011.

The NSW Land and Housing Corporation is the largest provider of social housing in Australia and a major government asset holder, with a property portfolio forecast of around 134,200 dwellings and a capital value of $31 billion. It also provides housing assistance through approximately 9,000 leasehold properties. This infrastructure program of the NSW Land and Housing Corporation will enable the commencement of 852 new dwellings and the completion of 773 dwellings of general public and community accommodation.

Infrastructure Statement 2012-13	3 - 15

The Corporation’s priority areas for social housing infrastructure include:

•	continuing to address the social issues associated with concentrated social housing estates

•	continuing the Expression of Interest process to procure the Airds Bradbury renewal project as a public private partnership

•	meeting social housing needs by maintaining the condition of the portfolio.

The Aboriginal Housing Office plans and administers policies and programs to provide, manage and maintain social housing for Aboriginal tenants. Its 2012-13 investment in infrastructure will provide approximately 70 new social housing dwellings for Aboriginal people through the office and through Aboriginal community housing providers.

City West Housing builds and manages affordable housing in Sydney. In 2012-13, it will commence building 186 affordable dwellings.

Teacher Housing Authority of NSW provides for the construction, acquisition and upgrading of housing in remote areas of the state where private rental markets do not adequately meet teachers’ accommodation needs.

Landcom, while classified under this function, is not predominantly a provider of social housing. It is a commercial business that focuses on unlocking development of complex and strategic vacant land and established sites to create commercial and industrial communities.

The Government will create a new growth delivery entity to improve and expedite development outcomes in New South Wales. The new entity, which will be established through merging Landcom and the Sydney Metropolitan Development Authority, will have a new focus on managing and coordinating urban renewal in strategic and complex sites, in addition to existing Landcom activities in greenfield areas. The entity’s initial efforts will be directed to the Sydney metropolitan region, with a view to expanding to regional areas where necessary.

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In 2012-13, major social housing investments include:

Major Investment	2012-13 Allocation	Description
Upgrading existing public and community housing	$195 million	Planned work and improvements will maintain the portfolio.

Social Housing New Supply Program	$141 million

Construction will start on 852 social housing dwellings and finish on 773 dwellings.

As part of the Social Housing New Supply Program, $37 million will be spent on the Riverwood North Urban Renewal project and 176 social housing dwellings will be demolished so 650 new dwellings can be built. These will comprise 150 seniors-living units and up to 500 private, affordable and community housing units.

National Partnership Agreement: Aboriginal housing - new supply	$17 million	The Aboriginal Housing Office will provide 35 new dwellings for Aboriginal people in remote areas under the National Partnership Agreement on Remote Indigenous Housing.

Aboriginal housing - new supply	$13 million	The Aboriginal Housing Office will provide 30 new dwellings for Aboriginal people across New South Wales under its new supply program.

City West Housing	$13 million	Construction will start on 89 affordable housing units at Glebe and on 97 units at Green Square.

Landcom	$5 million	Landcom will relocate to new head office premises in Parramatta.

Major projects completed in 2011-12 (with estimated total cost) include:

•	the Port Macquarie project, consisting of three buildings with 97 units ($35 million)

•	the Pyrmont Bridge Road Camperdown development, consisting of 104 units including homeless accommodation ($31 million)

•	the Parramatta Road Camperdown development, consisting of 27 units ($13 million), forecast for completion in June 2012

•

stage 1 of the Telopea project, producing 152 units at a cost of $46 million is forecast for completion in June 2012 – the project involves demolishing 381 social housing units and replacing approximately 1,900 units over three years

•	providing 6 four-bedroom dwellings (which can be flexibly configured as independent one, two or three-bedroom homes) as teacher accommodation in Broken Hill ($5.7 million).

Infrastructure Statement 2012-13	3 - 17

Water and wastewater

State owned corporations provide urban water and wastewater services in the greater Sydney region (Sydney Water) and Lower Hunter (Hunter Water) as well as rural bulk water (State Water). A PTE, Sydney Catchment Authority, manages bulk dam water for the greater Sydney region, which also has access to desalinated water from the privately operated desalination facility.

State infrastructure investment in the water and wastewater sector is undertaken by these four NSW Government businesses:

•	Sydney Water Corporation, which provides essential water and wastewater services to 4.4 million people in Sydney, the Illawarra Region and the Blue Mountains

•

Sydney Catchment Authority, which manages a network of 11 major dams and other water supply infrastructure, and protects 16,000 square kilometres of drinking water catchments surrounding the dams to supply high-quality water to Sydney Water, local councils and other customers

•	Hunter Water Corporation, a vertically integrated bulk and retail water and wastewater business servicing the Lower Hunter Region

•	State Water Corporation, which captures, stores and releases bulk water for irrigation, town water supply and the environment along 7,000 kilometres of rivers in regional New South Wales.

Urban water and wastewater services in the rest of regional New South Wales (including the Central Coast) are predominantly the responsibility of local water utilities.

Key investment initiatives include:

•	investing in new water and wastewater infrastructure to service a growing population

•	renewing existing water supply and storage assets

•	meeting current dam safety standards.

Sydney Water and the Sydney Catchment Authority operate within the context of the Metropolitan Water Plan 2010. The plan focuses on securing water for life through a combination of dams, recycling, desalination and water efficiency measures.

The Government, in conjunction with Hunter Water, is developing a Lower Hunter Water Plan to secure long-term water supplies for the region.

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Sydney, the Illawarra region and the Blue Mountains

In 2012-13, Sydney Water will invest an estimated $654 million in infrastructure. Major investments include:

Major Investment	2012-13 Allocation	Description
Maintaining water distribution systems	$105 million

This includes renewing water reticulation mains, installing flow meters and pressure management systems, renewing water pumping stations and water filtration plants and upgrading reservoirs to improve reliability.

Growth works to service urban development	$101 million

Water and wastewater system and treatment plant works will be conducted to service new urban development in Sydney’s north-west and south-west growth centres and a number of other minor greenfield and infill growth areas.

Wastewater network reliability upgrades	$72 million	This includes rehabilitating sewer mains and other infrastructure to minimise sewer overflows and protect the health of waterways and customers.

Sewage overflow abatement	$72 million	Upgrades will be made to reduce adverse impacts on Sydney Water customers and the environment from the wastewater system in wet weather.

Upgrade reliability of wastewater treatment plants	$71 million	A number of wastewater treatment plants will be renewed and will undergo reliability improvements to replace ageing assets, enhance plant performance and reduce environmental impacts.

Information technology projects	$61 million	IT assets and systems will be upgraded to support business efficiency improvements.

Critical water main program	$54 million	Critical water trunk mains will be renewed to ensure supply to customers and minimise impacts on the community and environment.

Priority sewerage program	$49 million

Sewerage schemes will be constructed at Agnes Banks, Appin, Bargo, Buxton, Cowan, Douglas Park, Freemans Reach, Galston, Glossodia, Hawkesbury Heights, Londonderry, West Hoxton, Wilberforce, Wilton and Yellow Rock.

Infrastructure Statement 2012-13	3 - 19

Major projects completed in 2011-12 (with estimated total cost) include:

•	the Brooklyn and Dangar Island Sewerage Scheme ($58 million).

In 2012-13, Sydney Catchment Authority will invest an estimated $27 million in infrastructure. This will primarily fund the construction and renewal of assets used to collect, store and deliver raw water to customers.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Shoalhaven System upgrade	$6 million

The Shoalhaven System will be upgraded to meet standards and ensure the optimum serviceable life of assets. Expenditure in 2012-13 is principally for works to meet dam safety requirements at Wingecarribee Dam.

Prospect Reservoir upgrade	$6 million	Prospect Reservoir will be upgraded to meet dam safety and regulatory requirements.

General upgrades of assets	$4 million	General upgrades of dams and other assets will ensure safety and reliability.

Upper Canal upgrade	$3 million	Upgrades will extend the life and ensure the capability of the Upper Canal to provide reliable services in the short to medium term.

Major projects completed in 2011-12 (with estimated total cost) include:

•	the Warragamba Dam auxiliary spillway ($167 million), which will increase the dam’s safety in extreme events.

Hunter region

In 2012-13, Hunter Water will invest an estimated $162 million in infrastructure. Major investments include:

Major Investment	2012-13 Allocation	Description
Wastewater infrastructure improvements	$44 million	Wastewater infrastructure will be upgraded and maintained to cater for population growth and to meet regulatory requirements.

Water infrastructure improvements	$28 million	Existing water infrastructure will be upgraded and maintained to meet growth and reliability requirements.

Kooragang Island recycled water plant	$15 million	A recycled water plant will be constructed that will supply 9 million litres of high-quality recycled water to industrial users in the Kooragang Island area.

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Major projects completed in 2011-12 (with estimated total cost) include:

•	upgrading Paxton wastewater treatment plant ($22 million)

•	Grahamstown Dam upgrades ($21 million)

•	replacing the Chichester trunk gravity water main ($18 million)

•	installing Clarence Town wastewater system ($14 million)

•	replacing the Ash Island water main ($14 million)

•	providing an additional clear water tank at Dungog water treatment plant ($12 million)

•	augmenting Anna Bay Reservoir and water mains ($8 million)

•	augmenting the Beresfield to Stoney Pinch water main ($6 million).

Regional New South Wales

In 2012-13, State Water will invest an estimated $113 million in infrastructure. This is primarily for dam safety upgrades to handle extreme floods and earthquakes and the upgrade of fish passages.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Wyangala Dam upgrade	$17 million	Wyangala Dam will be upgraded to meet current dam safety standards for extreme events.

Copeton Dam upgrade	$15 million	Copeton Dam will be upgraded to meet current dam safety standards for extreme events.

Fishways downstream of Keepit Dam	$13 million	Fish passages downstream of Keepit Dam will be upgraded to meet current standards.

Chaffey Dam augmentation	$12 million	Chaffey Dam will be augmented to increase capacity and meet current dam safety standards for extreme events.

Major projects completed in 2011-12 (with estimated total cost) include:

•	replacing pipes at Fish River ($7 million)

•	refurbishing Yallakool Regulator and fish passage ($6 million).

Infrastructure Statement 2012-13	3 - 21

3.5 Health

Infrastructure investment in the health policy area in 2012-13 is a record $1 billion. The policy area represents 6.7 per cent of the total state infrastructure investment for 2012-13.

The health policy area includes the Ministry of Health, the Cancer Institute NSW and the Health Care Complaints Commission. Infrastructure investment contributes to achieving the following health-related NSW 2021 goals.

•	Keep people healthy and out of hospital.

•	Provide world class clinical services with timely access and effective infrastructure.

An ageing and growing population needs new and expanded health services. Rising community expectations and the availability of new technologies generate increasing demands for new infrastructure, facilities, information and communication technology (ICT) systems and health and medical technologies. Investment in hospitals, health facilities and medical equipment, as well as clinical and operational ICT systems, enables health and clinical staff to provide effective health care to the people of New South Wales.

NSW Health

The NSW Health capital works program in 2012-13 is $1.2 billion, which is $82 million or 8 per cent higher than the capital works program announced in the 2011-12 Budget. The capital investment for 2012-13 includes capital expenditure of $1 billion and $160 million in recurrent expenditure on the capital works program, including a capital grant totalling $55 million for the Westmead Millennium Institute.

The total capital works program over four years from 2012-13 is estimated at $4.7 billion, and the total value of capital projects starting in 2012-13 is $1.3 billion. These include:

•	stage 1 of the Blacktown/Mount Druitt Hospital expansion

•	redeveloping Tamworth Hospital

•	providing a new South East Regional Hospital at Bega

•	upgrading Parkes and Forbes hospitals

•	redeveloping Hornsby Ku-ring-gai Hospital

•	building the new Missenden Mental Health Unit at Royal Prince Alfred Hospital.

3 - 22	Infrastructure Statement 2012-13

Further investments in ambulance services will also be made, such as providing new infrastructure at Albury, Bega and Wagga Wagga, acquiring land in Sydney and improving ambulance ICT and the radio network.

Over the next four years, funding will be used to expand and improve car parking facilities at Blacktown, Nepean and Wollongong hospitals, with further opportunities under review for other hospital sites, including Westmead and Sutherland.

Funds will be provided for further planning for hospitals in the Northern Beaches and Maitland/Lower Hunter, and for the fifth stage of the rural Multipurpose Services program.

Planning funds have been allocated for successful Health and Hospitals Fund (round 4) projects at Lismore, Kempsey, Yamba, Hillston and Peak Hill.

Funding of $2 million in 2012-13 will be used to begin implementing the NSW Organisational Risk Management System (NORMS) for all clinical, occupational health and safety, property, security and hazard-related incidents.

Major new investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Metropolitan Sydney health and hospital services	$81 million

Commencing projects include stage 1 of the Blacktown/Mount Druitt Hospital expansion; stage 1 of the Hornsby Ku-ring-gai Hospital redevelopment; developing infrastructure at Royal Prince Alfred Hospital for the Missenden Mental Health Unit; developing ambulance infrastructure including ICT and the radio network; supporting the ambulance land purchase strategy; and expanding and improving car parking facilities at Blacktown and Nepean hospitals. Planning will continue for the Northern Beaches Hospital.

Local initiatives program	$70 million

Local Initiatives projects will be funded by Health Districts to meet locally identified infrastructure needs, such as minor refurbishments or equipment upgrades based on local service delivery priorities.

Infrastructure Statement 2012-13	3 - 23

Major Investment	2012-13 Allocation	Description
Rural and regional health services	$52 million

Commencing projects include redeveloping Tamworth Hospital; providing the South East Regional Hospital at Bega; upgrading Parkes and Forbes hospitals; upgrading Cessnock Hospital’s emergency department; expanding and improving car parking facilities at Wollongong Hospital; and projects for the rural ambulance stations program. Planning will continue for a hospital in Maitland/Lower Hunter.

Information and communication technology	$2.3 million

The NSW Organisational Risk Management System (NORMS) will be implemented to support identifying, notifying, managing, reporting and providing feedback on all clinical, occupational health and safety, property, security and hazard-related incidents.

Major projects completed in 2011-12 (with estimated total cost) include:

•	patient and clinical systems ($40 million)

•	stage 1 of the Critical ICT Infrastructure Strategy ($39 million)

•	Narrabri Hospital redevelopment ($38 million)

•	Grafton Hospital upgrades to the emergency department and operating theatres ($20 million)

•	new Manilla Multipurpose Service ($20 million)

•	new Werris Creek Multipurpose Service ($11 million)

•	Bathurst Hospital ambulatory care project ($9 million).

3.6 Education

Infrastructure investment in the education policy area in 2012-13 is estimated at $535 million. The completion of the Building the Education Revolution: Primary Schools for the 21st Century program, funded by the Commonwealth Government’s National Building economic stimulus plan, accounts for the vast majority of the Budget reduction. The education policy area represents 3.6 per cent of the total state infrastructure investment for 2012-13.

3 - 24	Infrastructure Statement 2012-13

This policy area includes providing school education services at more than 2,200 government schools and TAFE education services at 130 campuses across the state. These facilities require ongoing spending for maintenance and building upgrades.

Education and training infrastructure investment ensures the best possible environment in public schools and TAFE NSW facilities to support teachers and enable students to learn and to develop the workforce skills required by employers. These investments contribute to the achievement of the following NSW 2021 goals.

•	Improve education and learning outcomes for all students.

•	Strengthen the NSW skill base.

Important factors that drive investment in school infrastructure are the ongoing growth of Sydney and NSW regional areas, the movement of families within residential areas and changing student numbers. In the medium to long term, student numbers are forecast to increase gradually. New schools will be needed, and existing schools may need to expand in some areas.

School infrastructure investment is also driven by the Government’s commitment to provide education that is accessible to all students, and provide suitable facilities to educate and support students with a range of special needs or who are at geographic, economic, social or cultural disadvantage. The Government is also committed to expanding the use of technologies in school classrooms and TAFE NSW Institutes. For example, the government is providing $3 million in 2012-13 for the Connected Classrooms program, which is providing interactive whiteboards and video-conferencing.

Reforms have occurred in the delivery of major and minor capital works projects in the education area, which include increased school involvement and will enable the achievement of significant efficiencies in the forward years.

School education services

In 2012-13, the Department of Education and Communities will invest an estimated $447 million in school education services infrastructure. The fall in investment from 2011-12 is mainly due to the finalisation of the Commonwealth Government’s Building the Education Revolution economic stimulus plan funding.

Infrastructure Statement 2012-13	3 - 25

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Nine major new building projects in schools	$12 million

Upgrades and additions will be made at three school locations to improve school facilities. New schools for specific purposes will be built at Lakemba and The Ponds. A new high school at The Ponds and new schools at Lake Cathie, Concord West and Wentworth Point will meet the growth in student numbers.

Continuing 16 major building projects and one information technology project	$62 million

Upgrades and additions at 15 school locations will improve school facilities. This includes works at Oran Park and Bass Hill (new schools), schools for specific purposes at Epping and Hornsby, and Cabramatta High School.

Continuing two projects for the Learning Management and Business Reform project	$71 million	The information management systems for finance, human resources, payroll and student administration will be upgraded or replaced.

Building the Education Revolution (Primary Schools for the 21st Century)	$64 million	Works at schools under the Nation Building economic stimulus plan will be completed.

Trade Training Centres	$33 million	Training facilities will be improved and the number of courses available for secondary students will be increased.

Solar Schools Program	$7 million	A range of energy efficiency measures will be provided.

School minor works	$197 million	Significant upgrades will be made to improve student and teacher facilities and disabled access in schools. New technologies and computers across many schools will improve student and teacher amenity.

Major projects completed in 2011-12 (with an estimated cost of $545 million) include 27 school projects, such as refurbishing teaching and learning facilities; providing new halls, gyms and trade training facilities; major upgrades at Casino, Roseville and Wauchope; the Connected Classrooms program; and the first stage of the Learning Management and Business Reform project.

3 - 26	Infrastructure Statement 2012-13

TAFE education services

In 2012-13, the Department of Education and Communities will invest an estimated $85 million in TAFE education services infrastructure. Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Eight major new TAFE building projects and two new information technology projects	$14 million	Various upgrades and additions will be made at eight TAFE locations, including facilities at Kingswood, Cooma and Tamworth, to support improving students’ workforce skills.

Continuing 17 major TAFE projects	$62 million	Upgrades and additions will be made at 12 TAFE campuses including St Leonards and Maitland. A Learning Management and Business Reform project and a TAFE e-Learning project will be delivered.

TAFE minor works	$9 million	Facilities at various TAFE campuses will be upgraded to improve student and teacher amenity.

Major projects completed in 2011-12 (with an estimated cost of $60 million) include 14 TAFE projects, such as providing upgraded teaching and learning facilities at colleges, including major upgrades at Wagga Wagga and the Northern Beaches.

3.7 Public Order and Safety

Infrastructure investment in the public order and safety policy area is estimated at $450 million in 2012-13, which is $29 million or 6.7 per cent above the 2011-12 Revised Budget. Infrastructure funding relates largely to police, court and juvenile justice facilities and fire stations. Public order and safety represents 3 per cent of the total state investment in infrastructure.

This policy area covers capital investments for agencies in the Attorney General and Justice cluster. These agencies are the NSW Police Force, the Department of Attorney General and Justice (DAGJ) – comprising the Attorney General’s, Corrective Services and Juvenile Justice divisions – and the three emergency services response agencies: Fire and Rescue NSW (FRNSW), the NSW Rural Fire Service (RFS) and the State Emergency Service (SES). It also includes capital expenditure within the Land and Property Information Division of the Department of Finance and Services.

Infrastructure Statement 2012-13	3 - 27

The Attorney General and Justice cluster is the lead for the following NSW 2021 goals.

•	Prevent and reduce the level of crime.

•	Prevent and reduce the level of re-offending.

•	Improve community confidence in the justice system.

•	Ensure New South Wales is ready to deal with major emergencies and natural disasters.

It is also the co-lead for the NSW 2021 goal to increase opportunities for people to look after their own neighbourhoods and environments.

Services provided by most Attorney General and Justice cluster agencies are often interdependent. This means the key results and infrastructure needs of one agency can often be influenced by the performance of other agencies as individuals move through the criminal justice system or are assisted in emergencies or natural disasters. The availability of policing, firefighting and emergency services equipment is essential for officers and, in many cases, volunteers to perform their roles effectively and safely. Demand for correctional accommodation is largely driven by inmate numbers in both adult and juvenile custodial facilities.

Capital buildings investment for policing, courts, correctional facilities, and fire and emergency services aims to provide secure, functional and cost-effective accommodation to meet service demands in urban, regional and rural areas of the state. Ongoing, complementary investments in information and communication technology (ICT) across this policy area continue to improve operational efficiency and effectiveness.

Policing services

The NSW Police Force will invest an estimated $152 million in capital infrastructure in 2012-13. Major investments include:

Major Investment	2012-13 Allocation	Description
Technology upgrades	$39 million

Information processing and operational capacity will be improved through the ongoing upgrade of the Police Force’s core operational policing system, the continued roll-out of digital closed-circuit television in police stations, phase 2 of an ICT equipment upgrade, a SAP technical upgrade, a LiveScan hardware refurbishment, a shared image management system storage extension, the Court Outcomes Enhancement project and the next phase of the Joined Up Justice project.

New police station construction and upgrades	$34 million	Major works will be undertaken for the Moree, Riverstone, Parkes, Tweed Heads, Walgett and Coffs Harbour police stations and the Lake Macquarie Local Area Command.

Hazardous Materials Management Program	$16 million

This funding builds on the $8 million allocated in 2011-12 to maintain the Force’s property portfolio, which includes managing hazardous materials and a range of compliance issues. The estimated total cost is $61 million.

3 - 28	Infrastructure Statement 2012-13

Major Investment	2012-13 Allocation	Description
Plant, equipment and fleet upgrades	$14 million

This range of works will improve officer safety and effectiveness. It includes upgrades to prisoner handling facilities at six locations, ballistic protective vests, prisoner transport vehicles and Class 4 marine vessels. The allocation also covers the further fit-out of police vehicles, the provision of mobile command vehicles, enhanced DNA testing, and fit-out and equipment costs associated with the new Police Transport Command.

Radio communications and network phases 4 and 5	$10 million	Officer and community safety will be ensured by maintaining, upgrading and increasing the coverage of communications equipment.

Mobile Automatic Number Plate Recognition Units	$4 million	This initiative is part of a $7 million commitment over two years to purchase additional units, helping to improve road safety by better targeting vehicles infringing the law.

Major projects completed in 2011-12 (with estimated total cost) include:

•	providing new police stations at Burwood, Wyong and Raymond Terrace ($44 million)

•	interface with the JusticeLink online judicial system ($7.3 million)

•	the In-Car Video Refresh project ($4.1 million).

Custodial services

The Corrective Services and Juvenile Justice divisions will invest an estimated $100 million in custodial infrastructure in 2012-13. Major investments include:

Major Investment	2012-13 Allocation	Description
Annual provisions	$57 million

This allocation covers annual provisions for minor works in Corrective Services and Juvenile Justice, as well as annual provisions for electronic security infrastructure, ICT replacements and office accommodation within Corrective Services.

Additional capacity for juvenile inmates	$24 million	This includes upgrades to the Riverina and Cobham juvenile justice centres.

IT Infrastructure Strategic Plan - Corrective Services	$10 million	Key database systems will be improved in terms of prisoner information and management, financial operations and management, and communications and records management.

Infrastructure Statement 2012-13	3 - 29

Major projects completed in 2011-12 (with estimated total cost) include a new document management system ($3 million) in Corrective Services.

Court services

The Attorney General’s Division will invest an estimated $98 million in court infrastructure, including information systems support, in 2012-13. Major investments include:

Major Investment	2012-13 Allocation	Description
Continuing court construction and upgrades	$39 million

This includes upgrade works at the Armidale, Wagga Wagga, Wollongong and Hornsby courthouses, refurbishment works at the John Maddison Tower (Downing Centre), and DAGJ’s general Courts Upgrade program.

Continuing technology upgrades	$18 million

This covers the ongoing development and implementation of the following systems: enterprise finance, justice infrastructure renewal, the next phase of Joined Up Justice, jury management, LifeLink (Registry of Births, Deaths and Marriages) and justice information access. These systems are designed to improve the quality of information exchange across the cluster and its use in frontline service delivery.

Newcastle Justice Precinct	$16 million	This allocation is part of the $94 million committed for the Newcastle Justice Precinct, which includes providing additional courtrooms.

Coffs Harbour Justice Precinct	$11 million	This allocation is part of a $54 million project for a new courthouse and police station in Coffs Harbour and related precinct infrastructure.

Major projects completed in 2011-12 (with estimated total cost) include:

•	the Legal eServices project ($10 million)

•	a previous phase of Joined Up Justice ($10 million)

•	extensions to Taree courthouse ($6 million) and refurbishment of the Waverley courthouse ($1.7 million), both within the Courts Upgrade program.

3 - 30	Infrastructure Statement 2012-13

Fire and emergency services

FRNSW, the RFS and the SES will invest an estimated $65 million in fire and emergency services infrastructure in 2012-13. Major investments include:

Major Investment	2012-13 Allocation	Description
Continuing fire station/training centre construction and upgrades	$18 million	This allocation is for an ongoing program of construction, renovation and land acquisitions for FRNSW fire stations (19) and training centres (2).

Replacement of fire engines	$6 million	This is part of FRNSW’s ongoing program to maintain a fit-for-purpose fleet (fire engines) network.

Fleet ICT system	$4 million	This allocation is part of an $11 million program to consolidate fleet and equipment in SAP across the emergency services sector.

Centrally managed operational vehicle fleet	$4 million	This is part of a new $18 million program of fleet vehicle acquisitions within the SES Strategic Disaster Readiness Package.

Replacing radios and portable receivers	$3 million	This is part of FRNSW’s $6.3 million program to upgrade communications equipment.

Major projects completed in 2011-12 (with estimated total cost) include:

•	various facility improvement works and land acquisitions for FRNSW, including renovating 11 fire stations across the state ($11 million)

•	implementing SAP human resources systems for the emergency services sector ($7.6 million)

•	an FRNSW records management system ($1.4 million).

3.8 Recreation and Culture

Infrastructure investment in the recreation and culture policy area in 2012-13 is estimated at $369 million, which is $84 million or 32.5 per cent above the 2011-12 Revised Budget. The increase is primarily due to the major Sydney Cricket Ground redevelopment and Sydney Opera House’s Vehicle Access and Pedestrian Service Project.

The recreation and culture policy area represents 2.5 per cent of the total state infrastructure investment for 2012-13. This policy area includes capital expenditure on recreation and cultural facilities and national parks and wildlife.

Infrastructure Statement 2012-13	3 - 31

Infrastructure investment in this policy area gives people opportunities to participate and engage in community activities across the areas of sport and recreation, and arts and culture. The policy area contributes to the achievement of the NSW 2021 goal to enhance cultural, creative, sporting and recreation opportunities.

Sport and recreation

Infrastructure to support sport and recreational activities is provided by a diverse range of agencies including the Sydney Cricket and Sports Ground Trust, Taronga and Western Plains Zoos, the Sydney Harbour Foreshore Authority and National Parks within the Office of Environment and Heritage.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Sydney Cricket Ground - stage 2 redevelopment	$72 million	This stage of major redevelopment involves replacing the Noble, Bradman and Messenger stands to provide state-of-the-art amenities for spectators.

Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP) expansion	$24 million	The Sydney Harbour Foreshore Authority will fund the project development costs of the SICEEP project, which is managed by Infrastructure NSW.

Zoo capital development	$21 million	The Zoological Parks Board will continue to construct and restore exhibits at the Taronga and Western Plains zoos.

Establish and maintain reserved lands infrastructure	$13 million	Land management and visitor infrastructure will be improved or replaced, and maintained across all national parks and reserves.

PlantBank facility	$12 million	The Royal Botanic Gardens and Domain Trust will continue building PlantBank, a research, conservation and education facility at the Australian Botanic Garden, Mount Annan.

Reserve acquisition	$5 million	Land will be purchased to make the reserve system more comprehensive, adequate and representative of biodiversity.

Marine structure and public domain upgrades	$11 million

The Sydney Harbour Foreshore Authority will upgrade Darling Harbour/Pyrmont marine structures and continue public domain upgrade works across The Rocks and Darling Harbour precincts to improve public safety and amenities.

Allianz Stadium - level 3 upgrade	$3 million	The complete redevelopment of level 3 will include building new catering outlets and amenities, and installing a new lift.

3 - 32	Infrastructure Statement 2012-13

Major projects completed in 2011-12 (with estimated total cost) include replacing National Parks Service radio equipment to ensure effective communication for firefighting and management ($15 million).

Arts and culture

Significant institutions with major capital works that support artistic and cultural activities within New South Wales include the Sydney Opera House, State Library, the Australian Museum, Museum of Applied Arts and Sciences and the Historic Houses Trust.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Vehicle Access and Pedestrian Safety Project	$77 million

Sydney Opera House will continue constructing an underground road and loading dock, improving the forecourt roadway and lighting, and undertaking other works to improve public safety, security and vehicle access; address occupational health and safety risks; and deliver operational and maintenance efficiencies.

Electronic catalogue expansion	$6 million	The State Library will continue expanding its electronic catalogue to improve community access to the library’s collections.

Heritage discovery and asset management	$5 million	The State Library will upgrade its core ICT technology systems and platforms, which underpin its service delivery to clients onsite and online.

Lift and escalator upgrades	$5 million	Sydney Opera House will continue upgrading its lifts and escalators to improve service reliability and access, reduce business disruption and improve safety.

Digitisation for regional delivery program	$4 million	The State Library will digitise highly valued and at-risk heritage collection items to ensure their long-term preservation and to improve regional and international access.

Shared storage facility construction	$3 million

A joint storage facility will be constructed at Castle Hill over three years to improve storage capacity for collections of the Museum of Applied Arts and Sciences, the Australian Museum and the Historic Houses Trust.

Major projects completed in 2011-12 (with estimated total cost) include refurbishing the State Library’s reading rooms ($4.8 million).

Infrastructure Statement 2012-13	3 - 33

3.9 Social Security and Welfare

Infrastructure investment for this policy area in 2012-13 is estimated at $194 million, which is $66 million or 52 per cent above the 2011-12 Budget and $99 million or 105.1 per cent above the 2011-12 Revised Budget. The social security and welfare policy area represents 1.3 per cent of the total state infrastructure investment for 2012-13.

This investment will help meet the Government’s commitment to expand accommodation supports for people with a disability, assist children in need of support, and invest in information technology that will improve service delivery and efficiency.

Infrastructure investment in this policy area contributes to the achievement of the following NSW 2021 Plan goals.

•	Better protect the most vulnerable members of our community and break the cycle of disadvantage.

•	Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential.

•	Increase opportunities for seniors in New South Wales to fully participate in community life.

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
Supported accommodation for people with a disability	$58 million	A range of accommodation facilities will be developed across the state for people with a disability, as part of the Stronger Together 2 reform program.

Redeveloping large residential centres	$43 million	Alternative accommodation will be developed for people with a disability who currently live in large residential centres at Rydalmere, Westmead, Stockton and other locations.

Supported accommodation for Riverside Large Residential Centre residents	$26 million

Village accommodation at Riverside (Orange) and accommodation in other Central West locations will be provided for people with a disability who currently live at the Riverside Large Residential Centre.

Aboriginal children and family centres	$21 million	Nine centres will provide a range of children and family support services.

Information directory system upgrade	$6 million	This upgrade will support child protection decision-making, workload management and record management for case workers.

Early intervention and prevention centres	$4 million	New early intervention and prevention centres will assist people with a disability.

Major programs completed in 2011-12 (with estimated total cost) include:

•	providing supported accommodation across the state for people with a disability who are not able to live independently or at home with support ($124 million since 2005-06)

3 - 34	Infrastructure Statement 2012-13

•	the Disability Assistance Package, providing additional accommodation places for people with a disability ($34 million since 2009-10)

•	modifying group homes to ensure safety and compliance ($23 million since 2005-06)

•

the Casuarina Grove aged care facility for people with a disability at Hamlyn Terrace near Wyong, allowing people with a disability to fulfil their potential as readily as in other settings ($42 million).

3.10 Other

Infrastructure investment in ‘other’ areas in 2012-13 is estimated at $638 million. This represents 4.3 per cent of the total state infrastructure investment for 2012-13.

This policy area covers infrastructure investment under the following General Purpose Classification categories as defined by the Australian Bureau of Statistics:

•	general public services – which includes legislative and executive affairs and general economic and social services

•	agriculture, forestry, fishing and hunting – which includes land and water management and agricultural support schemes

•	mining, manufacturing and construction – which includes activities associated with the building and construction industry

•	other economic affairs – which includes labour and employment affairs

•	other purposes – which includes public debt transactions and natural disaster relief.

Investments under this policy area include:

•	StateFleet vehicle purchases

•	investment in information systems by shared corporate services providers and the operator of the State’s workers compensation system

•	the provision of office accommodation by certain agencies.

Infrastructure Statement 2012-13	3 - 35

Major investments in 2012-13 include:

Major Investment	2012-13 Allocation	Description
StateFleet vehicles	$266 million	StateFleet motor vehicles will be purchased for use by agencies including the Ministry of Health and NSW Police Force.

Information systems upgrade (Businesslink)	$66 million	This upgrade will increase the system capacity and improve the efficiency of Businesslink, the corporate and shared services provider for the Department of Family and Community Services.

Information systems upgrade (Department of Finance and Services)	$28 million	This upgrade will improve various information management systems across the Department of Finance and Services.

Office refurbishment	$24 million

Refurbishment work will be done at office buildings throughout New South Wales that are managed by the State Property Authority, including in Grafton, Moree, Glenn Innes, Newcastle, Wollongong and Sydney.

Office of State Revenue’s tax administration system upgrade	$7 million	Upgrading the Office of State Revenue’s tax administration system will improve efficiency and allow for increased online data lodgement.

Major projects completed in 2011-12 (with estimated total cost) include:

•	the New South Wales Electoral Commission’s SmartRoll system, which aimed to streamline and improve the electoral process for eligible voters ($9.3 million)

•	relocating the Gosford Horticulture Institute, which involved constructing an office and laboratory building at Ourimbah and a greenhouse and storage complex at Somersby ($8.1 million).

3 - 36	Infrastructure Statement 2012-13

Chapter 4: General Government Sector Projects

4.1 General Government Sector Projects

The Legislature

The Legislature	4 - 5

Attorney General and Justice

Department of Attorney General and Justice	4 - 6
Fire and Rescue NSW	4 - 8
NSW Police Force	4 - 10
State Emergency Service	4 - 12
NSW Trustee and Guardian	4 - 13
Department of Rural Fire Service	4 - 14
Information and Privacy Commission	4 - 14
Legal Aid Commission of New South Wales	4 - 14
Ministry for Police and Emergency Services	4 - 14
New South Wales Crime Commission	4 - 14
Judicial Commission of New South Wales	4 - 14
Office of the Director of Public Prosecutions	4 - 14

Education and Communities

Department of Education and Communities	4 - 15
Office of the Board of Studies	4 - 21
Sydney Olympic Park Authority	4 - 21
Community Relations Commission of New South Wales	4 - 21

Family and Community Services

Department of Family and Community Services	4 - 22
Aboriginal Housing Office	4 - 23
NSW Businesslink Pty Limited	4 - 24
Home Care Service of New South Wales	4 - 25

Finance and Services

Department of Finance and Services	4 - 26
Motor Accidents Authority	4 - 27
State Property Authority	4 - 28
State Records Authority	4 - 28
Long Service Corporation	4 - 29
WorkCover Authority	4 - 29
Workers’ Compensation (Dust Diseases) Board	4 - 29

Health

Ministry of Health	4 - 30
Health Care Complaints Commission	4 - 36
Cancer Institute NSW	4 - 36

Infrastructure Statement 2012-13	4 - 1

Premier and Cabinet

Department of Premier and Cabinet	4 - 37
Royal Botanic Gardens and Domain Trust	4 - 38
Barangaroo Delivery Authority	4 - 39
Centennial Park and Moore Park Trust	4 - 40
Historic Houses Trust of New South Wales	4 - 40
Western Sydney Parklands Trust	4 - 41
Department of Planning and Infrastructure	4 - 42
Minister Administering the Environmental Planning and Assessment Act	4 - 43
Independent Commission Against Corruption	4 - 43
New South Wales Electoral Commission	4 - 44
Public Service Commission	4 - 45
Audit Office of New South Wales	4 - 45
Environment Protection Authority	4 - 45
Sydney Metropolitan Development Authority	4 - 45
Independent Pricing and Regulatory Tribunal	4 - 45
Ombudsman’s Office	4 - 45
Police Integrity Commission	4 - 45

Trade and Investment, Regional Infrastructure and Services

Department of Trade and Investment, Regional Infrastructure and Services	4 - 46
Art Gallery of New South Wales	4 - 47
Destination NSW	4 - 47
Museum of Applied Arts and Sciences	4 - 48
State Library of New South Wales	4 - 49
Independent Liquor and Gaming Control Authority	4 - 50
New South Wales Rural Assistance Authority	4 - 50
Australian Museum	4 - 50
Catchment Management Authorities	4 - 50
New South Wales Film and Television Office	4 - 50
NSW Food Authority	4 - 50

Transport

Transport for NSW	4 - 51
Roads and Maritime Services	4 - 52
Independent Transport Safety Regulator	4 - 59
Office of Transport Safety Investigations	4 - 59

Treasury

The Treasury	4 - 60
Crown Finance Entity	4 - 60
NSW Self Insurance Corporation	4 - 60

Advance to the Treasurer	4 - 61

4 - 2	Infrastructure Statement 2012-13

Table 4.1	Infrastructure Investment by General Government Agencies (a)

Agency	Capital Expenditure (c)
	2011-12 Budget $m	2011-12 Revised $m	2012-13 Budget $m	Variation(b) %
The Legislature
The Legislature	8.6	9.0	6.2	(30.2)

Attorney General and Justice
Department of Attorney General and Justice	180.3	171.7	197.9	15.3
Judicial Commission of New South Wales	0.2	0.2	0.2	(1.3)
Office of the Director of Public Prosecutions	1.8	1.8	1.4	(24.6)
Department of Rural Fire Service	11.3	7.8	9.9	26.8
Fire and Rescue NSW	53.8	62.0	48.5	(21.7)
Information and Privacy Commission	0.4	0.4	0.2	(59.0)
Legal Aid Commission of New South Wales	4.4	4.8	4.4	(9.0)
Ministry for Police and Emergency Services	0.2	0.2	0.2	—
New South Wales Crime Commission	1.5	1.5	1.5	—
NSW Police Force	155.3	141.1	152.0	7.8
State Emergency Service	2.2	2.2	6.7	199.3
NSW Trustee and Guardian	7.9	2.8	7.1	152.3

Education and Communities
Department of Education and Communities	752.2	715.9	543.3	(24.1)
Community Relations Commission of New South Wales	0.1	0.1	0.2	50.0
Office of the Board of Studies	1.5	2.5	2.6	7.1
Sydney Olympic Park Authority	17.0	17.0	9.9	(41.9)

Family and Community Services
Department of Family and Community Services	120.9	104.9	195.4	86.3
Home Care Service of New South Wales	3.0	3.0	3.0	—
Aboriginal Housing Office	39.6	32.8	32.8	(0.2)
NSW Businesslink Pty Ltd	89.7	58.6	66.4	13.3

Finance and Services
Department of Finance and Services	394.0	345.4	334.8	(3.1)
Long Service Corporation	0.6	0.5	0.4	(18.2)
Motor Accidents Authority	5.7	5.7	2.7	(52.2)
State Property Authority	24.3	24.3	27.0	11.1
State Records Authority	1.2	1.2	1.2	(1.3)
WorkCover Authority	6.0	5.3	11.0	106.2
Workers’ Compensation (Dust Diseases) Board	1.9	1.9	0.3	(87.0)

Health
Ministry of Health	921.0	704.9	1,004.5	42.5
Health Care Complaints Commission	0.03	0.03	0.5	1800
Cancer Institute NSW	2.9	2.9	1.1	(59.8)

Infrastructure Statement 2012-13	4 - 3

Agency	Capital Expenditure (c)
	2011-12 Budget $m	2011-12 Revised $m	2012-13 Budget $m	Variation(b) %
Premier and Cabinet
Department of Premier and Cabinet	57.1	67.4	50.2	(25.6)
Department of Planning and Infrastructure	8.2	4.5	7.5	67.2
Independent Commission Against Corruption	7.1	1.2	2.4	101.5
Independent Pricing and Regulatory Tribunal	0.2	0.4	0.2	(52.6)
New South Wales Electoral Commission	1.8	1.8	4.2	138.1
Ombudsman’s Office	0.2	0.2	0.3	18.5
Police Integrity Commission	1.8	1.8	1.8	—
Public Service Commission	3.3	2.6	1.8	(31.5)
Royal Botanic Gardens and Domain Trust	16.6	10.6	18.5	75.5
Audit Office of New South Wales	5.1	0.7	5.7	666.8
Barangaroo Delivery Authority	32.0	10.9	57.0	422.1
Centennial Park and Moore Park Trust	7.1	7.1	5.0	(29.9)
Environment Protection Authority	1.3	1.3	0.2	(88.4)
Historic Houses Trust of New South Wales	1.0	1.5	1.0	(33.6)
Minister Administering the Environmental Planning and Assessment Act	88.0	43.0	75.0	74.4
Sydney Metropolitan Development Authority	3.6	3.6	4.0	11.0
Western Sydney Parklands Trust	11.4	11.4	8.3	(27.7)

Trade and Investment, Regional Infrastructure and Services
Department of Trade and Investment, Regional Infrastructure and Services	55.2	52.2	59.8	14.6
Independent Liquor and Gaming Control Authority	0.1	0.1	0.1	14.8
New South Wales Rural Assistance Authority	0.1	0.1	0.1	—
Art Gallery of New South Wales	6.8	12.1	5.2	(57.1)
Australian Museum	5.3	5.3	3.3	(37.2)
Catchment Management Authorities	0.3	0.5	0.3	(45.2)
Destination NSW	0.2	0.2	3.2	1,875.0
Museum of Applied Arts and Sciences	15.5	14.4	5.8	(60.1)
New South Wales Film and Television Office	0.04	0.04	0.2	284.1
NSW Food Authority	1.0	1.0	1.5	50.0
State Library of New South Wales	29.0	27.6	23.8	(13.8)

Transport
Transport for NSW	366.4	417.7	407.9	(2.3)
Roads and Maritime Services	3,179.1	2,821.7	2,805.6	(0.6)
Independent Transport Safety Regulator	0.1	0.1	0.1	(12.3)
Office of Transport Safety Investigations	0.02	0.02	0.02	—

Treasury
The Treasury	0.4	0.4	0.4	—
Crown Finance Entity	0.5	0.5	0.5	—
NSW Self Insurance Corporation	0.4	0.4	0.2	(61.9)
Advance to the Treasurer	135.0	16.0	135.0

(a)	General government sector investment published in Table 1.1 may not sum to the totals of agency programs published in Table 4.1. The difference represents the capitalising of some wage costs in the sector.
(b)	The percentage variation from 2011-12 Revised Budget to the 2012-13 Budget
(c)	Table 4.1 reports the value of agency programs in millions whereas the remainder of the chapter reports agency programs in thousands.

4 - 4	Infrastructure Statement 2012-13

The Legislature

The Legislature

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Corporate Accommodation for Parliament House	Sydney	2012	2015	5,798		900

Hansard Production System	Sydney	2012	2013	637		637

Member Self-service System	Sydney	2012	2013	335		335

Members’ Multifunction Devices	Sydney	2012	2013	309		309

Total new works						2,181

Work-In-Progress

Outlook Email Project	Sydney	2011	2013	2,000	314	1,686

Total work-in-progress						1,686

Total, Major Works						3,867

Minor Works						2,377

Total, The Legislature						6,244

Infrastructure Statement 2012-13	4 - 5

Attorney General and Justice

Department of Attorney General and Justice

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Enterprise System Replacement - Finance	Parramatta	2012	2013	4,785		4,785

Joined up Justice - Police Phase 2	Sydney	2012	2014	9,000		2,000

Jury Management System	Sydney	2012	2014	4,200		1,200

Justice Infrastructure Renewal Program	Parramatta	2012	2014	11,000		5,000

Wagga Wagga Courthouse Upgrade	Wagga Wagga	2012	2015	17,229		2,617

Wollongong Courthouse Upgrade	Wollongong	2012	2015	11,960		1,210

Hornsby Courthouse Upgrade	Hornsby	2012	2014	5,750		750

Total new works						17,562

Work-In-Progress

1,000 Inmate Beds	Various	2005	2013	281,580	280,215	1,365

Access to Justice Information	Sydney	2011	2013	6,234	3,111	3,123

Armidale Courthouse Upgrade	Armidale	2010	2013	14,525	7,645	6,880

Client Information Management System Upgrade	Haymarket	2010	2013	7,041	5,528	1,513

Cobham Juvenile Justice Centre Upgrade	St Marys	2009	2013	40,255	25,524	14,731

Coffs Harbour Justice Precinct	Coffs Harbour	2011	2016	53,800	1,200	11,400

Court Upgrade Program (including JusticeLink Project)	Various	2002	2015	183,128	132,550	23,549

4 - 6	Infrastructure Statement 2012-13

Attorney General and Justice

Department of Attorney General and Justice (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Forum Sentencing Facilities	Various	2008	2013	1,070	407	663

Front Line Offices - Refurbishment	Various	2009	2013	7,240	6,221	1,019

IT Infrastructure Strategic Plan Stage 1 - Corrective Services	Various	2009	2013	47,567	37,892	9,675

Inmate Escort Vehicles	Silverwater	2005	2014	9,230	6,877	1,213

John Maddison Tower (Downing Centre) Refurbishment	Sydney	2010	2015	27,320	10,433	4,000

Newcastle Justice Precinct	Newcastle	2010	2015	94,130	9,162	15,690

Redevelopment of Riverina Juvenile Justice Centre	Wagga Wagga	2008	2013	29,388	19,768	9,620

Reducing Recidivism - Support Systems	Various	2011	2013	5,002	1,100	3,902

Registry of Births Deaths and Marriages - Lifelink Phase 2	Various	2010	2013	11,400	9,400	2,000

Total work-in-progress						110,343

Total, Major Works						127,905

Minor Works						70,006

Total, Department of Attorney General and Justice						197,911

Infrastructure Statement 2012-13	4 - 7

Attorney General and Justice

Fire and Rescue NSW

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Coolamon New Lightweight Fire Station	Coolamon	2012	2013	700		700

Fleet ICT System	Various	2012	2015	10,812		3,725

Maryland Design Work for New Fire Station	Maryland	2012	2013	800		800

Mt Druitt Precinct Land Purchase for New Fire Station	Mount Druitt	2012	2013	1,000		1,000

Redfern/Alexandria Land Purchase for New Fire Station	Redfern	2012	2013	2,850		2,850

Replacement of Radios and Portable Receivers	Various	2012	2016	6,252		3,030

Terrigal Design and Land Purchase for New Fire Station	Terrigal	2012	2013	1,000		1,000

Yennora Design and Land Purchase for New Fire Station	Yennora	2012	2013	658		658

Total new works						13,763

Work-In-Progress

Bankstown Major Renovation to Fire Station	Bankstown	2011	2013	1,398	310	1,088

Bundeena Shared Station with Ambulance Service	Bundeena	2011	2013	793	351	442

Cabramatta New Fire Station	Cabramatta	2010	2013	3,726	3,251	475

Cardiff Major Renovation to Fire Station	Cardiff	2011	2013	1,338	308	1,030

Chester Hill Major Renovation to Fire Station	Chester Hill	2010	2013	1,351	1,087	264

Grenfell Major Renovation to Fire Station	Grenfell	2011	2013	651	211	440

4 - 8	Infrastructure Statement 2012-13

Attorney General and Justice

Fire and Rescue NSW (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Hornsby Major Renovation to Fire Station	Hornsby	2011	2013	1,400	674	726

Improvements to Regional Training Centres	Various	2011	2013	500	300	200

Jerilderie Lightweight Fire Station	Jerilderie	2011	2013	876	176	700

Newcastle Communication Centre	Newcastle	2010	2013	3,464	3,297	167

Nowra Major Renovation to Fire Station	Nowra	2011	2013	2,030	50	1,980

Port Macquarie New Fire Station	Port Macquarie	2011	2013	1,832	232	1,600

Replacement of Fire Appliances	Various	2011	2016	72,740	13,016	5,754

Salamander Bay Design Work for New Fire Station	Salamander Bay	2011	2013	497	350	147

Springwood Major Renovation to Fire Station	Springwood	2011	2013	1,501	151	1,350

Tea Gardens Major Renovation to Fire Station	Tea Gardens	2010	2013	827	399	428

Wellington Renovation of Training Centre	Wellington	2010	2013	449	143	306

Total work-in-progress						17,097

Total, Major Works						30,860

Minor Works						17,623

Total, Fire and Rescue NSW						48,483

Infrastructure Statement 2012-13	4 - 9

Attorney General and Justice

NSW Police Force

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Disaster Recovery for Legacy Systems	Parramatta	2012	2016	2,000		500

Enhanced DNA Testing	Various	2012	2014	5,000		2,500

I- Learn Facilities Management Phase 2	Goulburn	2012	2014	2,500		1,500

Joined Up Justice - Police Phase 2	Parramatta	2012	2014	3,707		1,219

Operating Police System Technical Migration	Parramatta	2012	2013	827		827

Radio Communications Stage 5	Various	2012	2013	6,300		6,300

Shared Image Management System Storage Extension	Parramatta	2012	2013	2,100		2,100

Surveillance Equipment Replacement	Various	2012	2016	1,490		417

Sydney Police Centre Sustainable Investment Upgrade	Surry Hills	2012	2013	867		867

TRIM Records Management Upgrade Stage 2	Parramatta	2012	2013	1,000		1,000

Total new works						17,230

Work-In-Progress

Bowral Police Station	Bowral	2007	2017	12,677	326	100

Coffs Harbour Police Station	Coffs Harbour	2009	2015	18,938	1,251	2,750

Deniliquin Police Station	Deniliquin	2010	2016	11,089	484	63

Lake Macquarie Local Area Command	Various	2011	2015	21,505	150	4,800

Moree Police Station	Moree	2009	2014	17,790	4,762	7,306

Parkes Police Station	Parkes	2010	2015	14,082	3,478	5,832

Parramatta Police Station	Parramatta	2007	2017	23,503	1,689	126

4 - 10	Infrastructure Statement 2012-13

Attorney General and Justice

NSW Police Force (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Riverstone Police Station	Riverstone	2008	2015	17,281	1,725	5,884

Tweed Heads Police Station	Tweed Heads	2009	2015	15,100	1,049	4,135

Walgett Police Station	Walgett	2010	2014	9,603	1,559	3,491

21st Century Neighbourhood Watch	Various	2011	2013	500	350	150

Ballistic Protective Vests	Various	2011	2013	3,800	2,500	1,300

Class 4 Marine Vessels	Balmain	2011	2013	3,000	963	2,037

Counter Terrorism Information Management System Phase 1	Parramatta	2011	2013	600	100	500

Court Outcomes Enhancement Project to Automate Data Exchange	Various	2011	2013	2,835	1,281	1,554

Digital CCTV in Police Station Charge Areas	Various	2010	2014	23,500	13,471	7,300

Fit-out of Vehicles for Additional Police Officers	Various	2008	2013	5,223	4,041	1,182

Forensic Services Imaging	Parramatta	2011	2013	798	398	400

Forensic and Exhibit Information Management System	Parramatta	2009	2013	5,000	4,600	400

Government Licence System	Parramatta	2011	2013	1,300	625	675

Hazardous Materials Management Program	Various	2011	2015	60,811	8,000	15,815

Livescan Hardware Refurbishment	Various	2011	2013	4,079	550	3,529

Mobile Automatic Number Plate Recognition Equipment	Various	2011	2013	7,200	3,600	3,600

Mobile Data Terminal Replacement	Various	2011	2015	5,500	3,270	250

Police Link Voice Upgrade	Various	2011	2013	600	300	300

Infrastructure Statement 2012-13	4 - 11

Attorney General and Justice

NSW Police Force (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Police Mobile Command Vehicles	Various	2011	2013	3,500	1,800	1,700

Police Transport Command Fitout and Equipment	Various	2011	2013	4,610	3,307	1,303

Prisoner Handling Upgrades at 14 Locations	Various	2009	2013	19,482	13,455	6,027

Prisoner Transport Vehicles	Various	2011	2013	2,040	532	1,508

Radio Communications Phase 4	Various	2011	2013	9,894	5,894	4,000

Rollout of Tasers to First Response Police	Various	2009	2013	6,503	5,952	551

Enterprise Resource Planning Upgrade	Parramatta	2011	2014	3,019	500	2,475

Upgrade of Core Operating Police System	Parramatta	2007	2013	50,494	42,130	8,364

Upgrade of Information Technology Equipment Phase 2	Various	2010	2014	43,000	25,902	6,668

Total work-in-progress						106,075

Total, Major Works						123,305

Minor Works						28,728

Total, NSW Police Force						152,033

State Emergency Service

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Centrally Managed Operational Vehicle Fleet	Various	2012	2016	18,225		4,008

4 - 12	Infrastructure Statement 2012-13

Attorney General and Justice

State Emergency Service (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Flood Rescue Marine Craft and Equipment	Various	2012	2016	1,090		160

Total new works						4,168

Total, Major Works						4,168

Minor Works						2,542

Total, State Emergency Service						6,710

NSW Trustee and Guardian

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

O’Connell Street Office Upgrade	Sydney	2012	2016	2,085		750

Office Fit-out	Bankstown	2012	2013	380		380

Total new works						1,130

Work-In-Progress

New Client Management System	Sydney	2010	2014	5,005	5	3,000

Total work-in-progress						3,000

Total, Major Works						4,130

Minor Works						2,974

Total, NSW Trustee and Guardian						7,104

Infrastructure Statement 2012-13	4 - 13

Attorney General and Justice

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

The following agencies have a Minor Works Program only.

Department of Rural Fire Service						9,863
Information and Privacy Commission						150
Legal Aid Commission of New South Wales						4,400
Ministry for Police and Emergency Services						164
New South Wales Crime Commission						1,482
Judicial Commission of New South Wales						150
Office of the Director of Public Prosecutions						1,368

4 - 14	Infrastructure Statement 2012-13

Education and Communities

Department of Education and Communities

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

School Education Services

Major Works

New Works (a)

Canada Bay Area Public School (new school)	Concord West	2012	2015	—		—

Denison College of Secondary Education Bathurst High Campus Upgrade and New Gym	Bathurst	2012	2015	—		—

Georges River College Peakhurst Campus - New Gym	Peakhurst	2012	2015	—		—

Killara High School - New Classrooms	Killara	2012	2015	—		—

Lake Cathie Public School (new school)	Lake Cathie	2012	2015	—		—

The Ponds High School (new school)	The Ponds	2012	2016	—		—

The Ponds School for Specific Purposes (new school)	The Ponds	2012	2015	—		—

Wangee Park School (new school)	Lakemba	2012	2015	—		—

Wentworth Point Public School (new school)	Wentworth Point	2012	2017	—		—

Total new works				139,474		12,364

Work-In-Progress (a)

Bass School for Specific Purposes (new school)	Bass Hill	2011	2014	—	1,148	—

Cabramatta High School Upgrade - Stage 2	Cabramatta	2010	2013	—	1,891	—

Cabramatta High School Upgrade - Stage 3	Cabramatta	2011	2014	—	500	—

Callaghan College Wallsend Campus Upgrade	Wallsend	2009	2013	7,830	7,280	550

Infrastructure Statement 2012-13	4 - 15

Education and Communities

Department of Education and Communities (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Clarke Road School Upgrade	Hornsby	2010	2013	10,596	3,216	7,380

Electronic Document and Record Management System	Various	2009	2013	4,524	3,424	1,100

Fort Street High School Upgrade (b)	Petersham	2009	2013	10,746	10,479	267

Georges River College Hurstville Boys Campus Upgrade	Hurstville	2009	2013	14,305	13,725	580

Gosford Public School - Relocation	Gosford	2011	2014	—	3,000	—

Homebush West Public School Upgrade	Strathfield	2009	2013	5,505	5,005	500

Hurstville Public School Upgrade	Hurstville	2011	2014	—	300	—

Illawarra Industry Training College	Wollongong	2010	2013	—	3,764	—

Karonga School Upgrade	Epping	2010	2013	3,200	2,307	893

Kyogle High School Upgrade	Kyogle	2010	2013	6,781	3,237	3,544

Learning Management and Business Reform Project - Human Resource and Payroll System	Various	2010	2014	63,564	25,802	32,142

Learning Management and Business Reform Project - Student Administration and Learning Management System	Various	2010	2014	86,469	23,851	39,054

Nepean Creative and Performing Arts High School - New Performing Arts Facility	Emu Plains	2011	2013	4,900	890	4,010

Oran Park Public School (new school)	Oran Park	2011	2014	—	450	—

Ulladulla High School Upgrade - Stage 3	Ulladulla	2010	2014	10,452	5,551	4,343

Total work-in-progress						133,121

Total, Major Works						145,485

4 - 16	Infrastructure Statement 2012-13

Education and Communities

Department of Education and Communities (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

National Partnership Programs

Building the Education Revolution - Primary Schools for the 21st Century						64,411

National Solar Schools Program						6,896

Trade Training Centres						33,205

Total, National Partnership Programs						104,512

Minor Works

School Infrastructure Upgrades						123,418

Technology for Learning and Information Communication Technology						54,421

Other Minor Works						19,370
Total, Minor Works						197,209

Total, School Education Services						447,206

TAFE Education Services

Major Works

New Works (a)

Cooma TAFE - Carpentry and Joinery Workshop and Student Support Facility	Cooma	2012	2014	—		—

Granville TAFE - Meat and Allied Trades Upgrade	Granville	2012	2015	—		—

Hunter Institute - Plant and Heavy Vehicle Training Centre	Hunter locality	2012	2015	—		—

Nepean College Kingswood TAFE - Health and Support Services Facilities	Kingswood	2012	2015	—		—

Infrastructure Statement 2012-13	4 - 17

Education and Communities

Department of Education and Communities (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

North Sydney TAFE - Dunbar Building Refurbishment - Stage 2	St Leonards	2012	2015	—		—

TAFE Virtual Desktop Infrastructure Upgrade	Various	2012	2013	—		—

TAFE e-Learning Systems 2012-13	Various	2012	2013	—		—

Tamworth TAFE - Community Services, Health, Plumbing and Disabilities Facilities	Tamworth	2012	2015	—		—

Taree TAFE - Facilities Upgrade	Taree	2012	2015	—		—

Ultimo TAFE - Building U Upgrade	Ultimo	2012	2015	—		—

Total new works				73,274		13,965

Work-In-Progress(a)

Albury TAFE - New Connected Learning Facilities	Albury	2011	2014	—	356	—

Armidale TAFE - Community Services Upgrade	Armidale	2009	2013	8,005	7,505	500

Enmore TAFE - Design Centre Upgrade	Enmore	2011	2014	—	250	—

Kingscliff TAFE - Refurbishment	Kingscliff	2011	2014	—	362	—

Learning Management and Business Reform Project - Student Administration and Learning Management System	Various	2010	2014	35,138	15,670	17,000

Lidcombe TAFE - Campus Upgrade	Lidcombe	2011	2014	—	250	—

Maitland TAFE - Centre for Dry Wall Plastering and Associated Trades	Maitland	2011	2014	—	384	—

Murwillumbah TAFE - Refurbishment	Murwillumbah	2010	2013	2,662	2,192	470

4 - 18	Infrastructure Statement 2012-13

Education and Communities

Department of Education and Communities (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Nirimba TAFE - Refurbishment	Quakers Hill	2011	2014	—	599	—

North Sydney TAFE - Campus Redevelopment Stage 3	St Leonards	2011	2014	—	720	—

North Sydney TAFE - Campus Redevelopment and Bradfield Relocation	St Leonards	2010	2013	9,000	3,870	5,130

North Sydney TAFE - Dunbar Building Refurbishment - Stage 1	St Leonards	2009	2013	9,000	4,013	4,987

Orange TAFE - Aboriginal Training Centre	Orange	2011	2014	—	225	—

TAFE e-Learning Systems 2011-12	Various	2011	2013	2,700	2,150	550

Tamworth TAFE - New Indigenous Learning Centre	Tamworth	2011	2014	—	271	—

Ultimo TAFE - AutoCell Transport Technical Centre	Ultimo	2010	2013	17,384	10,596	6,788

Ultimo TAFE - Infrastructure Sustainability Stage 3	Ultimo	2010	2013	9,200	3,584	5,616

Total work-in-progress						61,947

Total, Major Works						75,912

Minor Works						9,578

Total, TAFE Education Services						85,490

Infrastructure Statement 2012-13	4 - 19

Education and Communities

Department of Education and Communities (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Office of Communities

Major Works

New Works (a)

Jindabyne Sport and Recreation Centre Upgrade	Jindabyne	2012	2013	—		—

Sydney International Regatta Centre Upgrade	Penrith	2012	2013	—		—

Working with Children Check System Upgrade	Surry Hills	2012	2013	—		—

Total new works				3,587		3,587

Total, Major Works						3,587

Minor Works						6,976

Total, Office of Communities						10,563

Total, Department of Education and Communities						543,259

(a)	The estimated total cost and 2012-13 expenditure for new works and work in progress (which are yet to be tendered) have not been included due to their commercially sensitive nature.
(b)	Funded under a National Partnership Agreement

4 - 20	Infrastructure Statement 2012-13

Education and Communities

Office of the Board of Studies

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Examination System Applications Development	Sydney	2009	2015	2,291	1,295	324

IBM iSeries Server	Sydney	2010	2014	5,036	3,409	547

ICT Replacement Program	Sydney	2009	2015	3,810	969	1,771

Total work-in-progress						2,642

Total, Major Works						2,642

Total, Office of the Board of Studies						2,642

Sydney Olympic Park Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Developer Funded Precinct Improvements	Homebush Bay	2006	2015	27,948	15,625	3,050

Total work-in-progress						3,050

Total, Major Works						3,050

Minor Works						6,803

Total, Sydney Olympic Park Authority						9,853

The following agencies have a Minor Works Program only.

Community Relations Commission of New South Wales						150

Infrastructure Statement 2012-13	4 - 21

Family and Community Services

Department of Family and Community Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Accommodation for People with a Disability

Riverside Centre Redevelopment	Various	2010	2013	30,082	3,740	26,342

Child Protection IT System Improvements - Caseworker Assist

Caseworker Workload Management	Ashfield	2011	2013	1,161	645	516

Key Information Directory System - Structured Decision Making	Ashfield	2010	2013	7,155	5,155	2,000

Key Information Directory System Core Redesign	Ashfield	2009	2013	17,206	13,550	3,656

Non Government Organisation Portal	Ashfield	2010	2013	4,257	2,283	1,974

Child Protection IT System Improvements - Keep Them Safe

Electronic Document and Records Management System	Ashfield	2010	2013	4,000	1,005	2,995

Indigenous Children and Family Centres

Indigenous Children and Family Centres	Various	2010	2013	26,139	5,038	21,101

Stronger Together 2 Accommodation for People with a Disability

Early Intervention and Prevention Assessment Centres	Various	2011	2016	9,540	625	4,340

Large Residential Centre Redevelopments - Metro	Various	2010	2015	117,900	27,669	31,331

Large Residential Centre Redevelopments - Non Government Organisations	Various	2011	2016	39,402	498	8,836

4 - 22	Infrastructure Statement 2012-13

Family and Community Services

Department of Family and Community Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Large Residential Centre Redevelopments - Stockton	Various	2011	2016	13,070	316	3,148

Supported Accommodation	Various	2010	2016	200,444	23,309	58,172

Total work-in-progress						164,411

Total, Major Works						164,411

Minor Works						31,034

Total, Department of Family and Community Services						195,445

Aboriginal Housing Office

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Aboriginal Housing - New Supply	Various	2012	2013	12,170		12,170

National Partnership - Remote Indigenous Housing New Supply and Employment Related Accommodation	Various	2012	2013	19,281		19,281

Total new works						31,451

Work-In-Progress

Aboriginal Housing - New Supply	Various	2011	2012	1,500	670	830

Total work-in-progress						830

Total, Major Works						32,281

Minor Works						500

Total, Aboriginal Housing Office						32,781

Infrastructure Statement 2012-13	4 - 23

Family and Community Services

NSW Businesslink Pty Limited

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Business as Usual - Information Technology

Computers and Printers Managed Service	Liverpool	2010	2014	20,782	10,223	4,706

Enhanced Data Storage and Backup	Liverpool	2009	2015	19,955	6,455	1,000

Refresh and Growth in IT Services Infrastructure	Liverpool	2009	2015	53,920	14,071	11,277

Corporate and Shared Services Reforms

Call Centre Consolidation	Liverpool	2011	2013	4,733	1,307	3,426

Data Centre Consolidation	Liverpool	2011	2013	6,000	990	5,010

Email Consolidation	Liverpool	2011	2013	1,794	688	1,106

Family and Community Services Offices Consolidation and Co-location	Liverpool	2011	2013	2,000	550	1,450

Goods and Services Sourcing to Payment System	Liverpool	2011	2013	11,070	6,800	4,270

Information Management System and Architecture	Liverpool	2011	2013	9,000	1,000	8,000

Information Technology Infrastructure Consolidation	Liverpool	2011	2013	7,342	6,439	903

Project Management System and Framework	Liverpool	2011	2013	1,000	160	840

Server Consolidation and Virtualisation	Liverpool	2011	2013	2,537	2,027	510

Single Enterprise Resource Planning System	Liverpool	2011	2013	21,649	8,734	12,915

Voice Over Internet Protocol	Liverpool	2011	2013	5,600	2,642	2,958

Wide Area Network Consolidation	Liverpool	2011	2013	7,100	811	6,289

4 - 24	Infrastructure Statement 2012-13

Family and Community Services

NSW Businesslink Pty Limited (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Improved Service Delivery to Family and Community Services Clients

Service Management System Upgrade - Home Care Clients	Liverpool	2011	2013	1,200	1	1,199

Total work-in-progress						65,859

Total, Major Works						65,859

Minor Works						529

Total, NSW Businesslink Pty Limited						66,388

The following agencies have a Minor Works Program only.

Home Care Service of New South Wales						3,000

Infrastructure Statement 2012-13	4 - 25

Finance and Services

Department of Finance and Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Aerial Film Capture	Bathurst	2011	2014	900	300	300

Automated Electronic Examination and Registration of Records	Sydney	2010	2014	5,584	4,062	1,035

Cadastral Records Viewer Upgrade	Bathurst	2011	2013	1,444	1,100	344

Comprehensive Property Addressing System	Bathurst	2011	2015	9,480	2,000	3,180

Crown Land Conversion Project	Sydney	2009	2013	8,920	7,628	1,292

Digitisation of 16mm Microfilm Records	Sydney	2010	2014	1,116	516	300

Digitisation of Old Survey Plans	Sydney	2010	2013	1,326	817	509

Disaster Recovery and High Availability	Sydney	2011	2013	3,238	1,860	1,378

Electronic Data Processing Equipment	Various	2009	2013	15,996	11,793	4,203

Elevation Surface Model Project	Bathurst	2011	2014	2,708	1,000	1,043

Government Licensing System	Sydney	2010	2014	4,751	2,549	774

Government Radio Network Digital Upgrade	Various	2008	2013	33,704	30,855	2,849

Information System Enhancements	Sydney	2001	2016	150,822	106,528	12,954

ICT Projects	Various	2004	2016	52,422	33,436	5,281

Office Refurbishment and Rationalisation	Various	2005	2016	89,249	47,429	10,080

4 - 26	Infrastructure Statement 2012-13

Finance and Services

Department of Finance and Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Old System (Title) Paper Records	Bathurst	2011	2013	1,005	500	505

StateFleet Motor Vehicles	Various	2007	2016	3,537,879	2,361,367	266,258

Survey Infrastructure Project	Bathurst	2007	2014	6,403	5,132	1,250

Total Asset Upgrade Program	Parramatta	2010	2016	8,110	4,370	2,087

Upgrade of Tax Administration System	Parramatta	2008	2014	24,474	15,506	7,489

Total work-in-progress						323,111

Total, Major Works						323,111

Minor Works						11,639

Total, Department of Finance and Services						334,750

Motor Accidents Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Case Management System	Sydney	2008	2017	4,500	1,895	500

Personal Injury Register System	Sydney	2009	2017	6,750	2,283	1,000

Total work-in-progress						1,500

Total, Major Works						1,500

Minor Works						1,219

Total, Motor Accidents Authority						2,719

Infrastructure Statement 2012-13	4 - 27

Finance and Services

State Property Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Building Refurbishment Program	Various	2001	2016	127,643	83,076	23,702

Business Services Program	Sydney	2007	2016	6,045	4,215	610

Property Development Program	Albury	2011	2013	2,701	1	2,700

Total work-in-progress						27,012

Total, Major Works						27,012

Total, State Property Authority						27,012

State Records Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

ICT Infrastructure Replacement	Kingswood	2012	2013	468		468

Total new works						468

Work-In-Progress

Digital Archives	Kingswood	2011	2013	1,225	854	371

Total work-in-progress						371

Total, Major Works						839

Minor Works						345

Total, State Records Authority						1,184

4 - 28	Infrastructure Statement 2012-13

Finance and Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

The following agencies have a Minor Works Program only.

Long Service Corporation						426
WorkCover Authority						11,000
Workers’ Compensation (Dust Diseases) Board						250

Infrastructure Statement 2012-13	4 - 29

Health

Ministry of Health

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Ambulance Service of NSW

Ambulance Electronic Health Record	Rozelle	2012	2013	500		500

Ambulance ICT	Rozelle	2012	2020	27,958		1,758

Ambulance Land Purchase Strategy	Rozelle	2012	2013	20,000		20,000

Ambulance Radio Network Infrastructure	Various	2012	2020	14,870		2,870

Ambulance Rural Stations Program	Various	2012	2020	12,800		1,000

Blacktown Hospital Car Park (a)	Blacktown	2012	2014	—		9,700

Blacktown/Mount Druitt Hospitals Expansion Stage 1	Blacktown	2012	2018	270,000		16,089

Capital Grants 2012-13

Westmead Millennium Institute (b)	Westmead	2012	2013	55,000		55,000

Cessnock Hospital Emergency Department	Cessnock	2012	2013	2,000		1,500

Hornsby/Ku-ring-gai Hospital Redevelopment Stage 1	Hornsby	2012	2017	120,000		3,500

Local Initiatives 2012-13	Various	2012	2013	70,000		70,000

Missenden Mental Health Unit at Royal Prince Alfred Hospital (Includes Brain and Mind Institute beds)	Camperdown	2012	2015	67,000		1,773

NSW Organisational Risk Management System	Various	2012	2015	22,218		2,340

4 - 30	Infrastructure Statement 2012-13

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Nepean Hospital Car Park (a)	Penrith	2012	2014	—		18,000

Parkes and Forbes Hospitals (Lachlan Health Service) (a)	Various	2012	2017	—		2,285

Planning for Future New Health and HHF Projects (including Kempsey, Lismore, Yamba, Peak Hill and Hillston)	Various	2012	2013	25,572		25,572

South East Regional Hospital Bega	Bega	2012	2018	170,000		6,776

Tamworth Hospital Redevelopment Stage 2	Tamworth	2012	2017	220,000		17,663

Wollongong Hospital Car Park (a)	Wollongong	2012	2015	—		4,000

Total new works						260,326

Work-In-Progress

Ambulance Service of NSW

Ambulance Fleet - Replacement Program	Rozelle	2010	2015	41,925	14,333	9,186

Ambulance Technology Infrastructure Upgrade	Rozelle	2010	2015	7,188	1,888	1,700

Medical Equipment Replacement Program	Rozelle	2010	2015	17,778	5,078	5,100

Murwillumbah Ambulance Station	Murwillumbah	2010	2013	2,065	1,802	263

Armidale Hospital Refurbishment	Armidale	2010	2013	5,985	584	5,401

Breast Cancer Screening	Alexandria	2007	2013	36,942	28,721	8,221

Bundeena Ambulance Services	Bundeena	2011	2013	1,500	300	1,200

COAG Capital Program

Four Hour Access Target for Emergency Departments	Various	2010	2014	72,500	25,597	29,887

Improving Access to Elective Surgery	Various	2010	2014	40,300	37,891	1,609

Infrastructure Statement 2012-13	4 - 31

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Other COAG Capital Initiatives	Various	2010	2014	56,200	32,618	16,382

Sub-Acute Beds Program	Various	2010	2014	191,684	46,389	80,502

Campbelltown Hospital Redevelopment	Campbelltown	2011	2016	139,086	6,561	26,597

Digital Regions Initiatives	Various	2010	2013	8,925	7,707	1,218

Dubbo Hospital - Stages 1 and 2	Dubbo	2011	2015	79,800	2,799	12,541

Emergency Department Upgrades - Hughes Walters Recommendations	Various	2010	2013	4,400	2,786	1,614

Energy Performance Contracts

Western Sydney LHD - Energy Performance Contract 2011/12	Westmead	2012	2013	3,965	1,383	2,582

Grafton Base Hospital Orthopaedic Ward and Imaging Expansion	Grafton	2010	2013	10,000	5,757	4,243

Graythwaite Rehabilitation Centre	Ryde	2011	2014	35,200	3,278	26,847

Health Technology Program	Various	2011	2013	7,500	6,741	759

Health Workforce Australia - Simulated Environment Equipment and Building	Various	2012	2013	10,306	5,266	5,040

Hornsby Hospital Adult Acute and Child /Adolescent Mental Health Unit	Hornsby	2010	2013	33,590	7,887	25,703

Illawarra Hospitals Planning (Shellharbour / Shoalhaven)	Shellharbour	2011	2015	10,000	578	2,899

Information and Communication Technology

Business Information Strategy	Chatswood	2007	2013	35,948	35,367	581

Community Health and Outpatients Information System	Chatswood	2009	2016	95,994	32,183	18,651

4 - 32	Infrastructure Statement 2012-13

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Corporate Systems 2b	Chatswood	2011	2018	77,400	9,064	22,857

Corporate Systems Stage 2	Chatswood	2009	2014	94,616	41,804	29,029

Critical ICT Infrastructure Upgrades	Various	2011	2015	47,100	21,795	8,875

Electronic Medical Record - Roll-out to Clinical Specialties	Various	2011	2018	85,400	15,000	12,000

Electronic Medications Management System	Various	2011	2020	170,300	8,779	17,754

Intensive Care Unit Clinical Information System	Various	2011	2015	43,130	2,907	15,143

Medical Imaging Information System	Various	2007	2013	63,103	53,411	9,692

Land Acquisition - Waratah	Waratah	2011	2013	8,000	1,000	7,000

Liverpool Hospital Car Park	Liverpool	2010	2013	31,834	24,854	6,980

Liverpool Hospital Redevelopment Stage 2	Liverpool	2006	2013	397,264	388,746	8,518

Maitland Mental Health - Carer’s Room	Maitland	2011	2013	2,000	185	1,815

Multipurpose Services (MPS) and HealthOne NSW

Eugowra Multipurpose Service	Eugowra	2007	2013	7,520	7,517	3

Gulgong Multipurpose Service	Gulgong	2011	2013	7,000	87	6,913

Gundagai Multipurpose Service	Gundagai	2010	2013	13,202	11,647	1,555

HealthOne Future New Projects	Various	2011	2014	11,050	25	11,025

Lockhart Multipurpose Service	Lockhart	2010	2014	8,030	785	4,439

Manilla MPS - HealthOne	Manilla	2009	2013	19,705	19,405	300

Infrastructure Statement 2012-13	4 - 33

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Other MPS and HealthOne projects	Various	2006	2015	12,770	9,648	2,808

Raymond Terrace HealthOne	Raymond Terrace	2011	2014	15,150	2,167	11,415

Werris Creek MPS - HealthOne	Werris Creek	2010	2013	11,182	10,028	1,154

Narrabri Hospital Redevelopment	Narrabri	2009	2013	37,690	35,991	1,699

Nepean Hospital Redevelopment Stage 3	Penrith	2009	2013	94,502	89,327	5,175

Nepean Hospital Redevelopment Stage 3A	Penrith	2010	2013	46,770	27,891	18,879

Northern Beaches Hospital - Planning	Frenchs Forest	2010	2014	29,000	4,880	9,281

Northern NSW - Planning for Lismore/Byron Bay	Various	2011	2015	10,000	997	3,855

Planning for Election Commitment Projects at Parkes, Forbes and Maitland (Lower Hunter) hospitals	Various	2011	2013	3,200	429	2,771

Port Macquarie Base Hospital Expansion	Port Macquarie	2011	2015	110,000	7,113	10,669

Prince of Wales Hospital Comprehensive Cancer and Blood Disorder Unit	Randwick	2011	2016	47,212	1,957	8,204

Prince of Wales Hospital Mental Health Intensive Care Unit	Randwick	2010	2014	15,407	7,470	4,106

Public Private Partnerships - Cyclical Maintenance

Long Bay Forensic Hospital Cyclical Maintenance	Malabar	2010	2018	12,718	28	402

Newcastle Mater Hospital Cyclical Maintenance	Newcastle	2008	2018	24,873	3,379	1,495

Orange Base Hospital Cyclical Maintenance	Orange	2008	2018	55,429	13,210	3,432

Royal North Shore Hospital Cyclical Maintenance	St Leonards	2008	2018	62,377	7,678	4,682

4 - 34	Infrastructure Statement 2012-13

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Regional Cancer Centres

Central Coast Regional Cancer Centre	Gosford	2010	2014	38,593	12,723	20,604

Coffs Harbour Regional Cancer Centre	Coffs Harbour	2010	2013	5,802	2,983	2,819

Illawarra Regional Cancer Centre	Wollongong	2010	2013	14,067	3,123	10,944

Lismore Regional Cancer Centre	Lismore	2010	2013	9,515	6,477	3,038

Port Macquarie Regional Cancer Centre	Port Macquarie	2010	2013	4,750	4,736	14

Shoalhaven Regional Cancer Centre	Nowra	2010	2014	34,801	4,514	27,015

New England/Northwest Regional Cancer Centre	Tamworth	2010	2014	40,706	9,939	23,574

Royal North Shore Hospital (RNSH) Redevelopment (c)

Royal North Shore Hospital - Public Private Partnership (PPP)	St Leonards	2010	2015	721,672	49,565	—

Royal North Shore Hospital Community Health Services (Retained costs)	St Leonards	2002	2015	161,037	116,098	29,608

Royal North Shore Hospital Clinical Services Building	St Leonards	2010	2016	144,400	6,451	35,125

Ryde Hospital - Aged and Surgical Wards	Ryde	2011	2013	5,000	500	4,500

St George Hospital Emergency Department	Kogarah	2011	2015	35,547	2,652	13,009

State-wide Planning and Asset Maintenance	North Sydney	2011	2016	4,771	1,000	1,000

Sydney Children’s Hospital Child - Adolescent Mental Health Unit	Randwick	2007	2014	27,727	11,756	14,952

Wagga Wagga Base Hospital Redevelopment	Wagga Wagga	2011	2017	270,100	16,255	28,771

Infrastructure Statement 2012-13	4 - 35

Health

Ministry of Health (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Wauchope Palliative Care Unit	Wauchope	2012	2013	1,500	1,000	500

Wollongong Hospital Elective Surgery Unit	Wollongong	2010	2015	86,149	8,302	20,871

Wollongong Hospital Teaching and Training Accommodation	Wollongong	2012	2013	4,980	2,462	2,518

Woy Woy Hospital - Rehabilitation Facility	Woy Woy	2011	2014	5,000	50	4,500

Wyong Hospital Upgrade Emergency Department	Wyong	2011	2013	2,000	500	1,500

Total work-in-progress						787,514

Total, Major Works						1,047,840

Minor Works						117,000

Total, Ministry of Health (Capital Works Program)						1,164,840

Less Capital Expensing/Capital Grants (d)						160,382

Total, Ministry of Health (Capital Expenditure)						1,004,458

(a)	The Estimated Total Cost for various new works has not been included due to commercial sensitivity.
(b)	Includes $25 million committed in 2011-12 Budget and $30 million election commitment for 2012-13.
(c)	Total value of RNSH Redevelopment including completed elements, is $983 million.
(d)	Includes $55 million in capital grants to Westmead Millennium Institute, and one-off project expenditure that is capital expensed i.e. subsequently treated as operating expenditure.

The following agencies have a Minor Works Program only.

Health Care Complaints Commission	475	(a)
Cancer Institute NSW	1,148

(a)	The increase in capital expenditure in 2012-13 reflects expenditure on ICT infrastructure replacement.

4 - 36	Infrastructure Statement 2012-13

Premier and Cabinet

Department of Premier and Cabinet

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Cabinet Document Management System	Sydney	2012	2013	2,000		2,000

Electronic Document and Records Management System	Various	2012	2014	3,514		1,955

Refurbishment of Government House	Sydney	2012	2015	3,500		1,600

Total new works						5,555

Work-In-Progress

Brigalow/Nandewar Establishment	Various	2005	2013	21,982	21,482	500

Creating Dharawal National Park	Appin	2011	2015	686	107	214

Fire Management in National Parks	Various	2008	2022	51,848	15,614	3,500

ICT Management Systems for Assets, Work, Inquiry and Reporting	Various	2011	2014	2,486	1,136	900

Land Purchases	Various	2002	2015	73,702	63,006	5,030

Online Publication System	Sydney	2011	2014	254	78	96

Perisher Range Redevelopment	Perisher Valley	2005	2026	41,177	27,277	896

Riverina Red Gum Park Management	Various	2010	2013	11,867	6,667	5,200

Scientific Service Capacity Maintenance	Various	2011	2015	3,129	429	900

Threatened Species System	Various	2011	2015	800	150	250

Upgrade of Park and Wildlife Website	Various	2011	2014	2,278	1,219	890

Infrastructure Statement 2012-13	4 - 37

Premier and Cabinet

Department of Premier and Cabinet (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Visitor Infrastructure improvements in National Parks	Various	2011	2015	6,000	1,000	2,000

Total work-in-progress						20,376

Total, Major Works						25,931

Minor Works						24,230

Total, Department of Premier and Cabinet						50,161

Royal Botanic Gardens and Domain Trust

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Farm Cove Sea Wall Restoration	Sydney	2012	2014	8,636		1,565

Security Fencing	Sydney	2012	2013	696		696

Total new works						2,261

Work-In-Progress

PlantBank - Research Education and Conservation Facility	Camden	2010	2014	19,787	7,925	11,522

Public Amenities and Barbecues for Mount Annan	Camden	2011	2015	1,250	500	250

4 - 38	Infrastructure Statement 2012-13

Premier and Cabinet

Royal Botanic Gardens and Domain Trust (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Sydney Tropical Centre Refurbishment	Sydney	2011	2016	19,743	222	2,050

Yurong Precinct Public Amenities	Sydney	2011	2013	686	134	552

Total work-in-progress						14,374

Total, Major Works						16,635

Minor Works						1,879

Total, Royal Botanic Gardens and Domain Trust						18,514

Barangaroo Delivery Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Headland Park and Northern Cove - Design and Construction	Millers Point	2009	2016	198,831	34,021	57,000

Total work-in-progress						57,000

Total, Major Works						57,000

Total, Barangaroo Delivery Authority						57,000

Infrastructure Statement 2012-13	4 - 39

Premier and Cabinet

Centennial Park and Moore Park Trust

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Golf House Safety Upgrade	Sydney	2012	2013	268		268

Replace Equestrian Centre Roof	Sydney	2012	2013	1,369		1,369

Total new works						1,637

Work-In-Progress

Building Repairs	Sydney	2012	2013	400	50	350

ES Marks Track Replacement	Sydney	2012	2013	967	32	935

Queens Park Pavilion Repairs	Queens Park	2012	2013	295	45	250

Total work-in-progress						1,535

Total, Major Works						3,172

Minor Works						1,782

Total, Centennial Park and Moore Park Trust						4,954

Historic Houses Trust of New South Wales

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Historic Houses and Collections - Restoration and Maintenance	Various	2010	2016	5,652	3,540	528

Total work-in-progress						528

Total, Major Works						528

Minor Works						472

Total, Historic Houses Trust of New South Wales						1,000

4 - 40	Infrastructure Statement 2012-13

Premier and Cabinet

Western Sydney Parklands Trust

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Conservation Works	Horsley Park	2008	2016	5,600	2,732	700

Multipurpose Pathway	Fairfield	2009	2016	11,359	3,559	900

Signage and Track Improvements	Fairfield	2009	2016	4,999	1,299	400

Upgrade Nurragingy Reserve and Nearby Fields	Doonside	2011	2012	2,000	1,000	1,000

Upgrade and Improve Park Facilities	Liverpool	2010	2016	18,430	3,987	1,143

Upgrade of Dairy Picnic Ground	Horsley Park	2010	2014	2,210	1,010	1,000

Upgrade of Pimelea Picnic Ground	Horsley Park	2009	2015	13,500	7,880	2,000

Total work-in-progress						7,143

Total, Major Works						7,143

Minor Works						1,131

Total, Western Sydney Parklands Trust						8,274

Infrastructure Statement 2012-13	4 - 41

Premier and Cabinet

Department of Planning and Infrastructure

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Acquisition of Coastal Land	Various	1998	2016	41,888	29,888	3,000

Electronic Housing Code Enhancement	Various	2011	2013	4,325	640	3,685

Total work-in-progress						6,685

Total, Major Works						6,685

Minor Works						812

Total, Department of Planning and Infrastructure						7,497

4 - 42	Infrastructure Statement 2012-13

Premier and Cabinet

Minister Administering the Environmental Planning and Assessment Act

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

General Land Acquisition	Various	2007	2016	202,522	102,522	25,000

Land Acquisition for North West Rail Corridor	Various	2006	2016	222,626	152,626	40,000

Land Acquisition for South West Rail Corridor	Various	2005	2013	143,262	133,262	10,000

Total work-in-progress						75,000

Total, Major Works						75,000

Total, Minister Administering the Environmental Planning and Assessment Act						75,000

Independent Commission Against Corruption

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

ICT Upgrade	Sydney	2011	2015	3,148	892	2,102

Total work-in-progress						2,102

Total, Major Works						2,102

Minor Works						300

Total, Independent Commission Against Corruption						2,402

Infrastructure Statement 2012-13	4 - 43

Premier and Cabinet

New South Wales Electoral Commission

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Election Funding and Disclosure Amendments Project	Sydney	2012	2014	5,000		3,590

Total new works						3,590

Work-In-Progress

Reconfiguration of Election Management Application for the 2012 Local Government Election	Sydney	2010	2012	2,191	1,691	500

Total work-in-progress						500

Total, Major Works						4,090

Minor Works						100

Total, New South Wales Electoral Commission						4,190

4 - 44	Infrastructure Statement 2012-13

Premier and Cabinet

Public Service Commission

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Workforce Profile Information System	Sydney	2011	2013	2,706	1,956	750

Total work-in-progress						750

Total, Major Works						750

Minor Works						1,000

Total, Public Service Commission						1,750

The following agencies have a Minor Works Program only.

Audit Office of New South Wales						5,690
Environment Protection Authority						150
Sydney Metropolitan Development Authority						3,962
Independent Pricing and Regulatory Tribunal						180
Ombudsman’s Office						294
Police Integrity Commission						1,790

Infrastructure Statement 2012-13	4 - 45

Trade and Investment, Regional Infrastructure and Services

Department of Trade and Investment, Regional Infrastructure and Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Corporate Services Reform Project	Orange	2012	2014	14,000		10,000

Sydney Metropolitan Office Accommodation Strategy	Sydney	2012	2015	7,901		4,711

W B Clarke Geoscience Centre Fire Services Upgrade	Londonderry	2012	2014	1,004		519

Total new works						15,230

Work-In-Progress

Acquisition of Pier 2/3 Lease	Sydney	2011	2015	4,500	1,250	1,250

Biosecurity Information Management System	Orange	2009	2014	9,570	5,414	2,336

Biosecurity Upgrade of Elizabeth Macarthur Agricultural Institute	Menangle	2008	2013	56,678	56,383	295

Coastal Infrastructure Repairs to Maritime Assets on Crown Land	Various	2011	2015	51,076	10,000	14,907

Commercial Fisheries Management System	Cronulla	2009	2013	4,804	3,804	1,000

Earthmoving Equipment Replacement Program	Various	2010	2015	7,538	1,873	1,799

Maintenance Backlog - Arts-related Properties	Sydney	2011	2015	4,000	1,000	1,000

Pier 2/3 Compliance Work	Sydney	2011	2015	2,780	740	820

Wharf 4/5 - Substructure and Other Works	Dawes Point	2007	2014	7,923	6,534	707

Total work-in-progress						24,114

Total, Major Works						39,344

Minor Works						20,450

Total, Department of Trade and Investment, Regional Infrastructure and Services						59,794

4 - 46	Infrastructure Statement 2012-13

Trade and Investment, Regional Infrastructure and Services

Art Gallery of New South Wales

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Acquisition of Works of Art Five-Year Program	Sydney	2010	2016	19,379	11,419	1,990

Building Maintenance Five-Year Program	Sydney	2010	2016	15,211	4,731	2,620

Total work-in-progress						4,610

Total, Major Works						4,610

Minor Works						600

Total, Art Gallery of New South Wales						5,210

Destination NSW

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Accommodation Fitout	Sydney	2012	2013	3,000		3,000

Total new works						3,000

Total, Major Works						3,000

Minor Works						160

Total, Destination NSW						3,160

Infrastructure Statement 2012-13	4 - 47

Trade and Investment, Regional Infrastructure and Services

Museum of Applied Arts and Sciences

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Construction of a Shared Storage Facility.	Castle Hill	2012	2016	33,557		3,144

Total new works						3,144

Work-In-Progress

Accessibility to Powerhouse Discovery Centre	Castle Hill	2011	2013	683	481	202

Historic Building Repairs	Ultimo	2010	2013	964	664	300

Upgrade of Lifts Toilets and Ramps	Ultimo	2011	2013	1,175	800	375

Upgrading Education and Gallery Spaces	Ultimo	2010	2013	7,206	6,506	700

Total work-in-progress						1,577

Total, Major Works						4,721

Minor Works						1,036

Total, Museum of Applied Arts and Sciences						5,757

4 - 48	Infrastructure Statement 2012-13

Trade and Investment, Regional Infrastructure and Services

State Library of New South Wales

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Digitisation for Regional Delivery Program	Sydney	2012	2016	22,399		4,095

Heritage Discovery and Asset Management	Sydney	2012	2015	10,200		4,652

Total new works						8,747

Work-In-Progress

Collection Storage and Reconfiguration	Sydney	2011	2013	884	809	75

Expanded Electronic Catalogue	Sydney	2008	2014	23,289	15,089	6,200

General Building Works	Sydney	2006	2013	7,207	6,957	250

Total work-in-progress						6,525

Total, Major Works						15,272

Minor Works						8,533

Total, State Library of New South Wales						23,805

Infrastructure Statement 2012-13	4 - 49

Trade and Investment, Regional Infrastructure and Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

The following agencies have a Minor Works Program only.

Independent Liquor and Gaming Authority						70
New South Wales Rural Assistance Authority						50
Australian Museum						3,329
Border Rivers-Gwydir Catchment Management Authority						23
Central West Catchment Management Authority						23
Hawkesbury-Nepean Catchment Management Authority						23
Hunter-Central Rivers Catchment Management Authority						23
Lachlan Catchment Management Authority						23
Lower Murray-Darling Catchment Management Authority						23
Murray Catchment Management Authority						23
Murrumbidgee Catchment Management Authority						23
Namoi Catchment Management Authority						23
Northern Rivers Catchment Management Authority						23
Southern Rivers Catchment Management Authority						23
Sydney Metropolitan Catchment Management Authority						23
Western Catchment Management Authority						23
New South Wales Film and Television Office						169
NSW Food Authority						1,500

4 - 50	Infrastructure Statement 2012-13

Transport

Transport for NSW

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

140 Replacement Buses for State Transit Authority	Various	2012	2013	68,224		68,224

60 Replacement Buses for Private Operators	Various	2012	2013	27,254		27,254

69 Growth Buses	Various	2012	2013	31,740		31,740

Business System Improvements	Sydney	2012	2016	151,300		27,784

Country Rail Bridge Renewals	Various	2012	2013	3,193		3,193

Country Rail Rerailing	Various	2012	2013	15,405		15,405

Country Rail Steel Resleepering	Various	2012	2013	43,350		43,350

Total new works						216,950

Work-In-Progress

Bus Depots (a)	Various	2011	2013	—	700	42,402

Light Rail - Inner West Extension (a)	Various	2010	2014	—	53,499	115,780

Light Rail Development (a)	Various	2011	—	—	11,171	25,220

Total work-in-progress						183,402

Total, Major Works						400,352

Minor Works						7,507

Total, Transport for NSW						407,859

(a)	Estimated costs will be confirmed following award of major contracts.

Infrastructure Statement 2012-13	4 - 51

Transport

Roads and Maritime Services

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Start dates are not shown since each project is an amalgamation of individual works. Estimated total cost and completion dates are not available (n.a.) at this stage for some projects as they are in the planning phase. Completion date refers to when open to traffic. Further works may be undertaken and costs incurred after the completion date.

Major Works
Sydney

Alfords Point Road, Brushwood Drive to Georges River (Planning)	Alfords Point		n.a.	n.a.	900	350

Anzac Bridge Structural Upgrades	Pyrmont		2015	60,000	31,000	23,000

Bringelly Road, Camden Valley Way to King Street (Planning and Preconstruction)	Leppington		n.a.	n.a.	5,300	3,500

Burns Bay Road, Upgrade of Tarban Creek Bridge (a)	Hunters Hill		2013	n.a.	500	6,000

Camden Valley Way, Bringelly Road to Ingleburn Road, Widen to 4 Lanes (Planning and Preconstruction) (e)	Leppington		2015	—	—	1,500

Camden Valley Way, Ingleburn Road to Raby Road, Widen to 4 Lanes (e)	Leppington, Catherine Field		2015	—	—	29,000

Camden Valley Way, Raby Road to Oran Park Drive (Cobbitty Road), Widen to 4 Lanes (e)	Catherine Field		2015	—	—	9,500

Campbelltown Road, Camden Valley Way to Denham Court Road (Planning)	Ingleburn		n.a.	n.a.	1,300	1,000

Epping Town Centre, Road and Intersection Upgrades (e)	Epping		n.a.	—	—	—

Erskine Park Link Road, Old Wallgrove Road to Lenore Lane	Eastern Creek		2013	48,000	13,900	25,000

General Holmes Drive, Remove Rail Level Crossing (Planning, State and Federal Funded)	Mascot		n.a.	n.a.	2,300	900

Heathcote Road, Upgrade of Deadman’s Creek Bridge (Planning)	Sandy Point		n.a.	n.a.	500	1,000

4 - 52	Infrastructure Statement 2012-13

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

M2 Enhancements, Windsor Road to Lane Cove Road (State and Private Sector Funded) (b)	Baulkham Hills - Macquarie Park		2013	550,000	15,900	3,000

M5 Widening, King Georges Road to Camden Valley Way (State and Private Sector Funded) (b)	Beverly Hills - Prestons		2014	400,000	23,400	30,000

Mona Vale Road, McCarrs Creek Road to Powder Works Road (Planning)	Ingleside		n.a.	n.a.	1,600	900

Narellan Road, Camden Valley Way to F5 Freeway	Narellan - Campbelltown		n.a.	n.a.	1,000	1,500

Old Wallgrove Road, M7 Motorway to Erskine Park Link Road (Planning)	Eastern Creek		n.a.	n.a.	2,100	3,000

Pinch Point Strategy	Various		2017	125,000	0	17,500

Port Botany and Sydney Airport Transport Improvement Plan (State and Federal Funded) (c)	Mascot, Botany		n.a.	n.a.	1,200	8,000

Richmond Road, Bells Creek to Townson Road, Widen to 4 Lanes (a)	Marsden Park, Colebee		2014	n.a.	2,700	20,000

Richmond Road, Townson Road to Grange Avenue, Widen to 4 Lanes (Planning) (e)	Marsden Park		n.a.	—	—	—

Richmond Bridge Congestion Study (Planning, Federal Funded)	Richmond		n.a.	n.a.	1,200	600

Schofields Road, Windsor Road to Tallawong Road, Widen to 4 Lanes (a)	Rouse Hill		2014	n.a.	13,000	25,000

Schofields Road, Tallawong Road to Richmond Road (Planning and Preconstruction)	Schofields		n.a.	—	—	1,500

Schofields Road, Railway Terrace to Veron Road (e)	Schofields		n.a.	—	—	1,000

Shared use pathway bridge Over Nepean River adjacent to Victoria Bridge	Penrith		n.a.	n.a.	266	2,000

Showground Road, Old Northern Road to Carrington Road (Planning)	Castle Hill		n.a.	n.a.	1,300	500

Infrastructure Statement 2012-13	4 - 53

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

The Northern Road, Camden Valley Way to Bringelly Road (Planning)	Oran Park		n.a.	n.a.	7,900	1,000

Transport Access Program - Commuter Wharf Upgrade	Various		2015	97,200	49,400	17,000

Werrington Arterial Stage 1, M4 Motorway to Great Western Highway (Planning, State and Federal Funded)	Claremont Meadows		n.a.	n.a.	800	3,500

Windsor Bridge over Hawkesbury River Replacement	Windsor		n.a.	n.a.	4,700	4,000

Great Western Highway

Bullaburra, Ridge Street to Genevieve Road, Widen to 4 Lanes (a)	Bullaburra		2015	n.a.	11,300	9,000

Bullaburra to Wentworth Falls, Genevieve Road to Tableland Road, Widen to 4 Lanes	Bullaburra, Wentworth Falls		2014	85,000	24,000	26,000

Kelso, Ashworth Drive to Stockland Drive, Widen to 4 Lanes (Planning)	Kelso		n.a.	n.a.	4,900	4,000

Lawson, Ferguson Avenue to Ridge Street, Widen to 4 Lanes	Lawson		2012	220,000	203,200	11,500

Mount Victoria to Lithgow (State and Federal Funded)	Mount Victoria, Hartley		n.a.	n.a.	39,700	25,500

Wentworth Falls East, Tableland Road to Station Street, Widen to 4 Lanes (State and Federal Funded)	Wentworth Falls		2012	115,000	112,500	2,500

Woodford to Hazelbrook, Station Street to Ferguson Avenue, Widen to 4 Lanes (State and Federal Funded)	Woodford, Hazelbrook		2014	175,000	117,700	25,000

Hume Highway

Holbrook Bypass, Dual Carriageways (State and Federal Funded)	Holbrook		2013	247,000	107,000	100,000

4 - 54	Infrastructure Statement 2012-13

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Pacific Highway

Bulahdelah Upgrade, Dual Carriageways (State and Federal Funded)	Bulahdelah		2013	315,000	209,600	59,000

Coffs Harbour Bypass (Planning, State and Federal Funded) (d)	Coffs Harbour		n.a.	n.a.	43,400	2,000

Coffs Harbour (Sapphire) to Woolgoolga, Dual Carriageways (State and Federal Funded)	Woolgoolga		2014	705,000	399,900	180,000

Devils Pulpit Upgrade, Dual Carriageways (State and Federal Funded)	Tabbimoble		2013	77,000	23,300	30,000

F3 Freeway to Raymond Terrace (Planning) (d)	Hexham		n.a.	n.a.	8,800	2,000

Failford Road to Tritton Road (Planning) (a)	Failford		n.a.	n.a.	5,600	500

Frederickton to Eungai, Dual Carriageways (State and Federal Funded) (d)	Clybucca		2016	n.a.	18,200	30,000

Herons Creek to Stills Road (State and Federal Funded)	Herons Creek		2013	60,000	25,900	17,000

Kempsey Bypass, Dual Carriageways (Federal Funded)	Kempsey		2013	618,000	476,500	118,000

Nambucca Heads to Urunga, Dual Carriageways (State and Federal Funded) (a)	Urunga		2016	n.a.	0	33,000

Oxley Highway to Kempsey (Planning and Preconstruction, State and Federal Funded)	Port Macquarie - Kempsey		n.a.	n.a.	42,000	35,000

Tintenbar to Ewingsdale, Dual Carriageways (State and Federal Funded)	Bangalow		2014	862,000	182,900	240,000

Warrell Creek to Nambucca Heads, Dual Carriageway (a)	Macksville		2016	n.a.	0	5,000

Warrell Creek to Urunga (Planning and Preconstruction, State and Federal Funded)	Nambucca Heads		n.a.	n.a.	60,900	23,000

Woolgoolga to Ballina (Planning and Preconstruction, State and Federal Funded)	Grafton, Maclean		n.a.	n.a.	139,200	70,000

Infrastructure Statement 2012-13	4 - 55

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Princes Highway

Bega Bypass (Federal Funded)	Bega		2014	60,000	10,900	17,750

Berry to Bomaderry Upgrade (Planning)	Berry, Bomaderry		n.a.	n.a.	1,600	1,000

Dignams Creek Realignment (Planning)	Dignams Creek		n.a.	n.a.	3,900	1,000

Foxground and Berry Bypasses (Planning and Preconstruction)	Berry		n.a.	n.a.	41,000	9,000

Gerringong Upgrade, Mount Pleasant to Toolijooa Road	Gerringong		2015	310,000	44,800	90,000

South Nowra Duplication, Kinghorne Street to Forest Road	Nowra		2014	62,000	16,400	28,000

Termeil Creek Realignment (Planning)	Termeil		n.a.	n.a.	1,000	1,000

Victoria Creek Realignment	Central Tilba		2013	40,000	18,300	15,000

Illawarra and South Coast

Lawrence Hargrave Drive, Northern Amphitheatre, Slip Stabilisation	Coalcliff		n.a.	n.a.	2,500	4,000

Picton Road Road Safety Treatments	Wilton - Mount Keira		2013	43,600	32,000	11,600

Snowy Mountains Highway, widen Bemboka River Bridge at Morans crossing	Bemboka		n.a.	n.a.	300	1,500

Central Coast

Central Coast Highway, Brisbane Water Drive, Manns Road Intersection Upgrade (Planning and Preconstruction)	West Gosford		n.a.	n.a.	60,200	17,000

Central Coast Highway, Carlton Road to Matcham Road, Widen to 4 Lanes	Erina Heights		2012	75,000	69,000	5,000

Central Coast Highway, Matcham Road to Ocean View Drive, Widen to 4 Lanes	Wamberal		2013	80,000	51,600	18,000

4 - 56	Infrastructure Statement 2012-13

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Central Coast Highway, Wisemans Ferry Road Intersection Upgrade	Kariong		2013	13,000	3,200	8,500

F3 Freeway, Wyong Road to Doyalson Link Road, Widen to 6 Lanes (Planning)	Tuggerah - Wyee		n.a.	n.a.	800	1,000

F3 Freeway, Wyong Road Interchange Upgrade	Tuggerah		2013	18,000	2,800	12,000

Pacific Highway, Wyong Town Centre Upgrade (Planning)	Wyong		n.a.	n.a.	2,800	500

Pacific Highway, Wyong Road Intersection Upgrade (Planning)	Tuggerah		n.a.	n.a.	1,600	3,000

Pacific Highway, Lisarow to Ourimbah, Railway Crescent to Glen Road, Widen to 4 Lanes (Planning)	Lisarow		n.a.	n.a.	10,000	4,000

Pacific Highway, Narara to Lisarow Upgrade, Manns Road to Railway Crescent (Planning)	Narara - Lisarow		n.a.	n.a.	7,600	1,000

Sparks Road, new intersection to support Warnervale Town Centre (planning) (e)	Warnervale		n.a.	—	—	—

Terrigal Drive, Charles Kay Drive Intersection Upgrade (Planning)	Terrigal		n.a.	n.a.	1,300	3,000

Hunter

Cormorant Road, Industrial Drive to Stockton Bridge, Widen to 4 Lanes (Planning)	Kooragang Island		n.a.	n.a.	400	1,000

Hunter Expressway (F3 to Branxton) (State and Federal Funded)	Seahampton - Branxton		2013	1,700,000	902,100	530,000

Hunter Expressway Ancillary Works, Wallsend to Broadmeadow	Wallsend - Broadmeadow		2013	40,000	13,600	16,000

Hunter Expressway Ancillary Works, Cameron Park Drive Intersection Upgrade	Cameron Park		2013	21,000	0	15,000

Limeburners Creek Road, Upgrade of Clarence Town Bridge over Williams River (Planning)	Clarence Town		n.a.	n.a.	2,800	500

Infrastructure Statement 2012-13	4 - 57

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Nelson Bay Road, Bobs Farm to Anna Bay, Stage 3 (a)	Anna Bay		2015	n.a.	0	10,000

Newcastle Inner Bypass, Shortland to Sandgate	Sandgate		2013	133,000	60,900	25,000

New England Highway Upgrade of roundabouts (a)	Maitland		2015	n.a.	500	9,000

New England Highway, Replacement of Aberdeen Bridge over Hunter River (Federal Funded) (a)	Aberdeen		2014	n.a.	3,100	13,000

New England Highway, Scone Rail Level Crossing Study (Planning, Federal Funded)	Scone		n.a.	n.a.	800	600

Paterson Road, Upgrade of Dunmore Bridge over Paterson River	Woodville		2013	14,500	7,800	6,700

Thornton Railway Bridge	Thornton		2012	20,000	16,700	2,500

North Coast and New England

New England Highway, Bolivia Hill Upgrade (Planning, Federal Funded)	Bolivia		n.a.	n.a.	400	1,700

New England Highway, Tenterfield Bypass (Planning, Federal Funded)	Tenterfield		n.a.	n.a.	300	2,500

Summerland Way, Additional Crossing of the Clarence River at Grafton (Planning)	Grafton		n.a.	n.a.	10,800	3,000

Waterfall Way, Replacement of Burdett Park Creek Culvert	Fernmount		2013	n.a.	1,800	1,550

South Western NSW

Barton Highway, Safety Improvements (Federal Funded)	Murrumbateman		2014	n.a.	1,200	5,000

Cobb Highway, Second Bridge over Murray River (Planning, NSW contribution)	Moama - Echuca		n.a.	n.a.	3,000	500

Olympic Highway, Replacement of Kapooka Bridge and Approaches (Planning)	Kapooka		n.a.	n.a.	2,100	5,000

4 - 58	Infrastructure Statement 2012-13

Transport

Roads and Maritime Services (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Western NSW

Kamilaroi Highway, Replacement of Beemery Bridge over Bogan River	Beemery		2013	7,300	3,700	3,600

Kamilaroi Highway, Replacement of Tulludunna Bridge over Namoi River (Planning)	Wee Waa		n.a.	n.a.	500	1,200

Newell Highway Overtaking Lanes	Various		2014	n.a.	1,000	4,000

Oxley Highway, Replacement of Gunnedah Bridge over Railway (planning)	Gunnedah		n.a.	n.a.	0	600

State-wide

Timber Bridge Strengthening and Replacement Program	Various		n.a.	n.a.	0	17,000

Total Major Works						2,224,550

Minor Works
Road network management and sustainability						358,282

Other minor works						222,749

Total Minor Works						581,031

Total Capital Expenditure Program						2,805,581

(a)	Estimated total cost will be confirmed following award of major contract.
(b)	The expenditure to 30 June 2012 and 2012-13 Allocation does not include any private sector contributions.
(c)	Expenditure in 2012-13 utilises the Commonwealth Budget allocation of $6.8 million for the M4 East project, subject to agreement with the Commonwealth Government.
(d)	These projects are not part of the Pacific Highway duplication between Hexham and the Queensland border.
(e)	These projects are funded by the Housing Acceleration Fund. The specific funding allocated to some of these individual projects is not being released at this stage for commercial tendering reasons.

The following agencies have a Minor Works Program only.

Independent Transport Safety Regulator	50
Office of Transport Safety Investigations	20

Infrastructure Statement 2012-13	4 - 59

Treasury

The Treasury

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

The following agencies have a Minor Works Program only.

The Treasury						385
Crown Finance Entity						500
NSW Self Insurance Corporation						171

4 - 60	Infrastructure Statement 2012-13

Treasury

Advance to the Treasurer

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Treasurer’s Advance (a)						135,000

(a)	The Advance to the Treasurer is made under section 18(2) of the Appropriation Bill 2012. The Treasurer’s Advance allows for unexpected events requiring additional Government expenditure during the course of the financial year.

Infrastructure Statement 2012-13	4 - 61

Chapter 5:	Public Trading Enterprise Sector Projects

5.1 Public Trading Enterprise Sector Projects

Transport
Public Transport Ticketing Corporation	5 - 3
Rail Corporation New South Wales	5 - 3
State Transit Authority	5 - 6
Sydney Ferries	5 - 7

Water
Hunter Water Corporation	5 - 8
State Water Corporation	5 - 9
Sydney Catchment Authority	5 - 10
Sydney Water Corporation	5 - 11

Ports
Newcastle Port Corporation	5 - 13
Port Kembla Port Corporation	5 - 14
Sydney Ports Corporation	5 - 15

Housing
City West Housing Pty Limited	5 - 16
New South Wales Land and Housing Corporation	5 - 16
Teacher Housing Authority	5 - 17

Property
Forests NSW	5 - 18
Landcom	5 - 18
Sydney Cricket and Sports Ground Trust	5 - 19
Sydney Harbour Foreshore Authority	5 - 19
Sydney Opera House	5 - 20
Venues NSW	5 - 21

Other
Waste Asset Management Corporation	5 - 22
Zoological Parks Board	5 - 22

Electricity
Competitive Government Sector	5 - 23

Infrastructure Statement 2012-13	5 - 1

Table 5.1	Infrastructure Investment by Public Trading Enterprise Sector(a)

Agency	Capital Expenditure(c)
	2011-12 Budget $m	2011-12 Revised $m	2012-13 Budget $m	Variation(b) %
Transport
Country Rail Infrastructure Authority	76.2	58.4	—	—
Public Transport Ticketing Corporation	110.4	102.0	124.3	21.9
Rail Corporation New South Wales	1,715.7	1634.0	2,467.8	51.0
State Transit Authority	14.8	11.8	13.2	11.3
Sydney Ferries	19.9	17.4	21.8	25.7
Transport Construction Authority	392.4	265.7	—	—

Water
Hunter Water Corporation	133.2	136.4	162.3	18.7
State Water Corporation (d)	129.2	131.0	106.6	(18.7)
Sydney Catchment Authority	20.9	17.9	27.2	51.7
Sydney Water Corporation	707.3	702.3	653.5	(6.9)

Ports
Newcastle Port Corporation	10.9	10.5	18.2	72.6
Port Kembla Port Corporation	37.8	30.4	20.8	(31.7)
Sydney Ports Corporation	340.3	190.5	224.7	18.0

Housing
City West Housing Pty Ltd	18.1	0.8	21.9	2,667.7
New South Wales Land and Housing Corporation	449.0	373.0	331.0	(11.3)
Teacher Housing Authority	9.2	7.9	3.6	(54.7)

Property
Forests NSW	13.2	11.4	10.8	(4.7)
Landcom	6.2	3.7	4.7	29.4
Sydney Cricket and Sports Ground Trust	8.7	11.4	76.3	569.9
Sydney Harbour Foreshore Authority	24.4	27.1	45.4	67.4
Sydney Opera House	57.6	42.7	87.4	104.6
Venues NSW	20.4	18.2	5.2	(71.7)

Other
Waste Asset Management Corporation	11.0	3.7	8.5	125.9
Zoological Parks Board	10.2	5.4	21.2	293.4

Competitive Government Sector	4,119.2	3,646.6	4,196.0	15.1

(a)	Public trading enterprise sector investment published in Table 1.1 may not sum to the totals of agency programs published in Table 5.1. The difference represents the capitalising of interest costs by some agencies.
(b)	The percentage variation from 2011-12 Revised Budget to the 2012-13 Budget
(c)	Table 5.1 reports the value of agency programs in millions whereas the remainder of the chapter reports agency programs in thousands.
(d)	State Water capital expenditure published in Table 5.1 excludes capitalised interest costs.

5 - 2	Infrastructure Statement 2012-13

Transport

Public Transport Ticketing Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Electronic Ticketing System - Delivery Phase (a)	Various	2010	2015	—	167,127	124,038

Total work-in-progress						124,038

Total, Major Works						124,038

Minor Works						272

Total, Public Transport Ticketing Corporation						124,310

(a)	The Corporation is on target to spend about $1.2 billion over the next 15 years to manage the design, implementation and maintenance of a new integrated electronic ticketing system for public transport users and operators in greater Sydney.

Rail Corporation New South Wales

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Assets and Facilities Safety and Security (a)	Various	2004	2017	—	93,162	6,120

Automatic Train Protection (b)	Various	2008	2020	—	56,556	50,000

Business Support Systems (a)	Various	2004	2017	—	166,966	13,195

Clearways	Various	2004	2014	2,019,505	1,807,387	114,318

Digital Train Radio (b)	Various	2008	2016	—	98,112	50,000

Hurstville Station Upgrade	Hurstville	2007	2014	34,900	22,681	6,227

Internal Emergency Door Release	Various	2006	2015	51,730	13,183	14,500

Level Crossing Upgrades (a)	Various	2004	2017	—	18,638	3,758

Lidcombe to Granville - Corridor Upgrade (b)	Various	2006	2019	—	68,577	86,402

Infrastructure Statement 2012-13	5 - 3

Transport

Rail Corporation New South Wales (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Mechanised Track Patrol	Various	2010	2016	38,810	13,385	13,395

Network Communications Systems (a)	Various	2004	2017	—	53,228	15,027

North West Rail Link (b)	Various	2011	—	—	92,900	320,000

Northern Sydney Freight Corridor (b)	Various	2010	2017	—	47,742	84,508

Outer Suburban Cars - Tranche 3	Various	2008	2013	473,800	431,106	32,210

Passenger Information (a)	Various	2004	2017	—	72,618	2,211

Plant and Equipment Acquisitions (a)	Various	2004	2017	—	88,854	6,836

Power Supply (a)	Various	2004	2017	—	345,680	83,300

Rollingstock Upgrades (a)	Various	2004	2017	—	56,961	22,764

Signalling Improvements (a)	Various	2004	2017	—	18,943	3,681

South West Rail Link	Various	2007	2017	2,122,255	697,598	397,069

Southern Sydney Freight Line - ARTC Interface	Various	2004	2013	74,635	60,275	9,860

Stabling Upgrades Preliminary Works (a)	Various	2004	2017	—	15,760	6,946

Transport Access Program (d)	Various	2009	—	—	65,914	131,107

Waratah Rollingstock - Enabling and Ancillary Works (c)	Various	2004	2014	—	527,017	94,651

Wynyard Walk (b)	Sydney	2010	2015	—	28,363	61,470

Total work-in-progress						1,629,555

5 - 4	Infrastructure Statement 2012-13

Transport

Rail Corporation New South Wales (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Total, Major Works						1,629,555

Minor Works

Asset Maintenance Works						215,600

Other Minor Works						75,221

Total, Minor Works						290,821

Public Private Partnerships

Leased Rollingstock - Waratahs						547,423

Total, Rail Corporation New South Wales						2,467,799

(a)	Represents a portfolio of projects (generally in excess of $100 million), some of which are still in the planning phase or subject to tender and the details of which are commercial in confidence. Prior years’ expenditure on these programs reflects works in progress only.
(b)	The estimated cost of the project has not been included due to the commercially sensitive nature of the project.
(c)	Total (operating and capital) whole of life project cost is $3.6 billion (net present cost).
(d)	Includes a number of projects which commenced prior to 2011-12 and are now included in the larger Transport Access Program.

Infrastructure Statement 2012-13	5 - 5

Transport

State Transit Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Business and Asset Management Systems Upgrade	Various	2012	2013	658		658

Depot Facilities and Heritage Upgrade	Waverley	2012	2014	2,350		1,350

Depot Infrastructure Upgrade	North Sydney	2012	2013	1,600		1,600

Depot Infrastructure Upgrade	Leichhardt	2012	2013	1,400		1,400

Security Systems on Buses	Various	2012	2013	1,548		1,548

Total new works						6,556

Work-In-Progress

Depot Facilities Upgrade	Various	2009	2015	9,500	1,592	2,908

Northern Region Capacity Upgrade	Brookvale	2011	2013	750	255	495

Safety Systems on Buses	Various	2011	2013	1,275	50	1,225

Total work-in-progress						4,628

Total, Major Works						11,184

Minor Works						1,993

Total, State Transit Authority						13,177

5 - 6	Infrastructure Statement 2012-13

Transport

Sydney Ferries

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Circular Quay and Manly Hydraulic Ramp Replacement	Sydney	2011	2013	5,195	600	4,595

Ferry Operations and Customer Information System	Various	2007	2013	14,841	12,591	2,250

Upgrade of CCTV Wharf Infrastructure	Various	2008	2016	1,158	734	106

Total work-in-progress						6,951

Total, Major Works						6,951

Minor Works						14,857

Total, Sydney Ferries						21,808

The operation of Sydney Ferries, including the management of capital works, will be the responsibility of a private provider from the end of July 2012. Sydney Ferries will continue to be the owner of infrastructure including vessels.

Infrastructure Statement 2012-13	5 - 7

Water

Hunter Water Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Boulder Bay Wastewater Treatment Plant	Fingal Bay	2012	2017	46,000		1,200

Burwood Beach Wastewater Treatment Plant	Various	2012	2017	50,100		1,000

Mayfield/Waratah/ Georgetown Wastewater Network	Newcastle	2012	2017	16,200		1,100

Total new works						3,300

Work-In-Progress

Burwood Beach Wastewater Treatment Plant (Ultra Violet Disinfection)	Merewether	2011	2016	18,700	71	400

Enhancement of Sewerage Infrastructure	Various	2001	2017	283,529	213,208	44,310

Enhancement of Wastewater Infrastructure	Various	2007	2017	315,700	32,858	28,500

ICT Projects	Various	2008	2017	59,105	15,470	7,300

Jesmond Wastewater Network Upgrades	Various	2010	2016	7,400	6	500

Kooragang Island Recycled Water Plant	Kooragang	2008	2015	73,000	7,154	15,000

Telemetry System Upgrade	Various	2009	2017	13,100	1,033	1,400

Toronto Wastewater Treatment Inlet Upgrade	Blackalls Park	2009	2013	11,000	10,919	81

Williamtown Wastewater Transfer Scheme	Williamtown	2009	2015	17,100	1,414	3,100

Total work-in-progress						100,591

Total, Major Works						103,891

Minor Works						58,413

Total, Hunter Water Corporation						162,304

5 - 8	Infrastructure Statement 2012-13

Water

State Water Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Fishways Downstream of Burrendong Dam	Wellington	2013	2015	15,717		4,624

Fishways Downstream of Copeton Dam	Inverell	2012	2016	18,449		2,430

Fishways Downstream of Wyangala Dam	Cowra	2013	2014	5,353		2,893

Total new works						9,947

Work-In-Progress

Blowering Dam Upgrade - Phase 1	Tumut	1998	2013	43,678	43,652	26

Burrendong Dam Upgrade - Phase 1	Lake Burrendong	1994	2015	43,250	19,410	440

Chaffey Augmentation	Tamworth	2012	2014	24,323	2,501	12,327

Copeton Dam Upgrade - Phase 1	Copeton	1994	2013	58,101	42,858	15,243

Fishways Downstream of Keepit Dam	Gunnedah	2011	2017	23,589	2,064	13,362

Integrated Surveillance Monitoring, Automationand Remote Telemetry	Various	2010	2014	10,202	7,637	1,462

Keepit Dam Upgrade - Phase 1	Keepit	1994	2013	77,132	73,525	3,607

Murray Pilot Metering Project	Various	2011	2013	10,600	8,617	1,983

Split Rock Dam Upgrade - Phase 1	Manilla	2005	2016	67,826	7,735	295

Water For Rivers - Computer Aided River Management	Various	2011	2013	6,395	5,150	1,245

Infrastructure Statement 2012-13	5 - 9

Water

State Water Corporation (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Water For Rivers - Other Water Saving Projects	Various	2010	2013	24,497	23,087	1,410

Water for Rivers Metering	Various	2011	2013	16,354	15,244	1,110

Wyangala Dam Upgrade - Phase 1	Wyangala	1998	2016	80,919	17,275	17,174

Total work-in-progress						69,684

Total, Major Works						79,631

Minor Works						33,493

Total, State Water Corporation						113,124

Sydney Catchment Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Catchments Upgrade	Various	1998	2028	25,854	8,000	1,285

General Upgrades	Various	1999	2028	342,577	45,193	4,451

Metropolitan Dams Upgrade	Various	1998	2018	20,970	7,384	1,185

Metropolitan Water Plan	Various	2004	2025	1,048,352	227,940	1,235

Prospect Reservoir Upgrade	Prospect	1998	2014	80,098	63,530	5,600

Shoalhaven System Upgrade	Various	1998	2018	56,755	18,107	5,819

Upper Canal Upgrade	Various	1998	2027	2,109,764	17,920	3,003

Warragamba Pipelines Upgrade	Various	1998	2016	16,699	9,967	629

Total work-in-progress						23,207

Total, Major Works						23,207

Minor Works						3,987

Total, Sydney Catchment Authority						27,194

5 - 10	Infrastructure Statement 2012-13

Water

Sydney Water Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

First Ponds Creek Wastewater Project (a)	The Ponds	2012	2014	—		—

North Kellyville Wastewater Project (a)	Kellyville	2012	2014	—		—

Priority Sewerage Program Bargo	Bargo	2012	2015	54,900		11,800

Priority Sewerage Program Buxton	Buxton	2012	2015	37,000		7,500

Priority Sewerage Program Cowan	Cowan	2012	2015	16,700		4,000

Priority Sewerage Program Douglas Park	Douglas Park	2012	2015	13,700		2,200

Priority Sewerage Program Galston	Galston	2012	2016	29,500		1,200

Priority Sewerage Program West Hoxton	West Hoxton	2012	2015	6,200		1,600

Priority Sewerage Program Wilton	Wilton	2012	2015	24,400		4,301

West Dapto Wastewater Project (a)	Dapto	2012	2014	—		—

Total new works						36,601

Work-In-Progress

Critical Watermain Program	Various	1998	2023	780,000	200,098	54,300

Growth Works to Service Urban Development	Various	1995	2023	2,400,000	645,557	101,200

Information Technology Projects	Various	2001	2023	900,000	413,947	61,200

Maintain Water Distribution Systems	Various	1995	2023	2,200,000	1,153,704	104,900

Maintenance Plant Renewals	Various	2001	2023	50,000	25,487	2,400

Priority Sewerage Program Agnes Banks and Londonderry	Various	2008	2013	23,900	23,600	300

Infrastructure Statement 2012-13	5 - 11

Water

Sydney Water Corporation (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Priority Sewerage Program Appin	Appin	2009	2015	72,600	50,200	14,200

Priority Sewerage Program Freemans Reach, Glossodia and Wilberforce	Various	2008	2013	116,300	115,300	1,000

Priority Sewerage Program Hawkesbury Heights and Yellow Rock	Various	2008	2013	49,300	48,900	400

Property Management and Acquisition	Various	2001	2023	600,000	354,099	29,700

Recycled Water Projects	Various	2004	2013	139,121	126,021	13,100

Sewage Overflow Abatement	Various	1995	2023	1,200,000	765,059	72,000

Sewer Network Reliability Upgrades	Various	1995	2023	1,850,000	924,725	72,400

Stormwater Asset Renewals	Various	2008	2023	120,000	20,300	4,900

Upgrade Reliability of Sewage Treatment Plants	Various	1995	2023	1,200,000	422,261	71,300

Vaucluse Diamond Bay Strategy	Various	2011	2018	89,000	800	500

Water Meter Replacement Program	Various	1995	2023	250,000	106,214	9,500

Western Sydney Recycled Water Initiative	Various	2006	2013	204,600	201,000	3,600

Total work-in-progress						616,900

Total, Major Works						653,501

Total, Sydney Water Corporation						653,501

(a)	These projects are funded by the Housing Acceleration Fund. The specific funding allocated to these individual projects is not being released for commercial reasons.

5 - 12	Infrastructure Statement 2012-13

Ports

Newcastle Port Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Carrington Area Substation Reconfiguration	Carrington	2012	2013	390		390

Construction of Kooragang 2.5 Fender and Gangway Landing Platform	Kooragang	2012	2013	1,900		1,900

Mayfield site access and services for Bulk Liquid Precinct	Mayfield	2012	2015	5,000		3,000

Harbour Management System	Newcastle	2012	2014	2,000		100

Strategic Land Acquisition	Mayfield	2012	2013	10,000		10,000

Total new works						15,390

Work-In-Progress

Construction of Channel Berth Fender	Carrington	2011	2013	795	745	50

Total work-in-progress						50

Total, Major Works						15,440

Minor Works						2,730

Total, Newcastle Port Corporation						18,170

Infrastructure Statement 2012-13	5 - 13

Ports

Port Kembla Port Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Outer Harbour Stage 1A - Dredging and Complete Reclamation (a)	Port Kembla	2012	2015	—		1,500

Rail Master Plan Extensions (Bulk) (a)	Port Kembla	2012	2015	—		250

Replacement Pilot Vessel	Port Kembla	2012	2014	3,000		250

Total new works						2,000

Work-In-Progress

Inner Harbour Rail Upgrade	Port Kembla	2010	2015	3,500	1,892	600

Land Purchases - Adjacent to Outer Harbour	Port Kembla	2012	2014	24,000	3,000	6,000

Outer Harbour Rail Track Renewal	Port Kembla	2010	2016	8,250	2,655	750

Outer Harbour Stage 1A - New Bulk Goods Berth Reclamation	Port Kembla	2008	2013	24,500	18,500	6,000

Outer Harbour Stage 1A Access Road	Port Kembla	2012	2013	3,547	47	3,500

Rail Turnout Replacements and Renewals	Port Kembla	2011	2021	9,500	311	1,400

Total work-in-progress						18,250

Total, Major Works						20,250

Minor Works						500

Total, Port Kembla Port Corporation						20,750

(a)	The estimated cost for these projects is subject to a tendering process – amounts have therefore not been quoted due to their commercially sensitive nature.

5 - 14	Infrastructure Statement 2012-13

Ports

Sydney Ports Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Cruise Passenger Terminal at White Bay 5	Balmain	2007	2013	57,000	16,029	40,971

Intermodal Logistics Centre Development	Enfield	2000	2013	233,378	159,110	74,268

Overseas Passenger Terminal Capacity Upgrades (a)	Sydney	2012	2017	n.a.	1,009	2,970

Pilot Vessel Replacements (a)	Port Botany	2010	2013	n.a.	2,512	2,662

Port Botany Expansion	Port Botany	2000	2013	715,458	662,837	35,433

Port Botany Landside Improvement Strategy (a)	Port Botany	2010	2022	n.a.	10,792	1,592

Second Bulk Liquids Berth	Port Botany	2004	2012	83,792	50,736	33,056

Total work-in-progress						190,952

Total, Major Works						190,952

Minor Works						33,780

Total, Sydney Ports Corporation						224,732

(a)	The estimated cost for these projects is subject to a tendering process – amounts have therefore not be quoted due to their commercially sensitive nature.

Infrastructure Statement 2012-13	5 - 15

Housing

City West Housing Pty Limited

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Affordable Housing - Land Acquisition and New Supply	Various	2012	2015	39,759		8,550

Total new works						8,550

Work-In-Progress

Affordable Housing - Cowper Street Glebe	Glebe	2011	2015	29,135	178	1,835

Affordable Housing - Joynton Avenue Green Square	Zetland	2011	2014	39,002	421	10,920

Total work-in-progress						12,755

Total, Major Works						21,305

Minor Works						560

Total, City West Housing Pty Limited						21,865

New South Wales Land and Housing Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Office Accommodation and Administrative Assets	Various	2012	2013	3,000		3,000

Social Housing - New Supply	Various	2012	2015	205,687		61,321

Social Housing Asset Improvement	Various	2012	2013	194,475		194,475

Total new works						258,796

5 - 16	Infrastructure Statement 2012-13

Housing

New South Wales Land and Housing Corporation (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Work-In-Progress

Crisis Accommodation	Various	2012	2012	910	871	39

Nation Building Economic Stimulus Plan - Stage 2	Various	2009	2012	1,670,359	1,662,759	7,600

Social Housing - New Supply	Various	2010	2014	227,592	131,095	69,657

Total work-in-progress						77,296

Total, Major Works						336,092

Minor Works						2,502

GST Refund Associated with the Stimulus Plan						(7,600)

Total, New South Wales Land and Housing Corporation						330,994

Teacher Housing Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

New Houses to Meet Demand Growth	Various	2010	2012	3,299	714	2,585

Total work-in-progress						2,585

Total, Major Works						2,585

Minor Works						980

Total, Teacher Housing Authority						3,565

Infrastructure Statement 2012-13	5 - 17

Property

Forests NSW

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Expansion of Tumut Nursery	Tumut	2012	2013	1,750		1,750

Total new works						1,750

Work-In-Progress

Construction - Buildings and Installations	Various	2010	2016	2,484	575	729

Total work-in-progress						729

Total, Major Works						2,479

Minor Works						8,363

Total, Forests NSW						10,842

Landcom

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Office Relocation Fitout	Parramatta	2009	2012	6,469	2,869	3,600

Total work-in-progress						3,600

Total, Major Works						3,600

Minor Works						1,147

Total, Landcom						4,747

5 - 18	Infrastructure Statement 2012-13

Property

Sydney Cricket and Sports Ground Trust

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Allianz Stadium - Forecourt Redevelopment	Moore Park	2011	2013	1,507	962	545

Allianz Stadium - Level 3 East Upgrade	Moore Park	2011	2013	3,706	241	3,465

Sydney Cricket Ground - Stage 2 Redevelopment	Moore Park	2011	2014	186,000	3,544	71,581

Total work-in-progress						75,591

Total, Major Works						75,591

Minor Works						683

Total, Sydney Cricket and Sports Ground Trust (a)						76,274

(a)	The Sydney Cricket and Sports Ground Trust operates on a March to February financial year. All capital expenditure figures above reflect that. For the year ending 30 June 2013, the Department of Education and Communities will provide $100 million towards the Sydney Cricket Ground Stage 2 Redevelopment.

Sydney Harbour Foreshore Authority

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Central Services Facility Building Upgrade - Darling Harbour	Sydney	2012	2015	4,000		1,000

Total new works						1,000

Infrastructure Statement 2012-13	5 - 19

Property

Sydney Harbour Foreshore Authority (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Work-In-Progress

Marine Structures Upgrades	Sydney	2011	2021	15,667	1,290	6,435

Public Domain Upgrade Program	Sydney	2009	2021	58,744	10,291	4,475

Sydney Convention and Exhibition Centre - Annual Capital Replacement Program	Sydney	2004	2016	46,859	43,329	2,750

Sydney International Convention Exhibition and Entertainment Precinct expansion	Sydney	2011	2017	61,893	11,693	24,300

Ultimo Pedestrian Network Upgrade	Sydney	2011	2014	9,000	280	4,500

White Bay Power Station Heritage Conservation Works	Rozelle	2011	2014	3,008	508	1,500

Total work-in-progress						43,960

Total, Major Works						44,960

Minor Works						412

Total, Sydney Harbour Foreshore Authority						45,372

Sydney Opera House

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Upgrade of Lifts and Escalators	Sydney	2012	2015	18,556	1,177	4,963

Upgrade of the Stage Management System	Sydney	2012	2015	8,618	690	3,150

5 - 20	Infrastructure Statement 2012-13

Property

Sydney Opera House (cont)

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Vehicle Access and Pedestrian Safety Project	Sydney	2011	2015	153,248	42,622	76,504

Total work-in-progress						84,617

Total, Major Works						84,617

Minor Works						2,775

Total, Sydney Opera House						87,392

Venues NSW

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

New Works

Bathroom Refurbishments - Parramatta Stadium (a)	North Parramatta	2012	2015	n.a.		—

Southern Grandstand - WIN Stadium (a)	Wollongong	2012	2012	n.a.		—

Total new works						1,006

Work-In-Progress

Electrical Reticulation Upgrade - Parramatta Stadium (a)	North Parramatta	2011	2016	n.a.	70	63

Western Grandstand - Hunter Stadium	Broadmeadow	2007	2012	81,315	80,515	800

Western Grandstand - WIN Stadium	Wollongong	2009	2012	31,000	30,250	750

Total work-in-progress						1,613

Total, Major Works						2,619

Minor Works						2,540

Total, Venues NSW						5,159

(a)	The estimated cost of the project has not been included due to the commercially sensitive nature of the project.

Infrastructure Statement 2012-13	5 - 21

Other

Waste Assets Management Corporation

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Environmental Systems	Various	2011	2015	1,523	103	450

Landfill Site Development	Smithfield	2010	2015	11,042	3,312	6,450

Plant and Equipment Replacement	Various	2011	2016	4,501	1,811	1,165

Total work-in-progress						8,065

Total, Major Works						8,065

Minor Works						385

Total, Waste Assets Management Corporation						8,450

Zoological Parks Board

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Major Works

Work-In-Progress

Taronga Zoo - Construction and Restoration Projects	Mosman	2001	2016	238,024	204,356	14,318

Western Plains Zoo - Construction and Restoration Projects	Dubbo	2001	2016	34,245	20,837	6,408

Total work-in-progress						20,726

Total, Major Works						20,726

Minor Works						500

Total, Zoological Parks Board						21,226

5 - 22	Infrastructure Statement 2012-13

Electricity

Competitive Government Sector

Project Description	Location	Start	Complete	Estimated Total Cost $000	Est. Expend to 30-06-12 $000	Allocation 2012-13 $000

Program Overview

This program comprises works undertaken by the electricity generators and distributors and TransGrid. Given the competitive nature of works undertaken by these agencies, individual project details are treated as commercial in confidence and are not disclosed below. An overview of the capital program of these agencies is provided in Chapter 3 of this Budget Paper.

Total, Competitive Government Sector						4,196,000

Infrastructure Statement 2012-13	5 - 23